As filed with the Securities and Exchange Commission on June 30, 2026.

Registration Statement No. 333-2966889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAMFINE CREATION HOLDINGS GROUP LIMITED

(Exact name of Registrant as specified in its charter)

Cayman Islands	2750	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Flat B, 8/F, Block 4 Kwun Tong Industrial Centre 436-446 Kwun Tong Road Kwun Tong, Kowloon Hong Kong + 852 3589 1500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Crone Law Group P.C. 420 Lexington Avenue, Suite 2446 New York, NY 10170 Phone: (646) 861-7891
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

COPIES OF COMMUNICATIONS TO:

Mark Crone, Esq.
The Crone Law Group P.C.
420 Lexington Avenue, Suite 2446
New York, NY 10170
(646) 861-7891

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated JUNE 30, 2026

Samfine Creation Holdings Group Limited

Up to $5,500,000 of Class A Ordinary Shares

SAMFINE CREATION HOLDINGS GROUP LIMITED (the “Company,” “SFHG,” “we” or “us”) is offering on a best-efforts basis up to $5,500,000 of its class A ordinary shares of a par value of $0.0003125 each, (the “Class A Ordinary Shares”). The Class A Ordinary Shares are being offered at an assumed public offering price of $1.10 per share.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “SFHG.” The last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market on June 29, 2026, was $2.19 per share.

The number of Class A Ordinary Shares offered in this prospectus and all other applicable information has been determined based on offering price, which will not be known until closing.

We are a holding company with operations conducted through our operating subsidiaries in Hong Kong and the PRC. The PRC government has significant oversight and discretion over the conduct of our business, and may intervene in or influence our operations at any time, or may exert control over operations of our business, with little or no advance notice, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. The PRC legal system is based on written statutes, and the interpretation and enforcement of PRC laws and regulations involve significant uncertainties, and such laws and regulations may change quickly with little advance notice. In recent statements, the Chinese government has also indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any of the foregoing could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in the PRC and Hong Kong.”

Because there is no minimum offering amount required as a condition to closing this Offering, we may sell fewer than all of the Class A Ordinary Shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Class A Ordinary Shares sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our Company, but we are unable to fulfill our objectives due to a lack of interest in this Offering. Also, any proceeds from the sale of Class A Ordinary Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors,” beginning on page 11. We may undertake one or more closings for the sale of the Class A Ordinary Shares to the investors. We expect to hold an initial closing on             , 2026, but the offering will be terminated by         , 2026 provided that the closing(s) of the offering for all of the Class A Ordinary Shares have not occurred by such date.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 11.

You are not buying shares of a China-based operating company but instead are buying shares of a Cayman Islands holding company issuer that operates through its subsidiaries. We are a holding company incorporated in the Cayman Islands with no material operations of our own. As a holding company with no material operations of our own, we conduct our operations in Hong Kong and the People’s Republic of China (“PRC”) through our operating subsidiaries, Samfine Creation Limited (“Samfine HK”), Samfine Printing (Shenzhen) Co., Ltd. (“Samfine SZ”), and Shenzhen Samfine Cloud PrintingS Technology Limited (“Samfine SZ Technology”). This is an offering of Class A Ordinary Shares of SFHG, the holding company in the Cayman Islands, instead of shares of our operating subsidiaries, Samfine HK, Samfine SZ, and Samfine SZ Technology. You may never directly hold any equity interest in our operating subsidiaries. In addition, we conduct our business of printing publications in the PRC through our wholly-foreign owned enterprise (“WFOE”), Samfine SZ. As such, we are subject to specific risks as a WFOE conducting the business of printing publications in potential contravention of the PRC regulations.

We are a “controlled company”. Our controlling shareholder, Mr. Wing Wah Cheng, Wayne, owns 96.81% of the aggregate voting power of our total issued and outstanding share capital. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Since our operating subsidiaries are located in Hong Kong and the PRC, we may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We do not expect to be materially affected by recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, including, but not limited to the cybersecurity review and regulatory review of overseas listing of our Class A Ordinary Shares through an offshore holding company. However, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. Since part of our operations are based in Hong Kong, we are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. The PRC government has significant oversight and discretion over the conduct of our business, and may intervene in or influence our operations at any time, or may exert control over operations of our business, with little or no advance notice, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. The PRC legal system is based on written statutes, and the interpretation and enforcement of PRC laws and regulations involve significant uncertainties, and such laws and regulations may change quickly with little advance notice. Such governmental actions:

●	could result in a material change in our operating subsidiaries’ operations and/or the value of our Class A Ordinary Shares;

●	could significantly limit or completely hinder our operating subsidiaries’ ability to continue their operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is _________, 2026.

SAMFINE CREATION HOLDINGS GROUP LIMITED

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, Class A Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A Ordinary Shares.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

●	“BVI” are to the British Virgin Islands;

●	“Companies Act” are to the Companies Act (Revised) of the Cayman Islands;

●	“Class A Ordinary Shares” means the class A ordinary shares of a par value of US$0.0003125 each in the share capital of the Company.

●	“Class B Ordinary Shares” means the class B ordinary shares of a par value of US$0.0003125 each in the share capital of the Company.

●	“COVID-19” are to the Coronavirus Pandemic 2019;

●	“Europe” are to the European Union, excluding the UK;

●	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the PRC;

●	“HKD” or “HK$” are to the legal currency of Hong Kong;

●	“IPO” are to an initial public offering of our securities;

●	“Memorandum and Articles” are to the third amended and restated memorandum of association of our Company adopted by a special resolution passed on 30 December 2025 and effective on 27 February 2026, as amended, supplemented and/or otherwise modified from time to time;

●	“New Achiever,” or “Samfine BVI” are to New Achiever Ventures Limited, a BVI business company limited by shares incorporated in BVI, a direct wholly owned subsidiary of SFHG;

●	“our operating subsidiaries” or “operating subsidiaries” are to Samfine HK, Samfine SZ, and Samfine SZ Technology;

●	“our PRC operating subsidiaries” are to Samfine SZ and Samfine SZ Technology;

●	“PRC” or “China” are to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan;

●	“RMB” are to Renminbi, the legal currency of the PRC;

●	“Samfine HK” are to Samfine Creation Limited, a company incorporated in Hong Kong with limited liability, a directly wholly owned subsidiary of Samfine BVI and an indirect wholly owned subsidiary of Samfine and Samfine’s operating subsidiary in Hong Kong;

●	“Samfine SZ” or “WFOE” are to Samfine Printing (Shenzhen) Co., Ltd., a company established in the PRC with limited liability, a directly wholly owned subsidiary of Samfine HK and an indirect wholly owned subsidiary of Samfine and Samfine’s operating subsidiary in the PRC;

●	“Samfine SZ Technology” are to Shenzhen Samfine Cloud Printing Technology Limited, a company established in the PRC with limited liability, a directly wholly owned subsidiary of Samfine SZ and an indirect wholly owned subsidiary of SFHG;

●	“Securities Act” are to the U.S. Securities Act of 1933, as amended;

●	“Shenzhen Factory” are to the production site of Samfine SZ located in Shenzhen, Guangdong Province, the PRC;

●	“U.S. dollars” or “US$” or “dollars” or “$” are to the legal currency of the United States; and

●	“we,” “us,” “our,” “our Company,” the “Company,” or “SFHG” in this prospectus are to SAMFINE CREATION HOLDINGS GROUP LIMITED, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on January 20, 2022.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents incorporated by reference herein and therein may contain forward looking statements that involve significant risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and assumptions about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC which are incorporated by reference herein.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of the significant risks, uncertainties and assumptions that accompany forward-looking statements, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 20-F and 6-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

iii

PROSPECTUS SUMMARY

Overview

Through our operating subsidiaries, we are an established one-stop printing service provider which principally provides printing services in Hong Kong and the PRC. With over 20 years of experience in the printing industry, our operating subsidiaries offer a wide range of printed products such as (i) book products, which mainly include children’s books, educational books, art books, notebooks, diaries and journals; and (ii) novelty and packaging products, which mainly include handcraft products, book sets, pop-up books, stationery products, products with assembly parts and other specialized products, shopping bags and package boxes. Our operating subsidiaries’ customers principally comprise of book traders located in Hong Kong whose clients are located around the world, mainly in the U.S. and Europe.

Leveraging our extensive industry experience, experienced management team and production facilities situated in the PRC, our operating subsidiaries are able to offer high quality and speedy book printing and other paper-related printing services in respect of a broad range of paper related products, which cater to our customers’ diversified needs. In particular, our operating subsidiaries have extensive experience in customized and personalized book printing allowing personalization in all aspects, including the cover, back and spine design, font and color as well as the interior design and format, and have developed a strong reputation in each of the printed products in which we specialize, namely, notebooks and planners which are widely used in colleges located in the U.S.

We place a strong emphasis on the high, consistent quality of our printing services and have therefore implemented a stringent and comprehensive quality control system. We maintain quality control throughout our production process, from the sourcing of raw materials and supplies to the manufacturing processes as well as the packaging of finished products.

Competitive Strengths

We believe the following competitive strengths differentiate our operating subsidiaries from their competitors:

●	Our operating subsidiaries offer printing services for a broad selection of printed products at competitive prices and offer customized and personalized products to their customers;

●	Our operating subsidiaries have a long operational history and well-established reputation in the printing industry;

●	Our operating subsidiaries have established and long-standing business relationships with reputable customers; and

●	Our operating subsidiaries have experienced and competent management and professional staff.

Our Strategies

Our operating subsidiaries intend to pursue the following strategies to further expand their business:

●	Upgrading production equipment to enhance production efficiency and the level of automation;

●	Expanding their market presence to other international markets in particular the U.S.;

●	Strengthening sales and marketing efforts and expanding customer base; and

●	Selectively pursue acquisitions and strategic investments.

Transfers of Cash to and From Our Subsidiaries

As part of our cash management policies and procedures, our management monitors the cash position of our subsidiaries regularly and prepares budgets on a monthly basis to ensure it has the necessary funds to fulfil its obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by our board of directors.

For SFHG to transfer cash to its subsidiaries, SFHG is permitted under the laws of the Cayman Islands and its memorandum and articles of association (as amended from time to time) to provide funding to its subsidiaries incorporated in the BVI, Hong Kong and the PRC through loans or capital contributions. SFHG’s subsidiary formed under the laws of the BVI, New Achiever, is permitted under the laws of the BVI to provide funding to our operating subsidiaries in Hong Kong and the PRC subject to certain restrictions laid down in the BVI Business Companies Act, Revised Edition 2020 and memorandum and articles of association of New Achiever. Samfine HK is permitted under the laws of Hong Kong to provide funding to our PRC operating subsidiaries, Samfine SZ and Samfine SZ Technology.

For the subsidiaries to transfer cash to SFHG, according to the BVI Business Companies Act, Revised Edition 2020, a British Virgin Islands company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. According to the laws of the PRC, our PRC operating subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC operating subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus.

As of the date of this prospectus and during the years ended December 31, 2025 and 2024, SFHG did not declare or pay any dividends and there was no transfer of assets among SFHG and its subsidiaries.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments. SFHG is permitted under the laws of Cayman Islands and its memorandum and articles of association (as amended from time to time) to provide funding to its subsidiaries through loans or capital contributions. Samfine HK is permitted under the laws of Hong Kong to provide funding to SFHG through dividend distributions without restrictions on the amount of the funds distributed. Samfine SZ and Samfine SZ Technology are permitted under the laws of the PRC to pay dividend to SFHG only out of its accumulated profits which is determined in accordance with the PRC accounting standards and regulations.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our PRC operating subsidiaries’ business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

There are no statutory prohibitions in the Cayman Islands on the granting of financial assistance by an exempted company to another person for the purchase of, or subscription for, its own, its holding company’s or a subsidiary’s shares. Therefore, an exempted company incorporated in the Cayman Islands may provide financial assistance provided the directors of the company, when proposing to grant such financial assistance, discharge their duties of care and act in good faith, for a proper purpose and in the best interests of the exempted company. Such assistance should be on an arm’s-length basis. Subject to the Companies Act and our Memorandum and Articles, the Company in general meeting may declare dividends in any currency but no dividends shall exceed the amount recommended by the board of directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Under the BVI Business Companies Act, Revised Edition 2020, a British Virgin Islands company may make a dividend distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

According to the Companies Ordinance of Hong Kong, dividends could only be paid by Samfine HK out of its distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between SFHG and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our business and subsidiaries to SFHG and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

Under PRC laws, dividend could only be paid by Samfine SZ and Samfine SZ Technology out of their accumulated profits which is determined in accordance with the PRC accounting standards and regulations. Samfine SZ and Samfine SZ Technology is required to set aside at least 10% of its after-tax profits as the statutory common reserve fund, which are not available for distribution as cash dividends. Samfine SZ and Samfine SZ Technology may stop drawing the profits if the aggregate balance of the common reserve has already accounted for 50 percent or more of their registered capital. A PRC company is also not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. The registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC.

Pursuant to the PRC Foreign Exchange Regulations, RMB is, in general, freely convertible for payment under current account items such as foreign exchange transactions relating to trading, services, and payment of dividend, but not for payment under capital account items including capital transfer, direct investment, securities investment, derivative products or loan, except with prior approval granted by the State Administration for Foreign Exchange (“SAFE”). The payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from registration or filing with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. Foreign-Invested enterprises established in the PRC, through providing certain documents (such as the board resolution and tax registration permit), can purchase foreign exchange for dividend payments, trading, or services without approval from SAFE. The PRC government may also from time to time impose controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits. Furthermore, if our PRC operating subsidiaries incur debt on its own in the future, the instrument governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive cash derived from the profits generated by the operations in China, we may be unable to pay dividends on our Class A Ordinary Shares. See “Dividend Policy” and “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

Recent Developments

On May 13, 2025, the Company held the extraordinary general meeting to approve: (i) the re-designation and re-classification of all 800,000,000 shares of a par value US$0.0000625 each in the share capital of the Company, whether issued or unissued, into 791,000,000 class A ordinary shares of a par value US$0.0000625 each and 9,000,000 class B ordinary shares of a par value US$0.0000625 each, such that the authorized share capital of the Company shall be re-classified and re-designated into USD50,000.00 divided into 791,000,000 class A ordinary shares, each entitled to one (1) vote, and 9,000,000 class B ordinary shares, each entitled to twenty (20) votes (the “Share Re-Designation”); (ii) upon the Share Re-Designation becoming effective, the then issued 20,300,000 shares of a par value US$0.0000625 each in the Company be and are hereby re-designated and re-classified into 11,300,000 class A ordinary shares with 1 vote per class A ordinary share and 9,000,000 class B ordinary shares with 20 votes per class B ordinary share on a one for one basis as set out in the notice of extraordinary general meeting of shareholders of the Company dated April 25 2025; and (iii) any director, company secretary, and/or the registered office provider of the Company be and is/are hereby authorized to do all such acts and things and execute all such documents, deeds and make all such arrangements that he/she shall, in his/her absolute discretion, deem necessary or expedient to give effect to the Share Re-Designation, including without limitation, updating the register of members of the Company, attending to the necessary filings with the Registrar of Companies in the Cayman Islands. Upon the Share Re-Designation becoming effective, the Company adopted the second amended and restated memorandum and articles of association of the Company to reflect the dual-class share structure and set out the rights and privileges of class A ordinary shares and class B ordinary shares.

On December 30, 2025, the Company held its annual general meeting to approve every five issued and unissued shares (namely, both class A ordinary shares of a par value of US$0.0000625 each and class B ordinary shares of a par value of US$0.0000625 each) in the share capital of the Company be consolidated into one (1) share of a par value of US$0.0003125 each (the “Share Consolidation”) so that the authorised share capital of the Company shall be changed from US$50,000 consisting of 800,000,000 shares of a par value of US$0.0000625 each comprised of 791,000,000 class A ordinary shares of a par value of US$0.0000625 each and 9,000,000 class B ordinary shares of a par value of US$0.0000625 each to US$50,000 consisting of 160,000,000 shares of a par value of US$0.0003125 each comprised of 158,200,000 class A ordinary shares of a par value of US$0.0003125 each and 1,800,000 class B ordinary shares of a par value of US$0.0003125 each. The Share Consolidation was effective on February 27, 2026.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Our Foreign Private Issuers Status

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an prospectus on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer

Corporate Information

Our principal executive office is located at Flat B, 8/F, Block 4, Kwun Tong Industrial Centre, 436-446 Kwun Tong Road, Kwun Tong, Kowloon Hong Kong. Our telephone number is +852 3589 1500. Our registered office in the Cayman Islands is located at the office of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Our website is http://www.1398.cn/. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Summary of Key Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Class A Ordinary Shares. These risks are discussed more fully in “Risk Factors.” These risks include, but are not limited to, the following:

Risks Related to Doing Business in the PRC and Hong Kong

●	Regulatory developments in the PRC may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in the PRC may impose additional compliance requirements for companies like us with operations in Hong Kong and the PRC, all of which could increase our compliance costs, subject us to additional disclosure requirements. The SEC’s Cross-Border Task Force (established 2025) and ongoing HFCAA requirements continue to pose audit and disclosure risks for China and HK-based issuers. (See page 12)

●	Enforcement of stricter labor laws and regulations in PRC may adversely affect our PRC operating subsidiaries’ business and results of operations. (See page 14)

●	If we become subject to the regulatory scrutiny involving U.S.-listed China-based companies, we may have to incur significant investigation and defense costs harming our operating subsidiaries’ business operations, this offering and our reputation. (See page 15)

●	Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in Hong Kong, the PRC and other markets where the majority of our operating subsidiaries’ customers reside. (See page 16)

●	Fluctuations in exchange rates could have a material and adverse effect on our operating subsidiaries’ results of operations and the value of your investment. (See page 17)

●	Uncertainties with respect to the PRC’s legal system could materially and adversely affect us and our operating subsidiaries. (See page 18)

Risks Related to Our Corporate Structure

●	We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. (See page 19)

Risks Related to Our Operating Subsidiaries’ Business and Industry

●	Our operating subsidiaries are dependent on the demand from their customers as they do not enter into any long-term contracts, and their sales may fluctuate based on customer purchase patterns. (See page 20)

●	Our operating subsidiaries’ business is substantially dependent on our relationship with our major suppliers. Changes or difficulties in our relationships with our suppliers may harm our business and financial results. (See page 21)

●	Failure to adapt to technological developments in the printing industry may reduce our operating subsidiaries’ competitiveness. (See page 22)

●	Our operating subsidiaries are subject to data transfer risks in their production process which may result in discrepancies in their printing products. (See page 23)

●	Our operating subsidiaries rely on their key management and professional staff, the loss of whom may affect our operating subsidiaries’ operations. (See page 24)

●	Our operating subsidiaries may be exposed to claims by third parties for defamation or infringement of intellectual property rights. (See page 25)

●	Our operating subsidiaries may be unable to successfully implement their future business plans. (See page 26)

Risks Related to our Class A Ordinary Shares

●	Volatility in the price of our Class A Ordinary Shares may subject us to securities litigation. (See page 28)

●	The market price of our Class A Ordinary Shares may be subject to rapid and substantial volatility regardless of our operating performance, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. (See page 28)

●	We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. (See page 29)

●	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. (See page 30)

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China or Hong Kong against us or our directors based on foreign laws. (See page 30)

●	Cayman Islands economic substance requirements may have an effect on our business and operations. (See page 32)

●	As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards. (See page 32)

●	This is a best efforts Offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans. (See page 35)

REGULATORY APPROVAL OF THE PRC

Permission Required from Hong Kong Authorities

Based on our management’s understanding of the current Hong Kong laws, as of the date of this prospectus, we and our subsidiaries (i) are not required to submit an application to any Hong Kong authorities for the approval of this offering and to issue our ordinary shares to foreign investors, (ii) have obtained all requisite licenses and approvals necessary to operate our business in Hong Kong namely the business registration certificate issued by the Hong Kong Business Registration Office, and no such licenses and approvals have been denied, and (iii) have not received any inquiry or notice or any objection to this offering from any Hong Kong authorities that have jurisdiction over our operations in Hong Kong. If applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations in Hong Kong could be adversely affected, our ability to offer or continue to offer Class A Ordinary Shares to investors would be potentially hindered, and the value of our Class A Ordinary Shares might significantly decline or be worthless.

Permission Required from the PRC Authorities

As our operations are currently conducted in Hong Kong and the PRC through our operating subsidiaries, we are potentially subject to significant regulations by various agencies of the PRC government. The PRC government has recently indicated that it may exert more control or influence over offerings of securities conducted overseas. For example, on February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023.

As of the date of this prospectus, we and our subsidiaries, (i) are required to obtain licenses, permissions or approvals that are required for conducting our operations in China, namely business licenses, printing operation license, printing permits, filings and registration certificates relating to foreign trade (including Recordation of Customs Declaration Entities of the PRC, Record-filing and Registration of Foreign Trade Operators, and, Registration Certificate of Self-Inspection Organization) and Certificate of Sewage Connected to the Municipal Sewage Discharge Pipe from the PRC authorities, (ii) other than those requisite licenses, permissions or approvals that are required for conducting our operations in China, neither we nor any of our PRC subsidiaries is required to obtain any permissions or approvals from any other PRC governmental agency to operate our subsidiaries’ business. As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals, and such permissions, licenses or approvals, needed to engage in the business currently conducted in the PRC, and no permission or approval has been denied by any PRC authorities. See “Business — Licenses, Permissions, Approvals and Certifications.”

On February 17, 2023, the Chinese Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. Under the Trial Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing completed their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

As of the date of this prospectus, we are not subject to cybersecurity review with the Cyberspace Administration of China (“CAC”) to conduct business operations in the PRC and Hong Kong, given that: (i) we do not operate any network platform or provide any network service for individual users, (ii) all the customers and suppliers of our subsidiaries are enterprises, (iii) we and our PRC Subsidiary have possessed substantially less than 1 million users of personal information in our business operations, (iv) we and our PRC Subsidiary are not recognized as “operators of critical information infrastructure” by any authentic authority, and (v) we and our PRC Subsidiary have not been involved in any investigations initiated by the CAC, nor have we received any inquiry, notice, warning, or sanction in such respect. Nevertheless, the Measures for Cybersecurity Review (2021 version) was adopted and the interpretation and application of the regulations remain to be further confirmed. We have been closely monitoring regulatory developments in the PRC regarding any necessary approvals from the CSRC, the CAC, or other PRC governmental authorities required for the conduct of business operations and overseas listings, including this offering.

If we or our subsidiaries (i) do not complete the filing required by the CSRC, or (ii) applicable laws, regulations, or interpretations change and require us to declare to the Office of Cybersecurity Review for cybersecurity review or obtain other permissions or approvals in the future, we may face sanctions by the CSRC, the CAC, or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operating subsidiaries’ operations in the PRC, limit our operating subsidiaries’ ability to pay dividends outside of the PRC, limit our operating subsidiaries’ operations in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our operating subsidiaries’ business as well as the trading price of our Class A Ordinary Shares. We could be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. Any action taken by the PRC government could negatively significantly limit or completely hinder our operating subsidiaries’ operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

If our subsidiaries or we inadvertently conclude that such approval is not required, our ability to offer or continue to offer our Class A Ordinary Shares to investors could be significantly limited or completed hindered, which could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. Our operating subsidiaries or we may also face sanctions by the CSRC, the CAC, or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. If the PRC government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

RECENT REGULATORY DEVELOPMENT IN THE PRC

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in the PRC with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023.

Furthermore, On December 28, 2021, the CAC, the NDRC, and several other administrations jointly adopted and published the new Measures for Cybersecurity Review (“New Measures”), which came into effect on February 15, 2022. The New Measures reiterate that, an operator of critical information infrastructure who purchase network products or services that affects or may affect national security or a network platform operator who possesses the personal information of more than 1 million users and intends to list in a foreign country shall declare to the Office of Cybersecurity Review for cybersecurity review. The New Measures further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad.

Given the nature of our business, we believe this risk is not significant. Our PRC subsidiaries may collect and store certain data (including certain personal information) from our clients for “Know Your Customers” purpose, who may be PRC individuals. We do not currently expect the New Measures to have an impact on our business, operations or this offering as we do not believe that Our PRC subsidiaries is deemed to be an “operator of critical information infrastructure” or “network platform operator” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) as of date of this prospectus, we and our PRC Subsidiary have possessed substantially less than 1 million users of personal information in our business operations; and (ii) as of the date of this prospectus, neither the Company nor Our PRC subsidiaries has not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. Therefore, we are not covered by the permission and requirements from the CAC.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated.

Additionally, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in the PRC may change in the future. We are also subject to the risks of uncertainty about any future actions the PRC government or authorities in Hong Kong may take in this regard.

The PRC government has significant oversight and discretion over the conduct of our business, and may intervene in or influence our operations at any time, or may exert control over operations of our business, with little or no advance notice, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. The PRC legal system is based on written statutes, and prior court decisions have limited precedential value. The interpretation and enforcement of PRC laws and regulations involve significant uncertainties, and such laws and regulations may change quickly with little advance notice, which could adversely affect our business and our ability to operate. Such governmental actions:

●	could result in a material change in our operating subsidiaries’ operations and/or the value of our Class A Ordinary Shares;

●	could significantly limit or completely hinder our operating subsidiaries’ ability to continue their operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Regulations on Overseas Securities Offering and Listing

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. Under the Trial Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50%or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in the Mainland China, or its main places of business are located in the Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis. If a domestic company fails to fulfil the filing obligation as stipulated, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine of between RMB1,000,000 yuan and RMB10,000,000 yuan. Directly liable persons-in-charge and other directly liable persons shall be warned and each imposed a fine of between RMB500,000 yuan and RMB5,000,000 yuan.

SUMMARY OF THE OFFERING

The following is a summary of the shares being offered by us:

Class A Ordinary Shares offered by us	Up to $5,500,000 of Class A Ordinary Shares at an assumed public offering price of $1.10 per share.

Class A Ordinary Shares issued and outstanding prior to the offering	2,260,000 Class A Ordinary Shares

Nasdaq Capital Market Symbol	SFHG

Best-efforts Offering

We are offering the Class A Ordinary Shares on a best-efforts basis. This prospectus will permit our officers and directors to sell our securities directly to the public, with no commission or other remuneration payable to them for any securities they may sell. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4- 1 under the Exchange Act.

No minimum offering amount is required as a condition to closing this Offering. We may undertake one or more closings for the sale of the Class A Ordinary Shares. We expect to hold an initial closing of the Offering on                      , 2026, but the Offering will be terminated by                     , 2026 provided that closing of the Offering for all of the Class A Ordinary Shares have not occurred by such date.

Use of proceeds	Our net proceeds from this Offering will be up to approximately $4.51 million after deducting estimated offering expenses payable by us. We intend to use these proceeds for merger and acquisition and related activities and working capital. Please see “Use of Proceeds” for additional information.

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our Class A Ordinary Shares.

RISK FACTORS

Investing in our Class A Ordinary Shares involves a high degree of risk. Before investing in our Class A Ordinary Shares, you should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our Class A Ordinary Shares could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Doing Business in the PRC and Hong Kong

Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to inspections by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our Class A Ordinary Shares may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Although PCAOB currently has access to inspect firms in mainland China and Hong Kong, this depends on continued PRC cooperation. We have operations in mainland China, so if access is restricted in the future, we could face “non-inspection” years under the HFCA Act, potentially leading to trading prohibitions or delisting of our Class A Ordinary Shares from U.S. exchanges.

Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, if there is any component of our auditor’s work papers become located in mainland China in the future, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements in the HFCA Act. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The final amendments require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in the public accounting firm’s foreign jurisdiction, and also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrants. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Class A Ordinary Shares being delisted.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before our Class A Ordinary Shares may be prohibited from trading or delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100. The report further listed in its appendix A and appendix B, registered public accounting firms subject to the mainland China determination and registered public accounting firms subject to the Hong Kong determination, respectively. Our auditor, FundCertify CPA Professional Corporation, is headquartered in Cary, North Carolina, and did not appear as part of the report under the lists in its appendix A or appendix B.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduced the time before our Class A Ordinary Shares may be prohibited from trading or delisted.

The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, which is a specific accountable framework. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. There can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if any component of our auditor’s work papers become located in mainland China in the future. Delisting of our Class A Ordinary Shares would force holders of our Class A Ordinary Shares to sell their Class A Ordinary Shares. The market price of our Class A Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

Regulatory developments in the PRC may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in the PRC may impose additional compliance requirements for companies like us with operations in Hong Kong and the PRC, all of which could increase our compliance costs, subject us to additional disclosure requirements. The SEC’s Cross-Border Task Force (established 2025) and ongoing HFCAA requirements continue to pose audit and disclosure risks for China and HK-based issuers.

Ongoing regulatory developments in the PRC, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in the PRC over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in Hong Kong and in Mainland China, or causing the suspension or termination of our business operations in Hong Kong and Mainland China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost efficient, or liability-free manner or at all or at all.

In response to PRC regulatory developments, the SEC has historically required enhanced disclosures from China and HK-based issuers. We cannot assure that our HK and PRC subsidiaries will not face tightened regulatory review or government interference from either the PRC or U.S. authorities.

Failure to comply with the Individual Foreign Exchange Rules relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our Chinese resident shareholders may subject such shareholders to fines or other liabilities.

Other than Circular 37, our ability to conduct foreign exchange activities in the PRC may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE on January 5, 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”) and the Foreign Exchange Administration Regulations of the PRC, which was promulgated by the State Council on January 29, 1996, became effective on April 1, 1996 and last amended on August 1, 2008. Under the Individual Foreign Exchange Rules and the Foreign Exchange Administration Regulations, any Chinese individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. Chinese individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are Chinese residents. For example, because the investment in or trading of our Class A Ordinary Shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are Chinese residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such Chinese residents will be able to complete the necessary approval and registration procedures required by the Individual Foreign Exchange Rules.

It is uncertain how the Individual Foreign Exchange Rules will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our Chinese resident shareholders to make the required registration will subject our operating subsidiaries to fines or legal sanctions on their operations, delay or restriction on repatriation of proceeds of this offering into the PRC, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our operating subsidiaries’ business, results of operations and financial condition.

Uncertainties with respect to the PRC’s legal system could materially and adversely affect us and our operating subsidiaries.

Our PRC subsidiaries are subject to PRC laws, rules, and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

PRC laws have enhanced foreign investment protections but remain restrictive and are continually evolving., as more fully described under “Regulation — Regulations Relating to Foreign Investment.” The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties and can be inconsistent and unpredictable.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we and our operating subsidiaries enjoy. These uncertainties may affect our and our operating subsidiaries’ judgment on the relevance of legal requirements and our operating subsidiaries’ ability to enforce their contractual arrangements and rights, or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from our operating subsidiaries.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we and our operating subsidiaries may not be aware of our operating subsidiaries’ violation of any of these policies and rules until sometime after the violation. Further, such evolving laws and regulations and the inconsistent enforcement thereof could also lead to failure to obtain or maintain licenses and permits to do business in the PRC, which would adversely affect our operating subsidiaries.

We may become subject to a variety of PRC laws and other obligations regarding data protection and security offerings that are conducted overseas and/or foreign investment in China-based issuers, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The PRC Data Security Law (effective in 2021) requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

The PRC authorities continue strengthening cross-border oversight of overseas-listed China-based companies per 2021 Opinions, including enhanced supervision and extraterritorial application of PRC securities laws.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Our PRC operating subsidiaries are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of its employees up to a maximum amount specified by the local government from time to time at locations where each of our PRC operating subsidiaries operate its businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in the PRC given the different levels of economic development in different locations. We have not adequately paid social insurance and housing provident fund contributions for our employees. According to the Social Insurance Law of the People’s Republic of China, we may be ordered to pay the outstanding social insurance contributions within a prescribed deadline and liable for a late payment fee equal to 0.05% of the outstanding amount for each day of delay. Further, we may be liable for a fine of one to three times the amount of the outstanding contributions, provided that we still fail to pay the outstanding social insurance contributions within the prescribed deadline. In addition, according to the Regulations on the Administration of Housing Provident Fund, we may be ordered by the Housing Accumulation Fund Management Center to deposit the outstanding funds within a time limit. If we fail to deposit such amounts within the time limit, the Center may petition a people’s court to enforce the payment. As of the date of this prospectus, we are not aware of any action, claim, investigation or penalties being conducted or threatened by any government authorities. However, if we are fined or otherwise penalized by government authorities due to our failure to adequately pay social insurance or compulsorily enforced by a people’s court due to our failure to adequately pay housing provident fund contributions for our employees, our financial condition and results of operations may be materially adversely affected.

Enforcement of stricter labor laws and regulations in PRC may adversely affect our PRC operating subsidiaries’ business and results of operations.

Our PRC operating subsidiaries have been subject to stricter regulatory requirements in terms of entering into labor contracts with its employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of its employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and was amended in December 2012 and became effective on July 1, 2013, and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that our PRC operating subsidiaries decide to terminate some of its employees or otherwise change its employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our PRC operating subsidiaries’ current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices could violate labor related laws and regulations in the PRC, which may subject us to labor disputes or government investigations. If our PRC operating subsidiaries are deemed to have violated relevant labor laws and regulations, our PRC operating subsidiaries could be required to provide additional compensation to its employees and our business, financial condition and results of operations could be materially and adversely affected.

The joint statement by the SEC and proposed rule changes submitted by Nasdaq all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies with substantially all operations in the PRC (including in Hong Kong) continue facing SEC/PCAOB scrutiny despite 2022 audit agreement. The SEC’s 2025 Cross-Border Task Force maintains heightened review of our disclosures and operations.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiary.

The Hong Kong National Security Law (effective 2020) prohibits secession, subversion, terrorism, and collusion with foreign entities, potentially limiting our subsidiary’s operations. U.S. Hong Kong Autonomy Act authorizes sanctions against individuals/entities contributing to Hong Kong autonomy erosion, which could materially affect our business, financial condition and results of operations if applied.

If we become subject to the regulatory scrutiny involving U.S.-listed China-based companies, we may have to incur significant investigation and defense costs harming our operating subsidiaries’ business operations, this offering and our reputation.

U.S. public companies with substantially all operations in the PRC (including in Hong Kong) continue facing investor and regulatory scrutiny regarding financial reporting, internal controls and corporate governance practices. Such sector-wide attention could require us to expend significant resources on investigations or defense, distracting management and adversely affecting our business operations and share price, even if allegations prove unfounded.

A downturn in Hong Kong, the PRC or global economy, or a change in economic and political policies of the PRC could materially and adversely affect our operating subsidiaries’ business and financial condition.

Our operating subsidiaries’ business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and the PRC generally. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on our operating subsidiaries.

Economic conditions in Hong Kong and the PRC are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on our operating subsidiaries’ business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Changes in the political and economic policies of the PRC government or in relations between the PRC and the U.S. may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Part of our operations are conducted in the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the U.S. or other governments. There is significant uncertainty about the future relationship between the U.S. and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity.

The PRC government provided new guidance on China-based companies raising capital outside of China, including through VIE arrangements. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As part of our operations are based in the PRC, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could adversely affect our business and results of operations. If the business environment in the PRC deteriorates from the perspective of domestic or international investment, or if relations between the PRC and the U.S. or other governments deteriorate, the PRC government may intervene with our operations and our business in the PRC and the U.S., as well as the market price of our Class A Ordinary Shares, may also be adversely affected.

There are political risks associated with conducting business in Hong Kong.

Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect Samfine HK’s business operations. Hong Kong is a Special Administrative Region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since the operation of our HK subsidiary, Samfine HK, is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting Samfine HK’s results of operations and financial position.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. The Hong Kong National Security Law and U.S. Hong Kong Autonomy Act (HKAA) have prompted U.S. concerns over Hong Kong’s autonomy, authorizing sanctions against individuals and entities undermining it, and potentially removing Hong Kong’s preferential trade status. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., the PRC, and Hong Kong, which could potentially harm Samfine HK’s business.

Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on Samfine HK’s business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like Samfine HK. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in Hong Kong, the PRC and other markets where the majority of our operating subsidiaries’ customers reside.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us, our operating subsidiaries and our operating subsidiaries’ customers, service providers, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our operating subsidiaries’ business.

Tariffs could increase the cost of the goods and products which could affect customers’ investment decisions. In addition, political uncertainty surrounding international trade disputes and the potential of their escalation to trade war and global recession could have a negative effect on customer confidence, which could materially and adversely affect our operating subsidiaries’ business. Our operating subsidiaries may also have access to fewer business opportunities, and their operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or the PRC that affect trade relations may cause global economic turmoil and potentially have a negative impact on our operating subsidiaries’ markets, business, or results of operations, as well as the financial condition of our operating subsidiaries’ customers. We cannot provide any assurances as to whether such actions will occur or the form that they may take.

Fluctuations in exchange rates could have a material and adverse effect on our operating subsidiaries’ results of operations and the value of your investment.

Our reporting currency is HKD, and foreign currencies are converted into HKD for financial reporting purposes. Our operating subsidiaries’ sales are denominated mainly in HKD and RMB. The purchase of paper, being the major raw materials, was mainly denominated in HKD and RMB while the production costs like labor costs and overheads expenses for Samfine SZ were principally denominated in RMB. Our operating subsidiaries are therefore exposed to the exchange rate risk on HKD against RMB. To date, we and our operating subsidiaries have not adopted any hedging policy against foreign exchange fluctuations. We and our operating subsidiaries cannot predict the future exchange rate fluctuations and in the event of any significant change in the exchange rates among HKD and RMB, our operating subsidiaries’ financial condition and results of operations may be affected. Any appreciation of the RMB may lead to an increase in our operating subsidiaries’ manufacturing costs if they are unable to pass on such additional costs to their customers. This may, in turn, affect our operating subsidiaries’ competitiveness against competitors outside the PRC.

In addition, significant revaluation of the RMB may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Also, appreciation or depreciation in the value of the RMB relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our operating subsidiaries’ business or results of operations.

Although the exchange rate between HKD and U.S. dollar has been pegged since 1983, we cannot assure you that the HKD will remain pegged to the U.S. dollar. Any significant fluctuations between HKD and U.S. dollars may have a material adverse effect on our operating subsidiaries’ revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this offering into HKD for our operations, fluctuations in the exchange rates between HKD and U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

Changes in the PRC’s economic, political or social conditions or government policies could have a material adverse effect on our operating subsidiaries businesses and operations.

Substantially all of our operations are conducted in the PRC and a majority of our revenues is sourced from the PRC. Our operating subsidiaries’ business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally and therefore by the significant discretion of PRC authorities. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. The increased global focus on environmental and social issues and the PRC’s potential adoption of more stringent standards in these areas may adversely impact the operations of China-based issuers, including us.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been recently slowing. Any adverse changes in economic conditions in the PRC, in the policies of the PRC government or in the laws and regulations in the PRC could have a material adverse effect on the overall economic growth of the PRC. Such developments could materially and adversely affect our operating subsidiaries’ business and operating results, lead to a reduction in demand for our operating subsidiaries’ services and adversely affect their competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on our operating subsidiaries. For example, our operating subsidiaries’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, which may materially and adversely affect our operating subsidiaries’ business and operating results.

Failure to comply with the Individual Foreign Exchange Rules relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our Chinese resident shareholders may subject such shareholders to fines or other liabilities.

Other than Circular 37, our ability to conduct foreign exchange activities in the PRC may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange (as amended and supplemented, the “Individual Foreign Exchange Rules”) and the Foreign Exchange Administration Regulations of the PRC. Under the Individual Foreign Exchange Rules and the Foreign Exchange Administration Regulations, any Chinese individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. Chinese individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are Chinese residents. For example, because the investment in or trading of our Class A Ordinary Shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are Chinese residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such Chinese residents will be able to complete the necessary approval and registration procedures required by the Individual Foreign Exchange Rules.

It is uncertain how the Individual Foreign Exchange Rules will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our Chinese resident shareholders to make the required registration will subject our operating subsidiaries to fines or legal sanctions on their operations, delay or restriction on repatriation of proceeds of this offering into the PRC, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our operating subsidiaries’ business, results of operations and financial condition.

Uncertainties with respect to the PRC’s legal system could materially and adversely affect us and our operating subsidiaries.

Our PRC subsidiaries are subject to PRC laws, rules, and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

PRC laws have enhanced foreign investment protections but remain restrictive and are continually evolving, as more fully described under “Regulation — Regulations Relating to Foreign Investment.” The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties and can be inconsistent and unpredictable.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we and our operating subsidiaries enjoy. These uncertainties may affect our and our operating subsidiaries’ judgment on the relevance of legal requirements and our operating subsidiaries’ ability to enforce their contractual arrangements and rights, or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from our operating subsidiaries.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we and our operating subsidiaries may not be aware of our operating subsidiaries’ violation of any of these policies and rules until sometime after the violation. Further, such evolving laws and regulations and the inconsistent enforcement thereof could also lead to failure to obtain or maintain licenses and permits to do business in the PRC, which would adversely affect our operating subsidiaries.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in the PRC.

Any disclosure of documents or information located in the PRC by foreign agencies may be subject to jurisdiction constraints and must comply with the PRC’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operating subsidiaries’ operations will be honored by our operating subsidiaries, or by entities who provide services to our operating subsidiaries or with whom our operating subsidiaries associate, without violating PRC legal requirements, particularly those entities that are located within the PRC. Furthermore, under the current PRC laws, an on-site inspection of our operating subsidiaries’ facilities by any of these regulators may be limited or prohibited.

Our operations may be subject to transfer pricing adjustments by taxation authorities.

We may use transfer pricing arrangements to account for business activities between us and our controlling shareholder, the different entities within our consolidated group, or other related parties. We cannot assure you that the tax authorities in the jurisdictions where we operate would not subsequently challenge the appropriateness of our transfer pricing arrangements or that the relevant regulations or standards governing such arrangements will not be subject to future changes. If a competent tax authority later finds that the transfer prices and the terms that we have applied are not appropriate, such authority may require us or our subsidiaries to re-assess the transfer prices and re-allocate the income or adjust the taxable income. Any such reallocation or adjustment could result in a higher overall tax liability for us and may adversely affect our business, financial condition, and results of operations.

Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

SFHG is a holding company, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

According to the BVI Business Companies Act, Revised Edition 2020, a BVI business company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

According to the Companies Ordinance of Hong Kong, dividends could only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between SFHG and its subsidiaries, across borders and to U.S. investors, nor there is any restrictions and limitations to distribute earnings from Samfine HK to SFHG and U.S. investors and amounts owed. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

Under the laws of the PRC, dividends could only be paid out of its accumulated profits which is determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries, Samfine SZ and Samfine SZ Technology are required to set aside at least 10% of their after-tax profits as the statutory common reserve fund, which are not available for distribution as cash dividends. Samfine SZ and Samfine SZ Technology may stop drawing the profits if the aggregate balance of the common reserve has already accounted for 50 percent or more of their registered capital. In addition, distribution of any profits is not permitted until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. The registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC.

Moreover, pursuant to the PRC Foreign Exchange Regulations, RMB is, in general, freely convertible for payment under current account items such as foreign exchange transactions relating to trading, services and payment of dividend, but not for payment under capital account items including capital transfer, direct investment, securities investment, derivative products or loan, except with prior approval granted by the SAFE. The payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from, registration or filing with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. Foreign-Invested enterprises established in the PRC, through providing certain documents (such as the board resolution and tax registration permit), can purchase foreign exchange for dividend payments, trading or services without the approval from the SAFE. The PRC government may also from time to time impose controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits. Furthermore, if our PRC subsidiaries, incur debt on its own in the future, the instrument governing the debt may restrict its ability to pay dividends or make other payments.

Any limitation on the ability of our Hong Kong and PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Our Operating Subsidiaries’ Business and Industry

Our operating subsidiaries are dependent on the demand from their customers as they do not enter into any long-term contracts, and their sales may fluctuate based on customer purchase patterns.

In line with the industry norms, our operating subsidiaries do not enter into any long-term contract with their customers (i.e. book traders mainly located in Hong Kong whose clients are located around the world) but generate their sales on an order-by-order basis. As such, our operating subsidiaries’ sales may fluctuate subject to customers’ demand for their products and services. There is no assurance that our operating subsidiaries will continue to enjoy growth in their revenue and/or profit and they may experience declines or losses during their future business operations. The future growth of our operating subsidiaries’ business depends on their ability to maintain and increase orders from their existing and new customers. We cannot guarantee that our operating subsidiaries’ growth will continue in the future. If there is any adverse change to market conditions such as an economic slowdown or an increase in competition, our operating subsidiaries’ business, financial condition and results of operations may be materially and adversely affected.

Our operating subsidiaries rely on Hong Kong-based book traders whose customers are located in the international markets, particularly the U.S. and Europe, and our operations may be materially adversely affected by changes in these markets.

Our operating subsidiaries generated most of their revenue from Hong Kong-based book traders located in Hong Kong whose customers are located around the world, particularly in the U.S. and Europe. Our operating subsidiaries anticipate that the provision of printing services and printed products to such book traders whose customers are located in international markets will continue to represent most of our operating subsidiaries’ revenue in the near future. In the event that there are any adverse changes in the political, economic or social conditions, foreign trade or monetary policies, legal or regulatory requirements, or taxation or tariff regime in any of these markets, our operating subsidiaries’ business, financial condition and results of operations may be materially and adversely affected.

We have a substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

We derive a significant portion of our revenues from a few major customers. For the year ended December 31, 2025, three customers accounted for approximately 27.2%, 22.1% and 22.1% of our total revenue, respectively. For the year ended December 31, 2024, three customers accounted for approximately 27.9%, 25.8% and 23.6% of our total revenue, respectively. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our products that will be generated by these customers or the future demand for our products by these customers in the end-user marketplace. If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce our prices or they could decrease the purchase quantity of our products, which could have an adverse effect on our margins and financial position, and could negatively affect our revenues and results of operations. If any one of our largest customers terminates the purchase of our products, such termination would materially negatively affect our revenues, results of operations and financial condition.

Our operating subsidiaries’ business is substantially dependent on our relationship with our major suppliers. Changes or difficulties in our relationships with our suppliers may harm our business and financial results.

Our business is substantially dependent on our relationship with our major suppliers. We consider major suppliers in each period to be those suppliers that accounted for more than 10% of overall purchases in such period. For the year ended December 31, 2025, no vendor accounted for more than 10% of our total purchases. For the year ended December 31, 2024, one vendor accounted for approximately 18.7% of our total purchases. We generally do not enter into any long-term agreements with our suppliers. Accordingly, there is no assurance that our operating subsidiaries can maintain stable and long-term business relationships with any supplier. Failure to maintain existing relationships with the suppliers or to establish new relationships in the future could negatively affect our operating subsidiaries’ ability to obtain goods sold to customers in a price advantage and timely manner. If our operating subsidiaries are unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, our operating subsidiaries may be unable to satisfy the orders from its customers, which could materially and adversely affect our business, results of operations and financial condition.

Our operating subsidiaries may not be able to meet the delivery schedule of their customers and may experience a loss of revenue.

Once our operating subsidiaries accept purchase orders from their customers, they are committed to finishing their production process and delivering the finished products to their customers within the agreed schedule. Our operating subsidiaries’ customers generally require their delivery to destinations specified by them, and our operating subsidiaries’ products are generally delivered to designated overseas destinations. Our operating subsidiaries’ delivery of certain products, in particular the textbooks, is time-sensitive. Significant unscheduled downtime at the Shenzhen Factory due to equipment breakdowns, power failures, severe weather conditions or epidemic disease could cause disruptions in our operating subsidiaries’ operations or cause delays in their production schedules.

Moreover, given that Shenzhen Factory is the only production base for our operating subsidiaries’ business, if its operation is adversely affected, the production of our operating subsidiaries may be adversely disrupted or halted as a whole. Our operating subsidiaries may also become unable to fulfil the agreed production and delivery schedule due to transport and shipping disruptions, delay in the cargo consolidation process, and/or other factors beyond their control. If possible delay in delivery schedule is anticipated, our operating subsidiaries would take proactive actions such as timely negotiation with their customers for adjusting schedule, making delivery by expedited methods, or arranging for order fulfilment by way of sub-contracting. Our operating subsidiaries may incur additional expenses or have to offer additional discounts to their customers as a result of such remedial measures. When such delays occur, our operating subsidiaries may also experience a loss of revenue, and, in the worst case scenario, their customers may claim against them for compensation for late delivery. If such disruptions and/or delays occur frequently, our operating subsidiaries’ reputation, business, financial condition and results of operations may be materially and adversely affected.

Our operating subsidiaries are subject to challenges from technological advancements in publishing and new forms of information dissemination.

Our operating subsidiaries face challenges from new forms of information dissemination along with the increased digitalization of information, technological advancements in publishing and the increased popularity of the use of electronic media. As the Internet becomes easily accessible, on the one hand, personal electronic devices such as desktop computers, laptop computers, mobile phones, electronic readers and tablets become more common, on the other hand, both the supply of and demand for electronic information may impact the demand for printed products. If consumers’ preferences and trends keep shifting towards electronic media and platforms, and the popularity and sales of electronic products such as e-book readers and tablet devices stay on the increasing trend, our operating subsidiaries’ customers, namely book traders whose clients’ publications cover various sectors, may decide to transfer or increase distribution of their contents on digital mediums and reduce the usage of print media. In such event, our operating subsidiaries’ business, financial condition and results of operations may be materially and adversely affected.

Failure to adapt to technological developments in the printing industry may reduce our operating subsidiaries’ competitiveness.

Constant refinements to offset printing presses and related machinery as well as the introduction of new technologies are continuously improving the quality, productivity, safety, speed, reliability and energy efficiency within the printing industry. The ability to print faster and more cost-effectively offers printing service providers a competitive edge. Technological improvements and increases in the level of automation, not only in the printing process but also in the pre-press and post-press production stages, not only offer printing service providers cost savings on raw materials, time and labor, but also reduce human error while enhancing the quality of products. For the years ended December 31, 2025 and 2024, our operating subsidiaries have continuously upgraded their production facilities. However, in the event that our operating subsidiaries are not able to upgrade their technologies to meet customers’ demands, their business and results of operations may be adversely affected.

Our operating subsidiaries face fierce competition in the printing service industry in Hong Kong and the PRC.

Our operating subsidiaries operate in a highly fragmented and competitive industry, and we cannot assure you that our operating subsidiaries will be able to compete successfully in the future against many similar companies of varying sizes in the industry. Our operating subsidiaries’ success depends on their ability to compete effectively against these competitors in terms of product quality, customer service, price and timely delivery. Our operating subsidiaries’ larger competitors may have advantages over them such as having more advanced technologies or greater access to capital for marketing activities, better brand recognition and reputation in the market, a wider range of value-adding services, stronger human and financial resources, longer operating histories, and an operational presence in more geographic locations. Our operating subsidiaries also face competition from local medium and small-sized printing service providers which offer a similar range of services to them. New participants may enter into the market insofar as they have engaged appropriate qualified professionals. Given the keen competition, we cannot assure that our operating subsidiaries will be able to maintain their competitive edge, being their one-stop printing services together with valuable printing solution consultation coupled with their reputation as a reliable and quality printing service provider in response to the fast-changing business environment. In addition, competition creates an unfavorable pricing environment in the market in which our operating subsidiaries operate. Intensified competition may cause our operating subsidiaries to reduce their service fees in order to compete with other market players, which could place significant pressure on our operating subsidiaries’ ability to maintain gross margins and is particularly acute during market slowdowns, and will in turn materially and adversely affect our operating subsidiaries’ market share, financial condition and results of operations.

Our operating subsidiaries face risks associated with the seasonality of their industry.

Our operating subsidiaries’ business and results of operations and cash flows fluctuate significantly from period to period. We generally record a relatively lower revenue in the first quarter of each calendar year due to the Chinese New Year holiday. Production in the PRC tends to slow down for at least four weeks, or even completely shut down, during the holiday period. On the other hand, the demand for our printing products typically increases in the fourth quarter of each calendar year as our customers generally place orders to us to meet their sales demand before festive seasons such as Christmas and Chinese New Year. Therefore, we generally experience a decrease in our revenue in the first quarter of each calendar year and an increase in our revenue in the fourth quarter of each calendar year, which is caused by our customers increasing their product inventory ahead of the holiday season. As a result, our operating subsidiaries’ operating results for a given interim period are not necessarily indicative of their operating results for an entire financial year. In addition, if our operating subsidiaries fail to provide those services in a timely manner and on commercially reasonable terms during peak season, our operating subsidiaries may lose their existing clients which may adversely affect their business and results of operations.

The financial condition of our operating subsidiaries’ customers may deteriorate and their fee settlement to our operating subsidiaries may be delayed, which may adversely affect our operating subsidiaries’ cash flows, working capital, financial condition and results of operations.

A decline in the financial condition of our operating subsidiaries’ customers would hinder our operating subsidiaries’ ability to collect payments from their customers and would also result in a decrease in demand for their services in the future. A sustained period of unfavorable general economic conditions or conditions affecting the operations or industries of our operating subsidiaries’ customers may increase our operating subsidiaries’ exposure to credit risks and result in increases in their allowance for doubtful receivables. These factors may also materially and adversely affect our operating subsidiaries’ cash flows, working capital, financial condition and results of operations.

Our operating subsidiaries are subject to the risk of payment deferral by their customers as part of their normal business operations. We cannot assure you that our operating subsidiaries will be able to fully recover the outstanding amounts due from their customers, if at all, or that they will settle the amounts in a timely manner. If settlements by our operating subsidiaries’ customers are not made in full or in a timely manner, our operating subsidiaries’ financial condition and results of operations will be adversely affected.

Our operating subsidiaries are subject to data transfer risks in their production process which may result in discrepancies in their printing products.

Our operating subsidiaries have been utilizing computer-to-plate printing technology in their printing process. The transfer of data from their computer systems directly onto printing plates may result in data loss that our operating subsidiaries are unable to detect. In the event of such occurrences, the printing order produced will contain discrepancies that our operating subsidiaries’ customers may find unsatisfactory. If such discrepancies are identified during our operating subsidiaries’ quality inspection and before delivery to customers, our operating subsidiaries could correct the discrepancies by re-printing the relevant products; or if such discrepancies are not identified until after delivery, our operating subsidiaries may have to reprocess the entire order and/or offer additional discounts to their customers for the defective delivery. In either case, our operating subsidiaries may have to incur additional costs and/or may experience a loss of revenue. In the worst case scenario, our operating subsidiaries’ customers may reject their entire printing order and/or claim against us for compensation for defective delivery. This may adversely affect our operating subsidiaries’ reputation, business, financial condition and prospects.

Our operating subsidiaries may be denied permits to print publications in light of their wholly foreign-owned status.

To their best of our directors and senior management’s knowledge, it is a common practice to use wholly foreign-owned enterprises (“WFOE(s)”) to obtain a printing permit and engage in the printing of publications in Shenzhen (the “Practice”). If such Practice is determined by National Press and Publication Administration (the “NPPA”) or other competent authorities to contravene applicable regulation, and, meanwhile, National Press and Publication Administration officially order local departments in charge of the administration of press and publication to abolish the Practice, the Administration of Press and Publication of Shenzhen Municipality may have to follow the order of NPPA and cease issuing Printing Permit to WFOEs, our PRC operating subsidiary, Samfine SZ, may be unable to obtain printing permits as a WFOE, resulting in the suspension of accepting entrustment to print foreign publications or discontinue or restrict our operations. Our subsidiaries and we may be subject to any foreign investment restrictions or prohibitions.

According to the Regulations on the Administration of Printing Industry (2020 Revision), an enterprise shall accept entrustment to print foreign publications on the premise of obtaining printing permits. Accordingly, Samfine SZ has been operating the business of printing foreign publications with such permits, which suggests that competent authority in Shenzhen has approved such operations of Samfine SZ. Only if the Practice is abolished by NPPA or competent authorities in Shenzhen, meanwhile, Samfine SZ is unable to obtain printing permits but still operate the business of printing foreign publications, the PRC government may find that such operations of printing publications without newly issued printing permits, violate or contravene the regulations mentioned above, which may lead to the relevant government authorities, who would have broad discretion in dealing with such violation, to take actions, including, without limitation:-

●	revoking the printing operation license of Samfine SZ;

●	imposing fines on us;

●	discontinuing or placing restrictions or onerous conditions on our operations;

●	requiring us to restructure our operations in such a way to compel us to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets;

●	imposing additional conditions or requirements with which we may not be able to comply; or

●	taking other regulatory or enforcement actions against us that could be harmful to our business.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our business, financial condition and results of operations. Further actions required to be taken by us under such laws, regulations, and rules may materially and adversely affect our business, financial condition and results of operations.

Having considered (i) the Practice has not been abolished in Shenzhen; (ii) Samfine SZ has still been able to obtain printing permits as of the date of this prospectus; (iii) Samfine SZ has been granted printing permits as a WFOE, making it a normal and regular practice for Samfine SZ and the competent authority in Shenzhen; and (iv) as informed by the Administration of Press and Publication of Shenzhen Municipality, it has no plan or schedule to abolish the Practice in the foreseeable future considering that NPPA has not yet given clear and affirmative direct to do so, the potential risk that Samfine SZ may be denied permits to print publications in light of its WFOE-status in the foreseeable future is relatively remote.

In the event that the Administration of Press and Publication of Shenzhen Municipality officially abolishes the Practice in light of the clear and affirmative order from NPPA, and Samfine SZ is denied permits to print publications in the future, Samfine SZ still has the option to establish a new subsidiary (the “New Subsidiary”) and then divest and merge its own publication printing business into the New Subsidiary. In other words, the New Subsidiary would operate the publication printing business. Meanwhile, Samfine SZ could introduce Chinese investors as shareholders of the New Subsidiary, making the New Subsidiary a sino-foreign joint venture and its shareholding structure meet the requirements for applying for a printing operation license with the scope of business including “publication printing.”

Additionally, given that (i) Samfine SZ has been engaging in printing foreign publications under the premise of obtaining printing permits for corresponding printing projects; (ii) the Administration of Press and Publication of Shenzhen Municipality has been issuing printing permits to Samfine SZ knowing Samfine SZ’s status as a WFOE; (iii) Samfine SZ has not been investigated, ordered to rectify, fined or imposed any other penalties due to its operations of printing foreign publications during the past three years; (iv) as informed by the Administration of Press and Publication of Shenzhen Municipality, the Practice arose in a specific historical context and continues today and the competent authority in Shenzhen has no schedule to abolish the Practice in the foreseeable future, the risk of the past operations of Samfine SZ was deemed to significantly violate applicable regulations related to printing business due to printing foreign publications is relatively remote.

Our operating subsidiaries may fail to obtain or renew the licenses, permissions and approvals that are required for conducting their operations, or otherwise fail to satisfy their requirements from time to time, which will affect our operating subsidiaries’ ability to obtain new business and their financial position and prospects.

As of the date of this prospectus, our operating subsidiaries had obtained all requisite permissions, licenses, or approvals that are required for conducting their business operations and have not been denied such licenses, permissions, and approvals by any authorities, details of which are set out in the sub-section headed “Business — Licenses, Permissions, Approvals and Certifications” in this prospectus. Our ability to obtain, maintain, or renew such licenses, permissions or approvals on acceptable terms is subject to change, as, among other things, the regulations and policies of applicable governmental authorities may change. These major licenses have expiry dates and are renewable at the end of their terms by application to the relevant authorities. There is no assurance that our operating subsidiaries can renew these licenses in a timely manner. If our licenses, permissions or approvals are revoked or suspended or we are unable to renew them, we cannot assure you that our business operations will not be stopped and, correspondingly, our financial performance would be adversely affected. Moreover, we cannot assure you that we will be successful and timely in obtaining such licenses, permissions and approvals. Failure to do so may subject our operating subsidiaries to fines and penalties imposed by the regulatory agencies, including possible suspension of our operating subsidiaries’ operations. In addition, these licenses are subject to continued compliance with various standards relating to, amongst others, financial capability, expertise, management and safety and there is no assurance that our operating subsidiaries will continue to meet such standards from time to time. There are circumstances which may affect the ability of our operating subsidiaries to maintain such licenses or otherwise lead to a suspension, downgrading or demotion of the qualifications. If our operating subsidiaries are unable to renew or otherwise maintain their licenses, they may not be able to obtain new orders from their customers, and thereby their financial position and prospects would be materially and adversely affected.

Our operating subsidiaries rely on their key management and professional staff, the loss of whom may affect our operating subsidiaries’ operations.

Our operating subsidiaries have a team of experienced and competent management who is responsible for directing and managing daily operations, overseeing financial condition and performance, allocating and budgeting human resources and formulating business strategies. For example, Mr. Wing Wah Cheng, Wayne, the founder of our operating subsidiaries and the chairman of the board of directors and the controlling shareholder, has over 25 years of experience in the printing industry. Leveraging on their experience and network in the industry, our operating subsidiaries have been successfully expanding their client base and operations. However, we cannot assure you that our operating subsidiaries can retain the services of their key management and find suitable replacements if any of them terminates his or her engagement with our operating subsidiaries, given the intense competition for experienced and competent personnel in the industry.

Our operating subsidiaries are dependent on the quality of raw materials supplied by their suppliers.

Our operating subsidiaries conduct quality inspections on the raw materials delivered to them and rely on their suppliers to provide relevant certificates proving that the materials are in compliance with all necessary standards and requirements of their customers or the countries or regions which our operating subsidiaries export their products to. In the event that the raw materials supplied to our operating subsidiaries fail to satisfy the specifications as requested by our operating subsidiaries and confirmed by their suppliers, our operating subsidiaries will endeavor to request for exchange of raw materials from their suppliers, make procurement from other suppliers, as well as timely negotiate with their customers for adjustment of their delivery schedule. During the years ended December 31, 2025 and 2024, our operating subsidiaries did not have any material claims against their suppliers due to defective quality of raw materials. If our operating subsidiaries are unable to resolve the issue in a timely manner when they receive defective raw materials, (i) our operating subsidiaries may experience delay in product delivery to their customers, (ii) our operating subsidiaries may not be able to deliver satisfactory products to their customers, or (iii) their customers may reject the relevant shipment, which may result in the loss of orders or claim of damages from customers. In such circumstances, our operating subsidiaries’ business, financial condition and results of operations may be adversely affected.

We and our operating subsidiaries may be subject to litigation, arbitration or other legal proceeding risks.

We and our operating subsidiaries may be subject to arbitration claims and lawsuits in the ordinary course of their business. As of the date of this prospectus, we and our operating subsidiaries are not a party to, and are not aware of any threat of, any legal proceeding that, in the opinion of our and our operating subsidiaries’ management, is likely to have a material adverse effect on our operating subsidiaries’ business, financial condition or operations. Actions brought against us or our operating subsidiaries may result in settlements, awards, injunctions, fines, penalties and other results adverse to us or our operating subsidiaries. A substantial judgment, settlement, fine or penalty could be material to our or our operating subsidiaries’ operating results or cash flows for a particular period, depending on our or our operating subsidiaries’ results for that period, or could cause our or our operating subsidiaries significant reputational harm, which could harm our business prospects.

Our operating subsidiaries may be exposed to claims by third parties for defamation or infringement of intellectual property rights.

Almost all the materials our operating subsidiaries print are subject to copyright protection. In the event of any intellectual property rights claims against our operating subsidiaries’ customers, our operating subsidiaries may become a party to such disputes. In addition, our operating subsidiaries may also be exposed to potential litigation claims that the contents of publications our operating subsidiaries are contracted to print may contain allegedly libel or defamatory materials. As a result, there is a risk that claims may be made against our operating subsidiaries for defamation, negligence, copyright or trademark infringement or other claims relating to the nature and contents of the materials they print. In any of the circumstances described above, any protracted litigation will require substantial costs and the diversion of resources and management’s attention. Furthermore, an adverse determination against our operating subsidiaries in any of such legal proceedings may result in our operating subsidiaries’ payment of significant damages, which they may not be able to seek full indemnification from their customers. As such, our operating subsidiaries’ business, financial condition and results of operations may be adversely affected.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Any unauthorized use or misuse of our intellectual property could harm our business and reputation. Our business is materially dependent on our intellectual property. Our technical know-how is the result of our research and development efforts, which we believe to be proprietary and unique. Nevertheless, third parties may obtain and use our intellectual property without authorization. We have obtained 18 patents in the PRC. The application of laws governing intellectual property rights in the PRC is uncertain and evolving and the practice of intellectual property rights enforcement action by the PRC regulatory authorities is in its early stage of development and is subject to significant uncertainty. Therefore, infringement of intellectual property rights continues to pose a serious risk to doing business in the PRC. Monitoring and preventing unauthorized use are difficult and the measures we take to protect our intellectual property rights may not be adequate. For example, copyright registration by itself may not be adequate protection from potential misuse, infringement or other challenges from third parties claiming rights on our intellectual property. We therefore cannot assure you that we will be able to prevent third parties from infringing our intellectual property rights and utilizing our patented technology.

Further, third parties may assert infringement claims against us with respect to our intellectual property or attempt to invalidate our patents; we cannot assure you that such claims will not be successful. Even if we succeed in establishing or protecting our intellectual property rights, we could incur substantial costs and divert significant management attention and resources in enforcing our rights or defending any claims. Our business could be substantially disrupted by such costs and attention from management. If any party succeeds in asserting a claim against us relating to a disputed intellectual property, we may need to obtain licenses to continue to use the relevant design or technology. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. Failure to obtain the necessary licenses or other rights could cause our business results to suffer.

We rely upon a combination of trade secrets, non-disclosure, and other contractual agreements with our employees, as well as limitation of access to and distribution of our intellectual property, in our efforts to protect intellectual property. However, our efforts in this regard may be inadequate to deter misappropriation of our proprietary information or we may be unable to detect unauthorized use and take appropriate steps to enforce our rights. Policing unauthorized use of our intellectual property is difficult, and there can be no assurance that the steps taken by us will be successful. If litigation is necessary to safeguard our intellectual property rights or to determine the validity and scope of the proprietary rights of others, we could incur substantial costs and diversion of our resources, which may have a material adverse effect on our business, financial condition, operating results or future prospects.

Our operating subsidiaries’ services depend on the reliability of computer systems maintained by our operating subsidiaries and their outsourcing vendors and the ability to implement and maintain information technology and security measures.

Our operating subsidiaries’ services depend on the reliability of computer systems maintained by our operating subsidiaries and their outsourcing vendors to operate efficiently and reliably at all times. Certain emergencies or contingencies could occur, such as a natural disaster or a significant power outage, which could temporarily shut down our operating subsidiaries’ facilities and computer systems. Further, our operating subsidiaries’ servers may be subject to computer viruses, hacking, vandalism, physical or electronic break-ins and other disruptions, which could lead to a loss of data. In addition, if the technological and operational platforms and capabilities become outdated, our operating subsidiaries will be at a disadvantage when competing with their competitors in the industry in which they operate. Our operating subsidiaries’ failure to back up their data and information in a timely manner may cause material disruption of their business operation and may therefore adversely affect their business and results of operations.

Our operating subsidiaries’ reputation may be damaged due to negative events concerning their business.

Our operating subsidiaries’ reputation is susceptible to damage in case of any negative events in relation to their operations, including, without limitation, negative publicity or media coverage, development of scandals, litigation and disputes, and regulatory enquiries or enforcement actions taken against our operating subsidiaries or their employees. We cannot assure that such negative events will not happen in the future. If they materialize, it may have a material adverse impact on our operating subsidiaries’ reputation and in turn our operating subsidiaries’ business activities and results of operations.

Our operating subsidiaries may be unable to successfully implement their future business plans.

Our operating subsidiaries’ success is dependent on, among other things, their proper and timely execution of their future business plans. Our operating subsidiaries’ future business plans may be hindered by factors beyond their control, such as competition within the industry they operate, their ability to cope with high exposure to financial risk, operational risk, market risk and credit risk as their business and client base expand and their ability to provide, maintain and improve the level of human and other resources in servicing their customers. As such, we cannot assure that our operating subsidiaries’ future business plans will materialize, or that our operating subsidiaries’ objectives will be accomplished fully or partially, or our operating subsidiaries’ business strategies will generate the intended benefits to our operating subsidiaries as initially contemplated. If our operating subsidiaries fail to implement their business development strategies successfully, their business performance, financial condition and future prospects and growth could be materially and adversely affected.

Our operating subsidiaries may in the future pursue acquisitions and joint ventures as part of our growth strategy. Any future acquisition or joint venture may result in exposure to potential liabilities of the acquired companies and significant transaction costs, and also may present new risks associated with entering additional markets or offering new products or services and integrating the acquired companies or newly established joint ventures. Moreover, our operating subsidiaries may not have sufficient management, financial and other resources to integrate companies they acquire or to successfully operate joint ventures, and they may be unable to profitably operate their expanded company structure. Additionally, any new business that our operating subsidiaries may acquire or joint ventures they may form, once integrated with their existing operations, may not produce expected or intended results.

Our operating subsidiaries’ internal control system may become ineffective or inadequate.

Our operating subsidiaries rely on their internal control system to ensure effective business operations. Our operating subsidiaries have established, maintained and relied on an internal control system comprising a series of policies and procedures. There is no assurance that the internal control system in place will prove at all times adequate and effective to deal with all the possible risks given the fast-changing environment in which our operating subsidiaries operate. We cannot assure that our operating subsidiaries’ internal control system has no deficiencies or inherent limitations, or that it can fully prevent our operating subsidiaries from their employee misconduct. Such deficiencies or inherent limitations may adversely affect our operating subsidiaries’ financial condition and results of operations.

Our operating subsidiaries face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt their operations.

Our operating subsidiaries are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our operating subsidiaries’ ability to operate, including communicating with clients and the relevant listing authorities. Moreover, besides COVID-19, our operating subsidiaries’ business and ability to operate could also be adversely affected by Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemics.

Our operating subsidiaries’ operations are located in Hong Kong and the PRC, where their management and a majority of their employees currently reside. Consequently, our operating subsidiaries are highly susceptible to factors adversely affecting Hong Kong and the PRC. If any of the abovementioned natural disasters, health epidemics or other outbreaks were to occur in Hong Kong and the PRC, our operating subsidiaries’ operation may experience material disruptions, such as temporary closure of their offices and suspension of services, which may materially and adversely affect our operating subsidiaries’ business, financial condition and results of operations.

A severe or prolonged downturn in the global economy could materially and adversely affect our operating subsidiaries’ business and results of operations.

Ongoing global economic uncertainty including supply chain disruptions, elevated energy costs, geopolitical tensions, and monetary policy normalization in Hong Kong and Mainland China may reduce demand from our key U.S. and European markets and impair access to capital markets. To mitigate these risks, we are diversifying our customer base and implementing cost control measures.

The ongoing war in Ukraine continues to disrupt global energy and financial markets through sanctions and supply chain issues, indirectly affecting our clients’ demand despite no direct regional exposure. Prolonged conflict escalation could magnify other economic risks and materially impact our operations and financial condition.

For the years ended December 31, 2025 and 2024, our operating subsidiaries revenue’ was mainly generated from the provision of printing products to book traders mainly located in Hong Kong whose customers are located around the world, particularly in the U.S. and Europe. We expect that these areas will continue to be our operating subsidiaries’ focused markets. Accordingly, if these areas experience any adverse economic, political or regulatory conditions due to events beyond our operating subsidiaries’ control, such as global economic downturn, natural disasters, contagious disease outbreaks, or terrorist attacks, our operating subsidiaries’ business, financial condition, results of operations and prospects may be materially and adversely affected.

Risks Related to our Class A Ordinary Shares

Volatility in the price of our Class A Ordinary Shares may subject us to securities litigation.

The market for our Class A Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our Class A Ordinary Share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The market price of our Class A Ordinary Shares may be subject to rapid and substantial volatility regardless of our operating performance, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, our Class A Ordinary Shares may be subject to rapid and substantial price volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s actual or expected operating performance and financial condition or prospects. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Class A Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. As a relatively small-capitalization company with a small public float, our Class A Ordinary Shares may experience greater stock price volatility, extreme price run-ups, and declines that may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. Further, investors in our Class A Ordinary Shares may experience losses, which may be material, if the price of our Class A Ordinary Shares declines after this offering or if such investors purchase our Class A Ordinary Shares prior to any price decline. Moreover, in the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of the date of this prospectus, our directors, officers and principal shareholders own an aggregate of approximately 69.97% or more of our total issued share capital. We are a “controlled company” as defined under the Nasdaq Stock Market Rules because, our controlling shareholder owns approximately 69.97% of our total issued and outstanding share capital, representing approximately 96.81% of the aggregate voting power of our total issued and outstanding share capital, and may have the ability to determine matters requiring approval by shareholders.

The interests of these shareholders may not be the same as or may even conflict with your interests. For example, these shareholders could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Class A Ordinary Shares as part of a sale of us or our assets, and might affect the prevailing market price of our Class A Ordinary Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.

Our dual class voting structure has the effect of concentrating the voting control in holders of our Class B Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class A Ordinary Shares due to exclusion from certain stock market indices.

We have adopted a dual class voting structure such that our authorized share capital consist of Class A Ordinary Shares and Class B Ordinary Shares. Subject to any special rights, privileges or restrictions as to voting for the time being attached to any class or classes of shares, at any general meeting on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly authorised representative) or by proxy, shall have one (1) vote for every Class A Ordinary Share of which he is the holder which is fully paid or credited as fully paid and twenty (20) vote for every Class B Ordinary Share of which he is the holder which is fully paid or credited as fully paid. As of the date hereof, there are 1,800,000 Class B Ordinary Shares issued and outstanding and 2,260,000 Class A Ordinary Shares issued and outstanding.

As a result, holder of Class B Ordinary Shares, namely our controlling shareholder, control approximately 94.1% of the aggregate voting power of our total issued and outstanding share capital. If they act together, they will be able to control the management of our Company, including the election, removal or addition of directors to expand the board.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you, as a holder of our Class A Ordinary Shares, might otherwise receive a premium for your shares.

S&P Dow Jones and FTSE Russell have implemented changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Class A Ordinary Shares may prevent the inclusion of our Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares.

We are a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Our largest shareholder owns more than a majority of the aggregate voting power of our total issued and outstanding share capital. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under the Cayman Islands law, namely that the Company may only pay dividends out of profits or share premium, and provided that under no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. We cannot assure you that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

Our board of directors may decline to register the transfer of Class A Ordinary Shares in certain circumstances.

Pursuant to our Memorandum and Articles, our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Share which is not fully paid to a person of whom it does not approve or any Share issued under any share option scheme upon which a restriction on transfer imposed thereby still subsists, and it may also refuse to register a transfer of any Share (whether fully paid up or not) to more than four (4) joint holders or a transfer of any Shares (not being a fully paid up Share) on which we have a lien. Our board of directors may also decline to register any transfer of any Class A Ordinary Share unless (i) a fee of such maximum as Nasdaq may from time to time determine to be payable (or such lesser sum as our board of directors may from time to time require) has been paid to our Company; (ii) the instrument of transfer is lodged at the registered office or, as the case may be, the transfer office accompanied by the certificate of the Shares to which it relates, and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); (iii) the instrument of transfer is in respect of only one class of Share; (iv) the Shares concerned are free of any lien in favor of the Company; and (v) if applicable, the instrument of transfer is properly stamped.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of a person, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Subject to the Companies Act and our Memorandum and Articles, the Company in general meeting may declare dividends in any currency but no dividends shall exceed the amount recommended by the board of directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Class A Ordinary Share price or trading volume to decline.

The trading market for our Class A Ordinary Share will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Class A Ordinary Shares will have had relatively PCAOB experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our Class A Ordinary Share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China or Hong Kong against us or our directors based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations substantially in Mainland China and Hong Kong. Additionally, substantially all of our assets are located in Mainland China and Hong Kong. In addition, all of our directors and executive officers reside in Mainland China and Hong Kong, and most of their assets are located in Mainland China and Hong Kong. As a result, it may be difficult or impossible for you to bring an action against us or our directors and officers in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Hong Kong, or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

The Company believes that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

You may have more difficulties protecting your interests than you would as a shareholder of a U.S. corporation.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands companies like us have no general rights under Cayman Islands law to inspect corporate records (save for the register of mortgages and charges, the memorandum and articles of association and special resolutions of the shareholders) or to obtain copies of register of members of these companies. Under our Memorandum and Articles, no shareholder (not being a director) or other person shall have any right of inspecting any account or book or document of the company except as conferred by the Companies Act or ordered by a court of competent jurisdiction or authorised by the board or the Company in general meeting.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholder than they would as public shareholders of a company incorporated in the United States.

For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see the section of this prospectus captioned “Description of Share Capital — Differences in Corporate Law.”

Cayman Islands economic substance requirements may have an effect on our business and operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. Effective January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”), and issued Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of fiscal years commencing July 1, 2019, onwards. A “relevant entity” includes an exempted company incorporated in the Cayman Islands; however, it does not include an entity that is tax resident outside the Cayman Islands. Accordingly, for so long as we are a tax resident outside the Cayman Islands, we are not required to satisfy the economic substance test under the Substance Act. Although it is presently anticipated that the Substance Act will have little material impact on us or our operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on us.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. corporation.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Shares. However, effective March 18, 2026, our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our principal shareholders who are not officers or directors remain exempt from Section 16(a) reporting requirements. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, obtaining and maintaining directors’ and officers’ liability insurance would become more difficult and expensive for us, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we intend to rely on some home country practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s notification of non-compliance requirement (Rule 5625), the voting rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Class A Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. However, effective March 18, 2026, our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our principal shareholders who are not officers or directors remain exempt from Section 16(a) reporting requirements. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of Sarbanes-Oxley and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We incur additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investor of our Class A Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Class A Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder.

The trading price for our Class A Ordinary Shares may fluctuate significantly, which could result in substantial losses to investors.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “SFHG.” We can provide no assurance that the trading price of our Class A Ordinary Shares will not decline. As a result, investors in our securities may experience a significant decrease in the value of their Class A Ordinary Shares.

The trading price of our Class A Ordinary Shares can be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain existing shareholders have control over our Company and their interests may not be aligned with the interests of our other shareholders.

Our directors and officers collectively own an aggregate of 96.81% of the aggregate voting power of our total issued and outstanding share capital. As a result, they have control over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions.

They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the Class A Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders. In addition, the significant concentration of share ownership may adversely affect the trading price of the Class A Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A Ordinary Shares, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. Class A Ordinary Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Shares.

This is a best efforts Offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

Our directors and officers will use their reasonable best efforts to solicit offers to purchase the Class A Ordinary Shares in this Offering. There is no required minimum number of Class A Ordinary Shares that must be sold as a condition to completion of this Offering. We may sell fewer than all of the Class A Ordinary Shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this Offering will not receive a refund in the event that we do not sell an amount of Class A Ordinary Shares sufficient to fund our business plan. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for the Offering to close, investors in this Offering will not receive a refund in the event that we do not sell an amount of Class A Ordinary Shares sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount in connection with this Offering. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this Offering. Further, any proceeds from the sale of the Class A Ordinary Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Upon closing of this Offering, investor funds will not be returned under any circumstances whether during or after this Offering.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately $4.51 million, assuming the sales of all of the Class A Ordinary Shares we are offering and no exercise of the Warrants included in the Class A Ordinary Shares, after deducting estimated Offering expenses payable by us. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this Offering, the actual Offering amount and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds as follows:

●	22%merger and acquisition and related activities; and

●	78% for working capital.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this Offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this Offering. Unforeseen events or changed business conditions may result in application of the proceeds of this Offering in a manner other than as described in this prospectus.

DIVIDEND POLICY

We have not paid any cash dividends on our shares and we have no intention to declare or pay any dividends in the near future on the Class A Ordinary Shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Subject to the Companies Act and our Memorandum and Articles, the Company in general meeting may declare dividends in any currency but no dividends shall exceed the amount recommended by the board of directors. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Additionally, our cash held in foreign countries may be subject to certain control limitations or repatriation requirements, limiting our ability to use this cash to pay dividends.

MARKET FOR REGISTRANT’S CLASS A ORDINARY SHARES AND RELATED SHAREHOLDER MATTERS

Market Information

Our Class A Ordinary Shares are currently listed on the Nasdaq Capital Market under the symbol “SFHG.” The market price of our Class A Ordinary Shares is subject to significant fluctuations in response to variations in our operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Class A Ordinary Shares, regardless of our actual or projected performance.

Holders of Record

As of June 30, 2026, there were 2,260,000, Class A Ordinary Shares issued and outstanding, which were held by approximately 10 record holders.

On June 29, 2026, the closing price of our Class A Ordinary Shares was $2.19.

Dilution

If you purchase securities in this Offering, your interest will be diluted to the extent of the difference between the public offering price per Class A Ordinary Share and the as adjusted net tangible book value per Class A Ordinary Share after this Offering.

As of December 31, 2025, we had a net tangible book value of $6.57 million, corresponding to a net tangible book value of $1.62 per Class A Ordinary Share. Net tangible book value represents the amount of our total tangible assets less our total liabilities, excluding intangible assets.

After giving effect to our sale of securities offered in this Offering, and after deduction of the estimated Offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2025, would have been $11.08 million, or $1.22 per issued and outstanding Class A Ordinary Share. This represents an immediate decrease in net tangible book value of $0.40 per Class A Ordinary Share to the existing shareholders, and an immediate increase in net tangible book value of $.012 per Class A Ordinary Share to investors participating in this Offering. The as adjusted information discussed above is illustrative only.

The table below illustrates this dilution per Ordinary Share:

Assumed public offering price per Class A Ordinary Share	$1.10
Net tangible book value per Class A Ordinary Share* as of December 31, 2025;	$1.62
Pro Forma net tangible book value per Class A Ordinary Shares* as of December 31, 2025	$0.40
Decrease in pro forma net tangible book value per Class A Ordinary Share attributable to this Offering	$1.22
Increase in net tangible book value per Class A Ordinary Share to new investors in the Offering	$0.12

A $0.25 increase or decrease in the assumed public offering price of $1.10 per Class A Ordinary Share would increase or decrease our pro forma as adjusted net tangible book value as of December 31, 2025 after this Offering, assuming the sale of all of the Class A Ordinary Shares we are offering by approximately $0.14 per Class A Ordinary Share, and would increase dilution to new investors by $0.01 per Ordinary Share, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated Offering expenses payable by us.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this Offering is subject to adjustment based on the actual number of Class A Ordinary Shares sold and other terms of this Offering determined at the pricing.

Because there is no minimum offering amount required as a condition to closing this Offering, we may sell fewer than all or any of the Class A Ordinary Shares offered hereby.

The numbers of Class A Ordinary Shares reflected in the discussion and tables above is based on 2,260,000 Class A Ordinary Shares issued and outstanding as of December 31, 2025 and 7,260,000 Class A Ordinary Shares on as pro forma as adjusted, but excludes the following as of such date:

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis; and

●	on a pro forma as adjusted basis to give further effect to the sale of $5,500,000 of Class A Ordinary Shares in this Offering at the assumed public offering price of $1.10 per Class A Ordinary Share after deduction of estimated Offering expenses payable by us.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Exchange Rate Information,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

		(Unaudited)	(Unaudited)
	Actual (Audited)	Pro Forma Adjustments	Pro Forma As Adjusted
	$	$	$

Current portion of bank and other borrowings	3,025,665	-	3,025,665
Non-current portion of bank and other borrowings	1,385,516	-	1,385,516
	4,411,181	-	4,411,181
Class A Ordinary Shares*, $0.0003125 par value, 158,200,000 shares authorized,2,26 ,000 shares issued and outstanding as on actual; 7,260,000 shares issued and outstanding as adjusted	707	1,563	2,270
Class B Ordinary shares:* US$0.0003125 par value, 1,800,000 shares authorized, 1,800,000 shares issued and outstanding as of December 31, 2025	563	-	563
Additional paid-in capital	8,819,881	4,506,438	13,326,319
Statutory reserve	35,813	-	35,813
Accumulated losses	(2,489,620)	-	(2,489,620)
Accumulated other comprehensive income	288,383	-	288,383
Total shareholders’ equity	6,655,727	4,508,000	11,163,727
Total capitalization	11,066,908	4,508,000	15,574,908

A $0.25 increase or decrease in the assumed public offering price of $1.10 per Class A Ordinary Share would not increase or decrease the pro forma as adjusted amount of total capitalization. Only the number of Class A Ordinary Shares issued for this Offering will decrease or increase accordingly.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements. All share and per share amounts in this section have been adjusted for all periods presented to reflect the share consolidation effective February 27, 2026.

Overview

Through our operating subsidiaries, we are an established one-stop printing service provider which principally provides printing services in Hong Kong and the PRC. With over 20 years of experience in the printing industry, our operating subsidiaries offer a wide range of printed products such as (i) book products, which mainly include children’s books, educational books, art books, notebooks, diaries and journals; and (ii) novelty and packaging products, which mainly include handcraft products, book sets, pop-up books, stationery products, products with assembly parts and other specialized products, shopping bags and package boxes.

Key Factors that Affect Results of Operations

Our results of operations have been and will continue to be affected by a number of factors, including those set out below:

Economic, political and social conditions in the PRC and Hong Kong, as well as its government policies, laws and regulations

Our key operations are in the PRC and Hong Kong. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, or may exert control over operations of our business, with little or no advance notice, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by the political, economic and social conditions in the PRC generally and by the continued economic growth in the PRC as a whole. Accordingly, our results of operations and prospects may be, to a significant degree, subject to economic, political and legal developments in the PRC.

Hong Kong is a Special Administrative Region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since our operation is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely directly and adversely affecting our results of operations and financial positions.

We face fierce competition in the printing service industry in Hong Kong

We operate in a highly competitive printing industry. Our success depends on our ability to compete effectively against our competitors in terms of product quality, customer services, price and timely delivery. Our competitors may have access to more advanced technologies or greater access to capital for marketing activities, better brand recognition and reputation in the market than we do. They may also operate under more competitive cost structures due to their geographical location or nature of services provided. As a result, our competitors may be able to compete more successfully over a longer period of time than we do. In addition, we may face competition from new entrants who may deliberately price their products lower than ours in order to gain access to this industry. There is no assurance that we will continue to compete successfully in the future, and if we fail to do so, our business, financial condition and results of operations may be materially and adversely affected.

Customer relationships and factors affecting our customers

Our sales are generated on an order-by-order basis and we generally do not enter into long-term contracts with our customers. The volume of product purchased form our customers may vary from year to year due to a number of factors, including the financial and operational success of our customers and factors affecting consumer demand of our customers’ products such as general economic conditions and the perception of such conditions by customers, employment rates, the level of consumer’s disposable personal income, interest rate, consumer debt levels, availability of credit and levels of taxation in the regions in which our products are sold.

Fluctuations of raw material prices

Cost of sales of printing products, which are directly related to revenue generating transactions, primarily consists of direct material cost such as paper cost, labor cost, subcontracting fee and allocated overhead. We do not have any framework supply agreement or other long-term supply contracts with any of our suppliers nor adopted any hedging policy for forward purchase of raw materials. The price of these raw materials is subject to a number of factors beyond our control, such as global demand of wood pulp, oil price, general economic condition, and environmental and conservation related regulations. As such, in case of any significant increase in the price of our principal raw materials, and if we are unable to pass on such increase to our customers, our business and profitability may be adversely affected.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and financial reporting requirements under the SEC rules. They include the financial statements of the Company and its subsidiaries. All transactions and balances among these entities have been eliminated upon consolidation.

Critical Accounting Policies, Judgments and Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In particular, the COVID-19 pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to, useful lives of property and equipment, impairment of long-lived assets, impairment of obsolete inventories, allowance for expected credit losses, provision for contingent liabilities, revenue recognition and deferred taxes uncertain tax position. Actual results could differ from these estimates.

We believe the following critical accounting policies reflect the more significant judgments and estimates we used in the preparations of our combined and consolidated financial statements.

Revenue recognition

Our revenues consist of sales of printed book products and novelty products to third party customers. We adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC 606). The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that we (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation.

We recognize sales at the point in time when we transfer physical possession of the goods to the customer who accepts, an event which indicates a transfer of control of the goods. Transaction price is determined and allocated to the goods prior to their transfer to the customer.

Accounts Receivable and allowance for expected credit losses

Accounts receivable are recorded at the original invoice amount less an estimated allowance for expected credit losses. Management regularly reviews outstanding accounts and provides an allowance for expected credit losses. When collection of the original invoice amounts is no longer probable, we will either partially or fully write off the balance against the allowance for expected credit losses.

In determining the amount of expected credit losses, the Company considers historical collectability based on past due status, age of the accounts receivable balances, credit quality of the customers based on ongoing credit evaluations, as well as reasonable and supportable forecasts of future losses. Accounts receivable are written off after all collection efforts have ceased.

As of December 31, 2024 compared to as of December 31, 2025

The table below sets forth the age analysis of our gross accounts receivable at the end of each year:

As of December 31,	Current	61 – 120 days	121 – 180 days	181 – 360 days	> 360 days	Total
2025 (USD)	2,248,926	1,474,572	102,031	10,106	—	3,835,635
2025 (HK$)	17,504,066	11,477,036	794,138	78,659	—	29,853,899
2024 (HK$)	24,228,358	—	—	—	—	24,228,358

The table below sets forth the subsequent settlements related to our accounts receivable as of December 31, 2025:

As of December 31,	Current	61 – 120 days	121 – 180 days	181 – 360 days	> 360 days	Total
2025 (USD)	2,093,376	1,455,496	92,496	10,106	—	3,651,474
2025 (HK$)	16,293,376	11,328,562	719,924	78,659	—	28,420,521

The table below sets forth the accounts receivable balance net of subsequent settlements as at March 27, 2026:

As of December 31,	Current	61 – 120 days	121 – 180 days	181 – 360 days	> 360 days	Total
2025 (USD)	155,550	19,076	9,535	—	—	184,161
2025 (HK$)	1,210,690	148,474	74,214	—	—	1,433,378

The table below sets forth the balance of allowance for expected credit losses for each aging group of our gross accounts receivable at the end of each year:

As of December 31,	Current	61 – 120 days	121 – 180 days	181 – 360 days	> 360 days	Total
2025 (USD)	76,719	—	—	—	—	76,719
2025 (HK$)	597,128	—	—	—	—	597,128
2024 (HK$)	491,148	—	—	—	—	491,148

The table below sets forth the percentage of provision for expected credit losses for each aging group of our accounts receivable at the end of each year:

As of December 31,	Current	61 – 120 days	121 – 180 days	181 – 360 days	> 360 days	Total
2025	2.0%	—	—	—	—	2.0%
2024	2.0%	—	—	—	—	2.0%

Taxes

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought to or produced before a court of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

BVI

We own New Achiever, which incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

We own Samfine HK, our Hong Kong subsidiary, through New Achiever. Samfine HK was incorporated in Hong Kong and is subject to Hong Kong profit tax at a rate of 16.5%. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. Under Hong Kong tax law, Samfine HK is exempted from income tax on its foreign-derived income and there is no withholding tax in Hong Kong on remittance of dividends.

People’s Republic of China

Samfine SZ and Samfine SZ Technology are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. Samfine SZ and Samfine SZ Technology are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. During the year ended December 31, 2021, Samfine SZ officially obtained a preferential tax concession for being a high and new technology enterprise which entitled Samfine SZ to subject to 15% PRC EIT for the coming three years and further obtained a renewal of three years in December 2024.

Impairment for long-lived assets

Long-lived assets, representing plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

Inventories, net

Inventories, which are primarily comprised of raw materials, work-in-progress and finished goods for sale, are stated at the lower of cost or net realizable value, using the weighted average method. We evaluate the need for impairment associated with obsolete, slow-moving and non-saleable inventory by reviewing net realizable values on a periodic basis but at least annually. Only defective products are eligible for return to our materials suppliers.

Recently issued accounting pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies.”

Results of Operations

The following table sets forth a summary of the consolidated results of operations of us for the years indicated, in absolute amount.

	For the years ended December 31,
	2023	2024	2025
	HK$	HK$	HK$	US$
Revenue	117,265,596	153,493,065	169,791,077	21,814,793
Cost of revenue	(85,905,732)	(118,166,134)	(134,741,409)	(17,311,604)
Gross profit	31,359,864	35,326,931	35,049,668	4,503,189
Selling and marketing expenses	(7,817,266)	(13,937,275)	(17,799,754)	(2,286,916)
General and administrative expenses	(25,490,535)	(23,700,001)	(38,847,212)	(4,991,098)
Loss from operations	(1,947,937)	(2,310,345)	(21,597,298)	(2,774,825)
Interest income	123,894	135,474	83,512	10,730
Interest expenses	(1,470,798)	(1,253,563)	(1,299,945)	(167,017)
Other income	630,546	876,653	581,517	74,713
Other gain (losses), net	(1,617,052)	817,876	2,685,141	344,987
Loss before income tax expenses	(4,281,347)	(1,733,905)	(19,547,073)	(2,511,412)
Income tax benefits (expense)	894,479	(926,503)	(268,349)	(34,478)
Net Loss	(3,386,868)	(2,660,408)	(19,815,422)	(2,545,890)

Revenue

For the years ended December 31, 2023, 2024 and 2025, we generated our revenue through two revenue streams: sales of book products and sales of novelty and packaging products.

The following table presented our revenue disaggregated by service lines for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Sales of book products	63,623,667	87,370,909	92,934,947	11,940,301
Sales of novelty and packaging products	53,641,929	66,122,156	76,856,130	9,874,492
	117,265,596	153,493,065	169,791,077	21,814,793

Our revenue increased by 30.9% to HK$153,493,065 for the year ended December 31, 2024 from HK$117,265,596 for the year ended December 31, 2023. The overall increase in revenue was mainly attributable to the strategic price reduction implemented during 2024 to boost the volume and customer orders in both book products and novelty and packaging products, which resulted in increase in revenue.

Our revenue increased by 10.6% to HK$169,791,077 (US$21,814,793) for the year ended December 31, 2025 from HK$153,493,065 for the year ended December 31, 2024. The overall increase in revenue was mainly attributable to the continuous strategic price reduction implemented during 2025 to boost the volume and customer orders in both book products and novelty and packaging products, which resulted in increase in revenue.

Gross profit and gross profit margin

Our overall gross profit increased by 12.7% to HK$35,326,931 for the year ended December 31, 2024 from HK$31,359,864 for the year ended December 31, 2023. Our overall gross profit margin decreased by 3.7 percentage points to 23.0% for the year ended December 31, 2024 from 26.7% for the year ended December 31, 2023. The decline in gross profit margin was primarily attributable to strategic price reduction implemented in 2024 to drive sales volume growth. As a result, there was increase in revenue and gross profit due to increase in sales volume.

Our overall gross profit decreased by 0.8% to HK$35,049,668 (US$4,503,189) for the year ended December 31, 2025 from HK$35,326,931 for the year ended December 31, 2024. Our overall gross profit margin decreased by 2.4 percentage points to 20.6% for the year ended December 31, 2024 from 23.0% for the year ended December 31, 2024. The decline in gross profit margin was primarily attributable to continuous strategic price reduction implemented in 2025 to drive sales volume growth. As a result, revenue increased due to higher sales volume, while gross profit and gross profit margin both decreased because of the lower selling prices.

Selling and marketing expenses

For the years ended December 31, 2023, 2024 and 2025, our selling and marketing expenses consisted of staff costs, transportation costs, customs expense, entertainment, marketing and promotion expenses and other miscellaneous expenses. The following table sets forth a breakdown of our selling and marketing expenses for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Staff costs	3,616,336	4,134,865	4,110,994	528,181
Transportation costs	3,462,227	4,664,304	4,973,428	638,987
Customs expense	435,889	690,494	637,671	81,928
Entertainment	123,750	224,349	621,743	79,882
Marketing and promotion expenses	116,829	3,857,233	6,802,764	874,020
Others	62,235	366,030	653,154	83,918
Total selling and marketing expenses	7,817,266	13,937,275	17,799,754	2,286,916

Our selling and marketing expenses increased by 78.3% to HK$13,937,275 for the year ended December 31, 2024 from HK$7,817,266 for the year ended December 31, 2023, primarily due to the increase in staff costs, transportation costs, customs expense, entertainment and marketing and promotion expenses.

Our selling and marketing expenses increased by 27.7% to HK$17,799,754 (US$2,286,916) for the year ended December 31, 2025 from HK$13,937,275 for the year ended December 31, 2024, primarily due to the increase in staff costs, transportation costs, entertainment and marketing and promotion expenses, which was partially offset by the decrease in customs expense.

Staff costs

Our staff costs increased by 14.3% to HK$4,134,865 for the year ended December 31, 2024 from HK$3,616,336 for the year ended December 31, 2023. Such increase was in line with our increase in revenue.

Our staff costs remained relatively stable at HK$4,134,865 and HK$4,110,994 (US$528,181) for the year ended December 31, 2024 and 2025, respectively.

Transportation costs

Our transportation costs increased by 34.7% to HK$4,664,304 for the year ended December 31, 2024 from HK$3,462,227 for the year ended December 31, 2023, mainly due to elevated delivery costs associated with relatively heavier book products.

Our transportation costs increased by 6.6% to HK$4,973,428 (US$638,987) for the year ended December 31, 2025 from HK$4,664,304 for the year ended December 31, 2024, mainly due to elevated delivery costs associated with relatively heavier book products.

Customs expense

Our customs expense increased by 58.4% to HK$690,494 for the year ended December 31, 2024 from HK$435,889 for the year ended December 31, 2023, mainly due to (i) higher utilization of Hong Kong ports, where customs expense is comparatively more expensive; and (ii) increase in our revenue during the year ended December 31, 2024.

Our customs expense decreased by 7.7% to HK$637,671 (US$81,928) for the year ended December 31, 2025 from HK$690,494 for the year ended December 31, 2024. The decrease was mainly due to more customers handling their own customs clearance during the year ended December 31, 2025, thus bearing the associated expenses themselves.

Entertainment

Our entertainment increased by 81.3% to HK$224,349 for the year ended December 31, 2024 from HK$123,750 for the year ended December 31, 2023, mainly due to more frequent business development meetings and activities to maintain strong relationships with customers and suppliers, resulting in higher travel, dining and hospitality costs.

Our entertainment increased by 177.1% to HK$621,743 (US$79,882) for the year ended December 31, 2025 from HK$224,349 for the year ended December 31, 2024, mainly due to more frequent business development meetings and activities to maintain strong relationships with customers and suppliers, resulting in higher travel, dining and hospitality costs.

Marketing and promotion expenses

Our marketing and promotion expenses increased by 3,201.6% to HK$3,857,233 for the year ended December 31, 2024 from HK$116,829 for the year ended December 31, 2023. Such increase was mainly attributable to the marketing and media communication services we purchased for a period of three years from November 2024 to October 2027 to enhance brand awareness and drive sales growth in the coming years.

Our marketing and promotion expenses increased by 76.4% to HK$6,802,764 (US$874,020) for the year ended December 31, 2025 from HK$3,857,233 for the year ended December 31, 2024. Such increase was mainly attributable to the marketing and media communication services we purchased for a period of three years from November 2024 to October 2027, with only few months of expenses recognized in 2024 and a full year of expenses recognized in 2025 to enhance brand awareness and drive sales growth in the coming years.

General and administrative expenses

For the years ended December 31, 2023, 2024 and 2025, our general and administrative expenses consisted of staff costs, rental and office expense, allowance for expected credit losses, impairment of obsolete inventories, depreciation, legal and professional fee, repair and maintenance expenses, research and development costs and other miscellaneous expenses. The following table sets forth a breakdown of our general and administrative expenses for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Staff costs	4,898,951	6,275,125	7,460,118	958,478
Rental and office expense	3,817,672	4,185,355	4,534,649	582,613
Allowance (reversal of allowance) for provision of expected credit losses	4,917,798	(105,737)	105,834	13,598
Impairment of obsolete inventories	267,847	20,716	—	—
Depreciation	410,039	260,753	431,142	55,393
Legal and professional fee	2,936,471	3,485,208	1,304,642	1,67,621
Repair and maintenance expenses	1,430,288	2,454,826	3,016,999	387,625
Research and development	5,996,144	4,537,422	6,449,820	828,674
Others	815,325	2,586,333	15,544,008	1,997,096
	25,490,535	23,700,001	38,847,212	4,991,098

Our general and administrative expenses decreased by 7.0% to HK$23,700,001 for the year ended December 31, 2024 from HK$25,490,535 for the year ended December 31, 2023, principally due to (i) the decrease in research and development costs, and (ii) the decrease in allowance for expected credit losses during the year ended December 31, 2024.

Our general and administrative expenses increased by 63.9% to HK$38,847,212 (US$4,991,098) for the year ended December 31, 2025 from HK$23,700,001 for the year ended December 31, 2024, principally due to (i) the increase in staff costs, (ii) the increase in legal and professional fee, (iii) the increase in research and development costs, and (iv) the increase in allowance for expected credit losses during the year ended December 31, 2025.

Staff costs

Our staff costs increased by 28.1% to HK$6,275,125 for the year ended December 31, 2024 from HK$4,898,951 for the year ended December 31, 2023, principally due to the combined effect of (i) staff salary and benefits enhancements to recognize employee contributions to the performance of the Company and to maintain personnel; and (ii) increase in headcount in administrative department to strengthen the administrative support function.

Our staff costs increased by 18.9% to HK$7,460,118 (US$958,478) for the year ended December 31, 2025 from HK$6,275,125 for the year ended December 31, 2024, principally due to staff salary and benefits enhancements implemented to recognize employee contributions to Company performance and support talent retention.

Rental and office expenses

Our rental and office expenses mainly represented rental expenses for Hong Kong office, warehouses in Shenzhen and Shenzhen Factory, staff dormitory and other office expenses. Our rental and office expenses remained relatively stable at HK$3,817,672, HK$4,185,355 and HK$4,534,649 (US$582,613) for the years ended December 31, 2023, 2024 and 2025, respectively.

Allowance for expected credit losses

In determining the amount of expected credit losses, the Company considers historical collectability based on past due status, age of the accounts receivable balances, credit quality of the customers based on ongoing credit evaluations, as well as reasonable and supportable forecasts of future losses. Accounts receivable are written off after all collection efforts have ceased. In this connection, we established a provision for expected credit losses when there is objective evidence that we may not be able to collect amounts due.

The reduction in allowance for expected credit losses was primarily attributable to strong credit performance supported by timely customer repayments and improved historical repayment behavior during the year 2024. For details of the allowance for expected credit losses, please refer to the section headed “Accounts receivable and allowance for expected credit losses” in this prospectus.

Allowance for expected credit losses increased by 200.1% to HK$105,834 (US$13,598) for the year ended December 31, 2025 from reversal of allowance of expected credit losses of HK$105,737 for the year ended December 31, 2024, principally attributable to deteriorated credit quality associated with long aged accounts receivables. Based on the assessment of the Company, management determined higher impairment allowances for reduced recoverability of the accounts receivable.

Legal and professional fee

Our legal and professional fee remained stable at HK$2,936,471 and HK$3,485,208 for the years ended December 31, 2023 and 2024, respectively. The amount mainly represented the professional and consultancy fee in relation to our listing and compliance costs as a listed company.

Our legal and professional fee decreased by 62.6% to HK$1,304,642 (US167,621) for the years ended December 31, 2025 from HK$3,485,208 for the year ended December 31, 2024. The amount mainly represented the professional and consultancy fee in relation to our listing and compliance costs as a listed company.

Repair and maintenance expenses

Our repair and maintenance expenses increased by 71.6% to HK$2,454,826 for the year ended December 31, 2024 from HK$1,430,288 for the year ended December 31, 2023. The amount mainly represented more repair and maintenance costs incurred to restore the original functions of the respective plant and machineries.

Our repair and maintenance expenses increased by 22.9% to HK$3,016,999 for the year ended December 31, 2025 from HK$2,454,826 for the year ended December 31, 2024. The amount mainly represented more repair and maintenance costs incurred to restore the original functions of the respective plant and machineries.

Research and development

Our research and development fee principally represented the expenses on research and development on the new technologies. The research and development fee decreased by 24.3% to HK$4,537,422 for the year ended December 31, 2024 from HK$5,996,144 for the year ended December 31, 2023 was primarily attributable to change of strategies that the Company focus more on the listing plan and purchase of more high technology production machineries after the listing during the year of 2024, and hence, some of the research and development for some unique technique was postponed to year 2025. Therefore, the research and development fee increased by 42.1% to HK$6,449,820 (US$828,674) for the year ended December 31, 2025 from HK$4,537,422 for the year ended December 31, 2024. We increased the research and development initiatives for some unique technique with a view to increase our productivity as well as to save costs.

During the year ended December 31, 2021, Samfine SZ obtained a preferential tax concession for being a high and new technology enterprise and Samfine SZ was entitled to enjoy a preferential tax rate of 15% for the coming three years since 2021 and further obtained a renewal of three years in December 2024 as a result of its research and development.

Others

Our other general and administrative expenses mainly consisted of low value consumables, motor vehicle expense, bank charges and other miscellaneous expenses. Our other expenses increased by 217.2% to HK$2,586,333 for the year ended December 31, 2024 from HK$815,325 for the year ended December 31, 2023, principally due to increase in entertainment, insurance, motor vehicle expenses and other miscellaneous expenses.

Our other general and administrative expenses mainly consisted of low value consumables, motor vehicle expense, bank charges and other miscellaneous expenses. Our other expenses increased by 501% to HK$15,544,008 for the year ended December 31, 2025 from HK$2,586,333 for the year ended December 31, 2024, principally due to increase in entertainment, insurance, motor vehicle expenses and other miscellaneous expenses.

Interest expenses

Our interest expenses represented interest expenses for our banks and other borrowings and finance lease liabilities, which remained relatively stable at HK$1,470,798, HK$1,253,563 and HK$1,299,945 (US$167,017) for the years ended December 31, 2023, 2024 and 2025, respectively.

Other income

The following table sets forth a breakdown of other income for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Government subsidies	317,575	491,956	498,591	64,059
Sale of scrap materials	—	206,215	—	—
Others	312,971	178,482	82,926	10,654
	630,546	876,653	581,517	74,713

Our other income increased by 39.0% to HK$876,653 for the year ended December 31, 2024, from HK$630,546 for the year ended December 31, 2023. The increase was mainly due to the increase in government subsidies and sale of scrap materials, which was partially offset by the decrease in other income. There were one-off government subsidies in 2023 mainly related to subsidies received for being a high and new technology enterprise. In 2024, our government subsidies were principally related to subsidies received for a special fund loan interest subsidy, promotion incentives and subsidies for the healthy development of enterprises and enterprise technological transformation investment funding projects. There were no unfulfilled conditions or other contingencies relating to the government subsidies.

Our other income decreased by 33.7% to HK$581,517 (US$74,713) for the year ended December 31, 2025, from HK$876,653 for the year ended December 31, 2024. The decrease was mainly due to the decrease in sale of scrap materials and other income. In 2025, our government subsidies were principally related to subsidies received for enterprise technological transformation investment funding projects. There were no unfulfilled conditions or other contingencies relating to the government subsidies.

Other gains (losses), net

The following table sets forth a breakdown of other gains (losses), net for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Exchange gains (losses), net	(1,317,168)	1,121,688	970,032	124,630
(Loss) gains on disposal of plant and equipment	(67,423)	(180,987)	1,858,934	238,836
Donation	(142,791)	(18,425)	(20,493)	(2,633)
Others	(89,670)	(96,300)	(123,332)	(15,846)
	(1,617,052)	817,876	2,685,141	344,987

Our other gains (losses), net mainly represented exchange gains (losses), net, (loss) gains on disposal of plant and equipment, donation and other miscellaneous loss and gain. The exchange difference gains (losses) was derived from the difference between functional currency of our PRC subsidiary which is RMB and the settlement currency of its accounts receivable in HK$ from our Hong Kong subsidiary. The exchange gain for the years ended December 31, 2024 and 2025 was mainly due to the RMB depreciation against HKD during 2024 and 2025 while the exchange loss for the year ended 2023 was mainly due to the RMB appreciation against HKD during 2023.

Provision for income tax expense

The following table sets forth a breakdown of provision for income tax expense for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Current
– Hong Kong	—	—	—	—
– PRC	14,234	9	43,766	5,623
	14,234	9	43,766	5,623
Deferred
– Hong Kong	(908,713)	907,664	(9,712)	(1,248)
– PRC	—	18,830	234,295	30,103
	(908,713)	926,494	224,583	28,855
Income tax (benefits) expense	(894,479)	926,503	268,349	34,478

Provision for income tax expense represents current profit tax net of deferred tax expense. Current profit tax included tax recorded in Hong Kong and the PRC.

Hong Kong current profit tax arose from the operation of Samfine HK in Hong Kong and its applicable tax rate is 16.5%. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000.

PRC current profit tax arose from the operation of Samfine SZ in Shenzhen, PRC and it is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case- by-case basis. During the year ended December 31, 2024, Samfine SZ officially obtained a renewal of preferential tax concession for being a high and new technology enterprise whereby Samfine SZ was entitled to enjoy a preferential tax rate of 15% for the coming three years since 2024. During the year ended December 31, 2022, according to a notice jointly released by the Ministry of Finance and two other government departments, high and new technology enterprise entitled to the pre-tax deduction of 75% for research and development expenses.

Our income tax benefits amounted to HK$894,479 for the year ended December 31, 2023 and our overall effective tax rate was 20.9% for the year ended December 31, 2023. Our income tax benefits mainly represented the deferred tax assets recognized for the net operating losses from Samfine HK which resulted from the specific provision for expected credit losses for the year 2023.

Our income tax expense amounted to HK$926,503 for the year ended December 31, 2024 and our overall effective tax rate was 53.4% for the year ended December 31, 2024. Our income tax expense mainly represented the deferred tax assets utilized to offset the operating income of Samfine HK for the year 2024.

Our income tax expense amounted to HK$268,349 (US$34,478) for the year ended December 31, 2025 and our overall effective tax rate was 1.4% for the year ended December 31, 2025. Our income tax expense primarily reflected the derecognition of deferred tax assets due to the significant operating loss incurred by Samfine HK during the year ended December 31, 2025, which limited the availability of future taxable profits to support their recoverability.

Net loss

We reported a net loss of HK$3,386,868 and HK$2,660,408 for the year ended December 31, 2023 and 2024, respectively.

As a result of the foregoing, our net loss increased by 644.8% to a net loss of HK$19,815,422 for the year ended December 31, 2025 from HK$2,660,408 for the year ended December 31, 2024. The increase in net income (loss) was predominantly due to the increase in marketing and promotion expenses, research and development costs and legal and professional fee during the year ended December 31, 2025.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth a breakdown of our current assets and liabilities as of the dates indicated.

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
CURRENT ASSETS
Cash and cash equivalents	44,637,131	31,172,798	4,005,088
Restricted cash	14,545,723	15,023,582	1,930,233
Accounts receivable, net
-Third parties	23,167,061	28,739,851	3,692,502
-Related parties	570,149	516,920	66,414
Prepayments and other current assets, net	21,274,088	13,517,496	1,736,731
Investment in life insurance contract, net	1,555,526	—	—
Inventories, net	11,757,137	12,849,149	1,650,861
Prepaid income tax	—	277,570	35,662
Total current assets	117,506,815	102,097,366	13,117,491
CURRENT LIABILITIES
Accounts and bills payable	54,392,905	53,960,626	6,932,872
Accruals and other payables	12,758,304	6,441,731	828,020
Banks and other borrowings	13,402,782	23,549,661	3,025,665
Due to related parties	246,185	100,000	12,848
Operating lease liabilities	2,270,289	5,113,112	656,934
Total current liabilities	83,070,465	89,168,130	11,456,339
Net current assets	34,436,350	12,929,236	1,661,152

Accounts receivable, net

Accounts receivable represented receivables from our customers arising from our sales. We generally grant our customers a credit period ranging from 60 to 90 days, depending on their reputation, transaction history and the products purchased. Our accounts receivable increased by 23.3% to HK$29,256,771 (US$3,758,916) as of December 31, 2025 from HK$23,737,210 as of December 31, 2024, which was mainly due to the increase in sales orders in December 2025 and the delayed payment by our customers.

Our management regularly reviews outstanding accounts and provides an allowance for expected credit losses. In determining the amount of expected credit losses, the Company considers historical collectability based on past due status, age of the accounts receivable balances, credit quality of the customers based on ongoing credit evaluations, as well as reasonable and supportable forecasts of future losses. Accounts receivable are written off after all collection efforts have ceased.

For details of the allowance for expected credit losses of accounts receivables, please refer to the section headed “Accounts receivable and allowance for expected credit losses” in this prospectus.

Prepayments and other current assets, net

The following table sets forth a breakdown of our prepayments and other current assets as of the dates indicated:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Deposits	421,157	471,078	60,524
Prepayments to suppliers	3,549,283	1,371,095	176,159
Prepaid expenses	14,200,000	7,475,000	960,390
Input VAT	2,475,923	4,100,394	526,819
Others	627,725	99,930	12,839
Total	21,274,088	13,517,496	1,736,731

Our prepayments and other current assets, net decreased by 36.5% to HK$13,517,496 (US$1,736,731) as of December 31, 2025 from HK$21,274,088 as of December 31, 2024. The decrease was principally due to decrease in prepaid expenses in relation to marketing and media communication services to enhance brand awareness and drive sales growth in the coming years.

Investment in life insurance policy, net

Our investment in life insurance policy, net amounted to HK$1,559,502 (US$200,365) as of December 31, 2025. Mr. Cheng is the key management person insured under the contracted life insurance policies to insure against the death of the key member of management of the Company. For details of the investment in life insurance policy, net, please refer to Note 7 of the section headed “Index to consolidated financial statements — Notes to the Consolidated Financial Statements” in this prospectus.

Inventories, net

The following table sets forth a breakdown of our inventories, net as of the dates indicated:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Raw materials	2,017,541	3,772,944	484,749
Work-in-progress	7,071,984	3,749,895	481,787
Finished goods	2,667,612	5,326,310	684,325
Total	11,757,137	12,849,149	1,650,861

Our inventories consisted of raw materials, work-in-progress and finished goods. Our inventories increased by 9.3% to HK$12,849,149 (US$1,650,861) as of December 31, 2025 from HK$11,757,137 as of December 31, 2024. The increase was because our products were not yet delivered to customers as of December 31, 2025.

We review our inventory levels on a regular basis. We believe that maintaining appropriate levels of inventories can help us better plan raw material procurement and deliver our products to meet customer demand in a timely manner without straining our liquidity.

During the years ended December 31, 2024 and 2025, our obsolete and slow-moving inventories amounted to HK$20,716 and nil, respectively.

Accounts and bills payable

Our accounts and bills payable mainly related to the purchase of raw materials from our suppliers. Our suppliers usually grant us a credit period between 60 and 90 days.

Our accounts and bills payable remained relatively stable at HK$54,392,905 and HK$53,960,626 (US$6,932,872) as of December 31, 2024 and 2025, respectively.

Accruals and other payables

The following table sets forth a breakdown of our accruals and other payables as of the dates indicated:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Payroll payable	2,958,302	2,634,049	338,423
Accrued expenses	630,462	1,003,369	128,913
Customer deposits	1,544,620	1,557,500	200,108
Contract liabilities	7,530,159	908,389	116,710
Other taxes	64,091	341,424	43,866
Others	30,670	—	—
Total	12,758,304	6,441,731	828,020

Our accruals and other payables decreased by 49.5% to HK$6,441,731 (US$828,020) as of December 31, 2025 from HK$12,758,304 as of December 31, 2024 principally due to lower contract liabilities arising from reduced advance payments received from customers before the Company transferred the goods to customers.

Balances with related parties

The following table set forth the breakdown of our balances due from related party as of the dates indicated:

		As of December 31,
		2024	2025	2025
	Nature	HK$	HK$	US$
Due from Jiamei Cultural and Creative (Shenzhen) Co., Ltd, a company wholly-owned by Mrs. Cheng	Accounts receivable	570,149	516,920	66,414

Amounts due from related parties are unsecured, interest-free with no specific repayment terms. The accounts receivable represented the sales of printing materials to Jiamei during the year. As of the date of this prospectus the accounts receivable from Jiamei Cultural and Creative (Shenzhen) Co., Ltd was HK$434,140. These amounts are expected to be settled in July 2026.

The following table set forth the breakdown of our balances due to related parties as of the dates indicated:

		As of December 31,
		2024	2025	2025
	Nature	HK$	HK$	US$
Due to Mr. Cheng	Commissions payable	80,000	60,000	7,709
Due to Mr. Cheng	Fund Transfer	79,834	—	—
Due to Mrs. Cheng	Commissions payable	50,577	40,000	5,139
Due to Mrs. Cheng	Fund Transfer	35,774	—	—
Total		246,185	100,000	12,848

Amounts due to the related parties represented both fund transfer and commission payable regarding the referral of customers by Mr. Cheng and Mrs. Cheng to the Company. The balances are unsecured, interest-free with no specific repayment terms.

Amount due from Jiamei Cultural and Creative (Shenzhen) Co., Ltd remained relatively stable at HK$570,149 and HK$516,920 (US$66,414) as of December 31, 2024 and 2025, respectively.

The overall decrease in balances owing to Mr. Cheng and Mrs. Cheng by 59.4% to HK$100,000 (US$12,848) as of December 31, 2025 from HK$246,185 as of December 31, 2024 was mainly due to the net repayments made to Mr. Cheng and Mrs. Cheng during the year ended December 31, 2025.

Operating lease liabilities

Our operating lease liabilities mainly related to our rented premises for our plants and office. The current portion of our operating lease liabilities increased by 125.2% to HK$5,113,112 (US$656,934) as of December 31, 2025 from HK$2,270,289 as of December 31, 2024, which was primarily due to the renewal of a leased property and the addition of two new lease properties during the year ended December 31, 2025.

Cash Flows

The following table sets forth a summary of our cash flows information for the years indicated:

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Cash and cash equivalents at the beginning of the year	25,439,867	17,349,390	44,637,131	5,734,988
Restricted cash at the beginning of the year	11,056,826	6,347,680	14,545,723	1,868,838
Cash and cash equivalents and restricted cash at the beginning of the year	36,496,693	23,697,070	59,182,854	7,603,826
Net cash used in operating activities	(6,955,443)	(11,976,179)	(21,064,036)	(2,706,311)
Net cash used in investing activities	(3,349,118)	(10,400,683)	(8,718,653)	(1,120,174)
Net cash (used in)/generated from financing activities	(2,495,062)	57,862,646	16,796,215	2,157,980
Cash and cash equivalents and restricted cash at the end of the year	23,697,070	59,182,854	46,196,380	5,935,321
Cash and cash equivalents at the end of the year	17,349,390	44,637,131	31,172,798	4,005,088
Restricted cash at the end of the year	6,347,680	14,545,723	15,023,582	1,930,233
Cash and cash equivalents and restricted cash at the end of the year	23,697,070	59,182,854	46,196,380	5,935,321

Cash used in operating activities

Our cash inflow from operating activities was principally from receipt of sales. Our cash outflow used in operating activities was principally for payment of purchases of raw materials and settlements of manufacturing activities, staff costs and other operating expenses.

For the year ended December 31, 2023, we had net cash used in operating activities of HK$6,955,443 mainly arising from net loss from our operation of HK$3,386,868, as adjusted for non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items consisted of (i) depreciation of plant and equipment of HK$3,095,572; (ii) amortization of intangible assets of HK$82,181; (iii) allowance for expected credit losses of HK$4,917,798; (iv) loss on disposal of plant and equipment of HK$67,423; and (v) impairment of obsolete inventories of HK$267,847. Changes in operating assets and liabilities mainly include (i) increase in accounts receivable of HK$16,962,546 due to the increase in sales orders in December 2023 and the delayed payment by our customers; (ii) increase in inventories of HK$2,855,446 primarily because our products were not yet delivered to customers as of December 31, 2023; (iii) increase in prepayments and other current assets of HK$1,028,294; and (iv) increase in deferred tax assets of HK$908,713, partially offset by (i) increase in accounts and bills payable of HK$6,346,612 mainly due to more raw materials purchases close to the year-end of 2023; and (ii) increase in accruals and other payables of HK$3,406,899 mainly due to increased accrued expenses related to property, plant and equipment purchases close to the year-end of 2023.

For the year ended December 31, 2024, we had net cash used in operating activities of HK$11,976,179 mainly arising from net loss from our operation of HK$2,660,408, as adjusted for non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items consisted of (i) depreciation of plant and equipment of HK$2,811,095; (ii) amortization of intangible assets of HK$80,592; (iii) reversal of allowance for expected credit losses of HK$321,976; and (iv) loss on disposal of plant and equipment of HK$189,087. Changes in operating assets and liabilities mainly include (i) increase in inventories of HK$3,484,566 primarily because our products were still under production and not yet delivered to customers as of December 31, 2024; and (ii) increase in prepayments and other current assets of HK$30,621,692, partially offset by (i) decrease in accounts receivable of HK$8,255,499 due to prompt settlements by customers in December 2024; (ii) increase in accounts and bills payable of HK$7,275,998 mainly due to more raw materials purchases close to the year-end of 2024; (iii) increase in accruals and other payables of HK$5,555,074 mainly due to increased contract liabilities in relation to deposits received from customers close to the year-end of 2024; and (iv) decrease in deferred tax assets of HK$769,568.

For the year ended December 31, 2025, we had net cash used in operating activities of HK$21,064,036 (US$2,706,311) mainly arising from net loss from our operation of HK$19,815,422 (US$2,545,890), as adjusted for non-cash items and changes in operating assets and liabilities. Adjustments for non-cash items consisted of (i) depreciation of plant and equipment of HK$2,965,889 (US$381,058); (ii) amortization of intangible assets of HK$148,099 (US$19,028); (iii) allowance for expected credit losses of HK$105,834 (US$13,598); and (iv) gain on disposal of plant and equipment of HK$1,858,934 (US$238,836). Changes in operating assets and liabilities mainly include (i) increase in inventories of HK$1,092,012 (US$140,302) primarily because our products were not yet delivered to customers as of December 31, 2025; and (ii) increase in accounts receivable of HK$5,625,541 (US$722,771) due to the increase in sales orders in December 2025 and the delayed payment by our customers, (iii) decrease in accounts and bills payable of HK$1,669,481 (US$214,495), and (iv) decrease in accruals and other payables of HK$6,313,573 (US$811,169) mainly due to decreased contract liabilities in relation to principally due to reduced advance payments received from customers before the Company transferred the goods to customers, partially offset by (i) decrease in prepayments and other current assets of HK$12,144,092 (US$1,560,275) due to decrease in prepaid expenses in relation to marketing and media communication services to enhance brand awareness and drive sales growth in the coming years; and (ii) decrease in deferred tax assets of HK$374,983 (US$48,178).

Net cash used in investing activities

For the year ended December 31, 2023, net cash used in investing activities was HK$3,349,118 which related to the purchase of equipment and intangible assets of HK$1,738,252, prepayment for the acquisition of plant and equipment of HK$1,357,434 and investment in life insurance policy of HK$1,564,333; partially offset by the proceed from disposal of plant and equipment of HK$1,310,901.

For the year ended December 31, 2024, net cash used in investing activities was HK$10,400,683 which related to the purchase of equipment and intangible assets of HK$10,585,946, prepayment for the acquisition of plant and equipment of HK$23,599; partially offset by the proceed from disposal of plant and equipment of HK$208,862.

For the year ended December 31, 2025, net cash used in investing activities was HK$8,718,653 (US$1,120,174) which related to the purchase of equipment and intangible assets of HK$7,185,164 (US$923,151), prepayment for the acquisition of plant and equipment of HK$4,032,965 (US$518,156); partially offset by the proceed from disposal of plant and equipment of HK$2,499,476 (US$321,133).

Net cash (used in)/generated from financing activities

For the year ended December 31, 2023, net cash used in financing activities of HK$2,495,062 consisted of (i) repayment of banks and other borrowings of HK$11,872,983; (ii) repayment of obligation under finance lease of HK$652,762; and (iii) deferred offering cost of HK$1,739,608, which was partially offset by (i) proceeds from banks and other borrowings of HK$8,989,445; (ii) repayment from related party of HK$848,687; and (iii) advances from related parties of HK$1,992,720.

For the year ended December 31, 2024, net cash generated from financing activities of HK$57,862,646 consisted of (i) net proceeds from issue of ordinary shares of HK$63,945,093; (ii) proceeds from banks and other borrowings of HK$16,087,571; and (iii) repayment from related party of HK$2,086,415, which was partially offset by (i) repayment of banks and other borrowings of HK$18,981,993; (ii) repayment of obligation under finance lease of HK$145,240; and (iii) repayment to related parties of HK$1,786,008.

For the year ended December 31, 2025, net cash generated from financing activities of HK$16,796,215 (US$2,157,980) consisted of (i) proceeds from banks and other borrowings of HK$36,267,853 (US$4,659,701), which was partially offset by (i) repayment of banks and other borrowings of HK$19,325,453 (US$2,482,937); and (ii) repayment to related parties of HK$146,185 (US$18,782).

Capital Expenditures

We incurred capital expenditures of HK$1,738,252, HK$10,585,946 and HK$7,185,164 (US$923,151), for the years ended December 31, 2023, 2024 and 2025, respectively, which mainly related to the purchase of our machineries by Samfine SZ.

Contractual Obligations

The following table summarized our undiscounted contractual obligations as of December 31, 2025:

	Payment due by period
	Less than 1 year	1 to 2 years	2 to 3 years	More than 3 years	Total
	HK$	HK$	HK$	HK$	HK$
Contractual Obligations:
Operating lease obligation	6,135,527	5,954,189	5,113,884	11,412,401	28,616,001

	Payment due by period
	Less than 1 year	1 to 2 years	2 to 3 years	More than 3 years	Total
	US$	US$	US$	US$	US$
Contractual Obligations:
Operating lease obligation	788,294	764,995	657,033	1,466,268	3,676,590

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

DESCRIPTION OF BUSINESS

Corporate History and Structure

In February 1993, Samfine SZ was established under the laws of the PRC to engage in the provision of commercial printing services.

In March 1997, Samfine HK was established under the laws of Hong Kong to engage in the provision of commercial printing services, with a view to capture opportunities from the printing market in Hong Kong.

In 2000, Samfine HK acquired the entire issued share capital of Samfine SZ. Accordingly, Samfine SZ became a directly wholly-owned subsidiary of Samfine HK.

In April 2021, Samfine SZ’s wholly owned subsidiary, Samfine SZ Technology was established under the laws of the PRC with an aim to expand our services, in particular, printing and trading of personalized printing products.

On October 16, 2024, SFHG closed its IPO of 2,000,000 ordinary shares at a public offering price of $4.00 per share. The ordinary shares were previously approved for listing on The Nasdaq Capital Market and commenced trading under the ticker symbol “SFHG” on September 30, 2024.

Corporate reorganization

On January 20, 2022, SFHG was incorporated under the laws of the Cayman Islands as an exempted company with limited liability, as a holding company. On January 13, 2022, New Achiever was incorporated in the BVI as a BVI business company. On January 20, 2022, one share was allotted and issued to SFHG, following which New Achiever is wholly-owned by SFHG. Subsequently, SFHG acquired, through New Achiever, all the shares in Samfine HK as part of the reorganization prior to listing.

Share split

On January 20, 2022, SFHG was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Upon incorporation, the authorized share capital was US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. On September 5, 2023, the shareholders of the Company resolved and approved a share split at a ratio of 1-to-1.6, as a result of which the Company’s authorized share capital was changed to US$50,000 divided into 800,000,000 ordinary shares with a par value of US$0.0000625 each, as part of the Company’s recapitalization prior to this offering. Immediately after such share split, the issued share capital of the Company became US$1,125 divided into 18,000,000 ordinary shares with a par value of US$0.0000625 each, all of which were fully paid up. All ordinary shares and per ordinary shares amounts used elsewhere in this prospectus and the consolidated financial statements have been retroactively restated to reflect the share split.

Completion of the IPO

On October 16, 2024, the Company announced the closing of its initial public offering (“IPO”) of 2,000,000 ordinary shares, US$0.0000625 par value per share at an offering price of US$4.00 per share for a total of US$8,000,000 in gross proceeds. On October 22, 2024, the underwriters of the Company completed exercising the over-allotment of 300,000 ordinary shares of the Company with gross proceeds of US$1,200,000. In aggregate, the Company raised total net proceeds of approximately HK$63.9 million (US$8.2 million), which was reflected in the statement of cash flows, after deducting underwriting discounts and commissions and outstanding offering expenses as at October 22, 2024. During the process of IPO, the Company incurred an aggregate of approximately HK$18.6 million (US$2.4 million) for underwriting discounts and commissions and total offering expenses, among which approximately HK$10.8 million (US$1.4 million) offering expenses were paid just before successful listing and recognized as deferred offering costs. At the date of closing of IPO and over (i.e. October 22, 2024), the underwriting discounts and commissions and total offering expenses of approximately HK$7.8 million (US$1.0 million) were offset against the gross offering proceeds of HK$71.7 million (US$9.2 million) resulted in net amount of approximately HK$53.1 million (US$6.8 million) which was recognized in additional paid-in capital.

Re-designation and re-classification of ordinary shares

On May 13, 2025, the Company held the extraordinary general meeting to approve: (i) the re-designation and re-classification of all 800,000,000 shares of a par value US$0.0000625 each in the share capital of the Company, whether issued or unissued, into 791,000,000 class A ordinary shares of a par value US$0.0000625 each and 9,000,000 class B ordinary shares of a par value US$0.0000625 each, such that the authorized share capital of the Company shall be re-classified and re-designated into USD50,000.00 divided into 791,000,000 class A ordinary shares, each entitled to one (1) vote, and 9,000,000 class B ordinary shares, each entitled to twenty (20) votes (the “Share Re-Designation”); (ii) upon the Share Re-Designation becoming effective, the currently issued 20,300,000 shares of a par value US$0.0000625 each in the Company be and are hereby re-designated and re-classified into 11,300,000 class A ordinary shares with 1 vote per class A ordinary share and 9,000,000 class B ordinary shares with 20 votes per class B ordinary share on a one for one basis as set out in the notice of extraordinary general meeting of shareholders of the Company dated April 25 2025; and (iii) any director, company secretary, and/or the registered office provider of the Company be and is/are hereby authorized to do all such acts and things and execute all such documents, deeds and make all such arrangements that he/she shall, in his/her absolute discretion, deem necessary or expedient to give effect to the Share Re-Designation, including without limitation, updating the register of members of the Company, attending to the necessary filings with the Registrar of Companies in the Cayman Islands. Upon the Share Re-Designation becoming effective, the Company adopted the second amended and restated memorandum and articles of association of the Company to reflect the dual-class share structure and set out the rights and privileges of class A ordinary shares and class B ordinary shares. The share re-designation was effective on May 15, 2025.

Bid Price Compliance and Share Consolidation

On March 25, 2025, the Company received written notice (the “Notice”) from the Nasdaq Stock Market, LLC (“Nasdaq”) that, based on the closing bid price of shares of the Company’s Class A Ordinary Shares for the last 30 consecutive trading days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive trading days. Pursuant to the Nasdaq Listing Rules, the Company has been provided an initial period of 180 calendar days or until September 22, 2025 to regain compliance with the Minimum Bid Price Requirement.

On September 24, 2025, the Company received a letter from Nasdaq notifying the Company that Nasdaq has granted the Company a 180-day extension, until March 23, 2026 (the “Extension Period”), to regain compliance with the requirement for the Company’s ordinary shares to maintain a minimum bid price of $1.00 per share for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2).

On December 30, 2025, the Company held its annual general meeting to approve every five issued and unissued shares (namely, both class A ordinary shares of a par value of US$0.0000625 each and class B ordinary shares of a par value of US$0.0000625 each) in the share capital of the Company be consolidated into one (1) share of a par value of US$0.0003125 each (the “Share Consolidation”) so that the authorised share capital of the Company shall be changed from US$50,000 consisting of 800,000,000 shares of a par value of US$0.0000625 each comprised of 791,000,000 class A ordinary shares of a par value of US$0.0000625 each and 9,000,000 class B ordinary shares of a par value of US$0.0000625 each to US$50,000 consisting of 160,000,000 shares of a par value of US$0.0003125 each comprised of 158,200,000 class A ordinary shares of a par value of US$0.0003125 each and 1,800,000 class B ordinary shares of a par value of US$0.0003125 each. The Share Consolidation was effective on February 27, 2026. The number of issued and outstanding Ordinary Shares immediately before and upon effectiveness of the Share Consolidation was 20,300,000 (comprising of 11,300,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares) and 4,060,000 (comprising of 2,260,000 Class A Ordinary Shares and 1,800,000 Class B Ordinary Shares), respectively.

Beginning with the opening of trading on February 27, 2026, the Class A Ordinary Shares commenced trading on a post-Share Consolidation basis on the Nasdaq Capital Market under the same symbol “SFHG”, but under a new CUSIP number of G7785M126.

On March 13, 2025, Nasdaq notified the Company that it has determined that for 10 consecutive business days, from February 27, 2026 through March 12, 2025, the closing bid price of the Company’s ordinary shares has been at $1.00 per share or greater. As a result, the Company has regained compliance with Nasdaq’s Minimum Bid Price Requirement.

Organization Structure

The chart below illustrates our corporate structure and identify our subsidiaries as of the date of this prospectus:

Name	Background	Ownership
New Achiever	— A BVI business company — Incorporated on January 13, 2022 — Issued share capital of US$100 — Intermediate holding company	100% owned by SFHG

Samfine HK	— A Hong Kong company — Incorporated on March 12, 1997 — Issued share capital of HK$15,500,000 — Provision of commercial printing services	100% owned by New Achiever

Samfine SZ	— A PRC company — Established on February 5, 1993 — Registered capital of US$1,808,800 — Provision of commercial printing services	100% owned by Samfine HK

Samfine SZ Technology	— A PRC company — Incorporated on April 21, 2021 — Registered capital of RMB1,000,000 — Provision of commercial printing services	100% owned by Samfine SZ

Overview

Through our operating subsidiaries, we are an established one-stop printing service provider which principally provides printing services in Hong Kong and the PRC. With over 20 years of experience in the printing industry, our operating subsidiaries offer a wide range of printed products such as (i) book products, which mainly include children’s books, educational books, art books, notebooks, diaries and journals; and (ii) novelty and packaging products, which mainly include handcraft products, book sets, pop-up books, stationery products, products with assembly parts and other specialized products, shopping bags and package boxes. Our operating subsidiaries’ customers principally comprise of book traders located in Hong Kong whose clients are located around the world, mainly in the U.S. and Europe.

Leveraging our extensive industry experience, experienced management team and production facilities situated in the PRC, our operating subsidiaries are able to offer high quality and speedy book printing and other paper-related printing services in respect of a broad range of paper related products, which cater to our customers’ diversified needs. In particular, our operating subsidiaries have extensive experience in customized and personalized book printing allowing personalization in all aspects, including the cover, back and spine design, font and color as well as the interior design and format, and have developed a strong reputation in each of the printed products in which we specialize, namely, notebooks and planners which are widely used in colleges located in the U.S.

We place a strong emphasis on the high, consistent quality of our printing services and have therefore implemented a stringent and comprehensive quality control system. We maintain quality control throughout our production process, from the sourcing of raw materials and supplies to the manufacturing processes as well as the packaging of finished products.

Business Model

Our operating subsidiaries provide printing services to book traders principally located in Hong Kong whose clients are located around the world, through our production site in Shenzhen, the PRC. The following diagram depicts our business model.

Our operating subsidiaries’ business usually starts with order intake from customers. We prepare quotations to our customers based on several factors such as the estimated material and labor costs, ordering quantity, expected delivery schedule and expected profit margin, as well as other special requirements from the customer. Once our quotation is accepted by the customer, our sales team will forward the job sheets to our production department so that our production department can arrange for the planning and scheduling of the production process, and the job order is in the pipeline for fulfilment.

Products

Our products comprise (i) book products which mainly include children’s books, educational books, art books, notebooks, diaries and journals; and (ii) novelty and packaging products, which mainly include handcraft products, book sets, pop-up books, stationery products, products with assembly parts and other specialized products, shopping bags and package boxes.

Book products

Our operating subsidiaries are equipped to provide printing services for book products in a wide range of styles including case binding, paperback binding, saddle-stitched, wire-O binding, spiral binding, as well as handcraft products. The diagrams below illustrate the book products that our operating subsidiaries produce for our customers:

The table below sets forth the book styles typically requested by our customers:

Book styles	Description	Sample picture
Case binding	A book bound with a stiff or hard cover
Paperback binding	A book bound with a paper or other non-board cover
Saddle-stitched	A common way of binding pamphlets and booklets which may be less than five-millimeter thick. The pages are bound together by thread or wire inserted through the spine, or folding line, and into the center spread where they are clinched. As wire or thread may be used or the stitching, thus, saddle-stitched books may be saddle-wire stitched or saddle-thread stitched
Wire-O binding	A method of loose-leaf binding in which a continuous double loop of wire runs through punched slots along the binding side of a booklet
Spiral binding	A method of binding in which a continuous wire is threaded through holes punched in the binding edge of the pages
Handcraft products	Book products requiring handcraftsmanship for the binding process, which mainly include children’s books, books in gift sets and set books with deluxe decoration

Novelty and packaging products

We also offer a variety of novelty and packaging products which can be tailored to our customers’ diversified needs on design, complexity, size, quality and quantity to be used for different purposes. The diagrams below illustrate the novelty and packaging products that our operating subsidiaries offer to our customers:

Facilities

We and our operating subsidiaries do not own any real property.

Our headquarters are located in Hong Kong where Samfine HK leases an office space from an independent third party with an area of approximately 2,000 square meters with a lease term from January 1, 2021 and a monthly rent of HK$34,960. The lease is an oral lease with no end date and either Samfine HK or the landlord may terminate the lease upon at least one month’s notice to the other party.

Samfine SZ renewed leases of (i) two properties located in Shenzhen in mainland China with a total gross floor area of approximately 1,510 square meters with a lease term from January 1, 2025, to December 30, 2027, and a monthly rent of RMB51,340 from an independent third party as a warehouse. Samfine SZ is required to notify the landlord at least one month in advance of the term expiration if it would like to further renew the lease; (ii) one property located in Shenzhen in mainland China, leased from an independent third party for employee dormitory use, with a lease term from June 1, 2024 to May 31, 2027 at a fixed monthly rent of RMB42,000. Samfine SZ is required to notify the landlord at least two months in advance of the term expiration if it would like to further renew the lease; (iii) one property with a production site for its operations, being the Shenzhen Factory, located in Shenzhen, mainland China from Ms. Kwan Hung Cheng, our director, and Mr. Zheng Hongrong, with a total gross floor area of approximately 9,456.9 square meters with a lease term from May 2, 2022 to May 1, 2025, with a monthly rent of RMB250,000. The lease was then renewed from May 2, 2025 to May 1, 2031, with an initial monthly rental fee of RMB275,000. The rental rate shall increase by 5% biennially. Samfine SZ is required to notify the landlords at least one month in advance of the term expiration if it would like to renew the lease; (iv) one property located in Shenzhen in mainland China with a total gross floor area of approximately 2,000 square meters with a lease term from October 1, 2024 to July 31, 2030 and a total monthly rent of RMB60,000 from an independent third party as a production site for its operations. The rental rate shall increase by 5% biennially. Samfine SZ is required to notify the landlord at least two months in advance of the term expiration if it would like to renew the lease; and (v) one property located in Shenzhen in mainland China, leased from an independent third party as a production site and employee dormitory use, with a lease term from September 16, 2025 to July 31, 2030 at a fixed monthly rent of RMB30,000. Samfine SZ is required to notify the landlord at least two months in advance of the term expiration if it would like to renew the lease. The Shenzhen Factory comprises printing production facility, dormitory, guard room and canteen. We conduct all our production operations at the Shenzhen Factory.

Samfine SZ Technology shares the same office of Samfine SZ, and Samfine SZ agreed to waive all of the rents.

Our Production Site, Shenzhen Factory

The Shenzhen Factory was established in Shenzhen in 2003 for printing books products, novelty and packaging products which is equipped with different types of equipment and machinery.

The Shenzhen Factory has a total of 6 multi-color printing presses, which offers us the scale needed to maintain stable supply to our key customers. The Shenzhen Factory is also equipped with other equipment and machinery to accomplish our pre-press process, and our post-press and binding processes such as lamination machines, laser die-cutting machines, paper cutting machines, folding machines and stamping machines. The printing presses of our operating subsidiaries’ production lines are mainly imported from reputable suppliers in Germany. For the years ended December 31, 2025 and 2024, the production capacity at our production facilities increased primarily due to our investments in purchasing additional machines and equipment.

We believe that the offices that our operating subsidiaries currently lease are adequate to meet their needs for the foreseeable future.

Production Process

The following flow chart is a general overview of the major steps involved in our operating subsidiaries’ printing production process:

Our production can be broadly divided into pre-press, printing and post-press processes. Pre-press activities generally involve a series of steps such as color proofing, imposition and plate-making. We conduct our printing process with our multiple-color printing presses ranging from 2-color to 5-color capacities for products of various color specifications. Post-press process typically includes folding, collating, sewing, trimming, binding and other finishing operations. Our printed jobs often require us to apply a wide variety of finishing and/or binding operations to convert the printed sheets into a finished product. Finishing operations include lamination, varnishing, silkscreen printing, UV-coating and other treatments such as die-cutting, embossing, debossing and foil stamping. Binding operations include case binding, paperback binding, saddle stitched, wire-O binding and spiral binding. We store the finished products in our warehouse at our Shenzhen Factory pending delivery as per instructions of our customers.

Customers

Our customers are book traders mainly located in Hong Kong whose clients are located around the world, mainly in the U.S. and Europe. These customers secure printing contracts overseas directly through their overseas offices and outsource their customers’ orders to printing companies in Hong Kong such as our operating subsidiaries. Such book traders perform necessary quality checks and sometimes provide materials for production on behalf of their customers. While we produce products according to the book traders’ instructions, the products we produce for these book traders are often shipped directly to different overseas markets, mainly the U.S. and Europe, where their customers are located.

In line with industry norms, our sales are made on the basis of individual orders received from our customers, and we generally do not enter into long-term contracts or framework sales agreements with our customers. Our customers confirm quotation for each job order by placing a purchase order or by email on order-by-order basis to effect each specific transaction which generally stipulate the price, quantity, payment terms, delivery schedule, destination and shipment arrangements and other specifications. Once the job order is confirmed, its terms will not be amended or supplemented without mutual consent. Our operating subsidiaries have no sales return policy and do not offer any sales returns. Despite the absence of long-term contracts or framework sales agreements, we have cultivated stable and mutually beneficial cooperative business relationships with most of our major customers.

The management of our operating subsidiaries will maintain and enhance our long-standing relationships with our customers and diversify our products and services to our customers in order to reduce the level of customer concentration.

Suppliers

We source raw materials, paper (including related processing) and ink from raw materials vendors such as paper processing company and paper trading company, all of which are independent third party and majority of them are based in the PRC. We select our suppliers based on their product quality, reliability, price and delivery schedule. Our raw materials procurement policy is to select only suppliers on our approved list who have passed our quality control tests and who have a satisfactory record of quality and on-time delivery. The quality and delivery performance of each supplier is evaluated monthly, and the allocation of our ordering quantity may be adjusted for subsequent periods based on results of the evaluation. We would cease transaction with a supplier if it fails our annual evaluation or if we receive complaints which relate to the quality of raw materials. We do not enter into long-term agreements with our suppliers, which we believe is in line with market practice.

Any failure in the supplier’s ability to provide raw materials could materially and adversely affect the Company’s results of operations, financial condition, business and prospects. To manage the supplier concentration risk, we have a practice of maintaining a good working relationship with our suppliers, namely paper trading company and paper processing company. Besides, we will continue to explore and develop business relationship with other suitable suppliers as part of its contingency planning. In addition, we currently have a well-diversified supplier base that effectively mitigates any concentration risk and have not historically experienced any significant interruptions to supply.

Employees

As of the date of this prospectus, our subsidiaries employ 221, 216 and 226 full-time employees, respectively. As of the date of this prospectus, we employ 40 temporary employees on average.

Our employees are employed in the areas of human resources and administration, management, marketing, production, product design and development, sourcing and logistics, and quality control. We have employment contracts with each of our employees in accordance with the applicable employment laws in Hong Kong and the PRC.

We believe that our operating subsidiaries maintain a good working relationship with their employees, and they have not experienced material labor disputes in the past. None of their employees are represented by labor unions.

Seasonality

Demand for our products is subject to seasonal fluctuation. We generally record a relatively lower revenue in the first quarter of each calendar year due to the Chinese New Year holiday. Production in the PRC tends to slow down for at least four weeks, or even completely shut down, during the holiday period. On the other hand, the demand for our printing products typically increase in the fourth quarter of each calendar year as our customers generally place orders to us to meet their sales demand before festive seasons such as Christmas and Chinese New Year. Therefore, we generally experience a decrease in our revenue in the first quarter of each calendar year and an increase in our revenue in the fourth quarter of each calendar year, which is caused by our customers increasing their product inventory ahead of the holiday seasons.

Competition

The industry that we operate in is highly fragmented, with various printing companies operating in Hong Kong and the PRC. We also face competition from printing companies of other developing countries for our international business. We expect to face intense competition from our existing competitors and new market entrants in the future. The main bases of competition for our industry are the product quality, scale of production capacity, pricing and timely delivery. Along with the higher penetration rate of electronic devices and convenience of access via online platforms, we also face competition from electronic books as they gained higher popularity and experienced significant growth in sales in the developed countries in recent years. Compared with printed books, electronic publications offer a convenient or even interactive reading experience to the readers.

Licenses, Permissions, Approvals And Certifications

As of the date of this prospectus our operating subsidiaries have obtained all requisite licenses, permissions or approvals to operate our business, all of which are valid and current, and our operating subsidiaries have not been denied such licenses, permissions or approvals by any authorities.

Our PRC subsidiaries, Samfine SZ and Samfine SZ Technology are required to and have obtained business licenses issued by the local counterparts of PRC State Administration for Market Regulation. According to the Regulations on the Administration of Printing Industry (2020 Revision), for an entity to engage in printing business in the PRC must apply for the printing operation license in accordance with the Regulations on the Administration of Printing Industry before commencement of any such business activity, and shall carry out any relevant activity after being recognized in accordance with the law. In addition, when accepting entrustment to print foreign publications, a printing enterprise must obtain the approval of the administrative department of publishing. For details, see “Regulation — Regulations Related to our Business Operations in the PRC.” Our PRC subsidiary, Samfine SZ, is therefore required to and has obtained a printing operation license issued by Shenzhen Press and Publication Bureau and printing permits for its printing publications. Our HK subsidiary, Samfine HK is required and has obtained the business registration certificate issued by the Hong Kong Business Registration Office.

We are not aware of any circumstances that would significantly hinder or delay the renewal of such licenses. In the event that Samfine SZ cannot maintain, obtain or renew its printing operation license or printing permits due to its WFOE status, Samfine SZ will not be permitted to engage in the business of printing printed matters of package and decoration or publications and its business operation will be adversely affected. Additionally, in the event that Samfine SZ cannot maintain filings and registration certificates relating to foreign trade (including Recordation of Customs Declaration Entities of the PRC, Record-filing and Registration of Foreign Trade Operators, and, Registration Certificate of Self-Inspection Organization) and Certificate of Sewage Connected to the Municipal Sewage Discharge Pipe, its daily operations may be adversely and materially affected. See “Risk Factors — Risks Related to Our Operating Subsidiaries’ Business and Industry — Our operating subsidiaries may fail to obtain or renew the licenses, permissions and approvals that are material required for conducting to their operation, or otherwise fail to satisfy their requirements from time to time, which will affect our operating subsidiaries’ ability to obtain new business and its financial position and prospects,”, “Risk Factors — Risks Related to Our Operating Subsidiaries’ Business and Industry — Our operating subsidiaries may be denied permits to print publications in light of their wholly foreign-owned status” and “Risk Factors — Risks Related to Our Operating Subsidiaries’ Business and Industry — Our operating subsidiaries may fail to obtain or renew the licenses, permissions and approvals that are material required for conducting to their operation, or otherwise fail to satisfy their requirements from time to time, which will affect our operating subsidiaries’ ability to obtain new business and its financial position and prospects.”

As of the date of this prospectus, we also obtained (i) quality standard certificate of ISO9001:2015 in respect of our quality management system from Shenzhen Zhongbiao International Testing and Certification Co., Ltd; (ii) quality standard certificate of ISO14001:2015 in respect of our environmental management system issued by Shenzhen Zhongbiao International Testing and Certification Co., Ltd; (iii) FSCTM Chain-of-Custody Certificate issued by SGS Hong Kong Limited; and (iv) Facility and Merchanise Authorization granted by Disney Worldwide Services.

REGULATIONS

Below sets forth a summary of the principal PRC and Hong Kong laws and regulations relevant to our business and operations.

Regulations Related to our Business Operations in Hong Kong

Regulations Relating to Printing Services Providers

Business registration requirement

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong), or the BRO, requires every person, whether a company or an individual, carrying on any business to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be. Any person who fails to apply for business registration or display a valid business registration certificate at the place of business shall be guilty of an offense, and shall be liable to a maximum penalty of up to HK$5,000 and to imprisonment for one year. Samfine HK, our operating subsidiary in Hong Kong, carrying on business in Hong Kong, is required to comply with the business registration requirement under the BRO and is in full compliance as at the date of this prospectus.

Regulations relating to employment and labor protection

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO, is an ordinance enacted for, amongst other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee who is employed under a continuous contract is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; 14 weeks’ maternity leave in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO, is an ordinance enacted for the purpose of providing for the payment of compensation to employees injured in the course of employment. It requires an employer to pay compensation for death or incapacity of an employee resulting from accident arising out of and in the course of employment or an occupational disease specified in ECO in accordance with its provisions. Under the ECO, an employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident happened or resulting in occupation disease. As stipulated by the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer. According to the Fourth Schedule of the ECO, the insured amount shall be not less than HKD100,000,000 per event if a company has no more than 200 employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong), or the MWO, is an ordinance enacted for the purposes of providing for a prescribed minimum hourly wage rate (currently at HK$42.1 per hour) during the wage period for every employee engaged under a contract of employment under the Employment Ordinance (Chapter 57 of the Laws of Hong Kong). Any provision of an employment contract that purports to extinguish or reduce any right, benefit or protection conferred on the employee by the MWO is void.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), or the MPFSO, is an ordinance enacted for the purposes of providing for, among others, the establishment, contributions, registration and regulation of non-governmental mandatory provident fund schemes, or the MPF Schemes. Unless otherwise exempted, employers must take all practicable steps to ensure their employees (to whom the EO applies) become members of a provident fund scheme registered under the Mandatory Provident Fund Schemes Ordinance (the “MPF Scheme”) within the prescribed period. The MPF Scheme is a defined contribution retirement plan administered by independent trustees. The employer and its employees are each required to contribute to the MPF Scheme an amount equal to 5% of each employee’s relevant income (subject to a minimum level and maximum level currently set at HK$7,100 and HK$30,000 per month respectively) for each period for which the employer pays relevant income to the employee. The contribution in respect of an employee vests in such employee as accrued benefits as soon as it is paid to the trustees of the MPF Scheme.

Samfine HK is required to comply with the laws in relation to employment and labor protection as it has engaged employees. As of the date of this prospectus, Samfine HK is in compliance with the above employment and labor protection requirements.

Regulations relating to Hong Kong Taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), or IRO, imposes taxes on property, earnings and profits in Hong Kong. The IRO provides, among others, that persons, which include corporations, carrying on any trade, profession or business in Hong Kong are chargeable to tax all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business. Where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Tax on dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by the Company.

Capital gains and profit tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares, except for certain non-Hong Kong source gains derived by multinational enterprises under the refined Foreign-sourced Income Exemption (FSIE) regime. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax at the two-tiered rates of 8.25% on assessable profits up to HKD2 million and 16.5% on any part above HKD2 million (for corporations). Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong)

Under the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong), the Hong Kong stamp duty currently charged at the ad valorem rate of 0.1% on the higher of the consideration for or the market value of the shares, will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HKD5 is currently payable on any instrument of transfer of Hong Kong shares. Where one of the parties is a resident outside Hong Kong and does not pay the ad valorem duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If no stamp duty is paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

Samfine HK is required to comply with the taxation requirements in Hong Kong as the business carried on by Samfine HK give rise to assessable profits. As of the date of this prospectus Samfine HK is in compliance with the regulations regarding Hong Kong taxation.

Regulations relating to Personal Data

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong)

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong), or the PDPO, covers any personal data that relates directly or indirectly to a living individual in Hong Kong, can be used to directly or indirectly ascertain the identity of that individual, and exists in a form in which access or processing is practicable. It applies to a data user who, either alone or jointly or in common with other persons, controls the collection, holding, processing or use of the data. The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/ or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

●	if the data user holds such data, to be supplied with a copy of such data; and

●	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

As Samfine HK collects, holds, processes or uses personal data in Hong Kong, it is required to comply with the PDPO and is in compliance with the PDPO as at the date of this prospectus.

Regulations Related to our Business Operations in the PRC

Regulations relating to Foreign Investments

The establishment, operation, and management of corporate entities in the PRC is governed by the PRC Company Law, which was promulgated by the Standing Committee of the National People’s Congress of the PRC (the “SCNPC”) on December 29, 1993, and last amended on December 29, 2023, effective on July 1, 2024. The Company Law generally governs two types of companies, namely limited liability companies and joint-stock limited companies, both of which have the status of legal persons, and the liability of a shareholder of a limited liability company shall be limited to the amount of its capital contribution. The liability of a shareholder of a joint-stock limited companies shall be limited to the number of its subscribed shares. The Company Law shall also apply to foreign-invested companies in the form of limited liability company or joint-stock limited company. Where laws on foreign investment have other stipulations, such stipulations shall apply.

On March 15, 2019, the National People’s Congress (the “NPC”) approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, and became the legal foundation for foreign investment in the PRC. Under the Foreign Investment Law, the State shall implement the administration system of pre-entry national treatment and a negative list for foreign investments, and shall give national treatment to foreign investments beyond the negative list.

The Implementing Regulation for the Foreign Investment Law, which was promulgated by the State Council on December 26, 2019 and came into effect on January 1, 2020, provides implementing measures and detailed rules to ensure the effective implementation of the Foreign Investment Law.

On December 30, 2019, the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) and the State Administration for Market Regulation (the “SAMR”) jointly promulgated the Measure for Reporting of Information on Foreign Investment, which came into effect on January 1, 2020, and pursuant to which, the establishment of the foreign-invested enterprises, including establishment through purchasing the equities of a domestic non-foreign-invested enterprise or subscribe to the increased capital of a domestic non-foreign funded enterprise, and its subsequent changes are required to submit an initial or change report through the Enterprise Registration System.

The Provision on Guiding the Orientation of Foreign Investment, which was promulgated by the State Council on February 11, 2002, and became effective on April 1, 2002, categorizes all foreign-invested projects into encouraged, permitted, restricted, and prohibited projects. Foreign investment projects that are not of the encouraged, restricted and prohibited categories belong to the permitted foreign investment projects.

The Special Administrative Measure (Negative List) for the Access of Foreign Investment (2024 Version) (the “Negative List”) was promulgated by the National Development and Reform Commission of the PRC (the “NDRC”) and the MOFCOM on December 27, 2021 and became effective on November 1, 2024. The Catalog of Industries for Encouraging Foreign Investment (2022 Version) (the “Encouraging Catalog”), was promulgated by the NDRC and the MOFCOM on December 27, 2020, and became effective on January 1, 2023. According to the Negative List and the Encouraging Catalog, projects with foreign investment fall into four categories, namely encouraged, permitted, restricted and prohibited. Projects with foreign investment that are encouraged, restricted or prohibited shall be listed in the Foreign Investment Catalogue. Projects with foreign investment that are not listed as encouraged, restricted, or prohibited projects are permitted projects.

Samfine SZ has already obtained Finance Registration Certificate for Enterprises with Foreign Investment issued by Finance Commission of Shenzhen City in 2012, which set out that (i) Samfine SZ is a WFOE located in Shenzhen; (ii) the validity of such a certificate shall be till February 5, 2043. However, according to Decision of the Ministry of Finance on Repealing Certain Regulations and Regulatory Documents, which was promulgated on February 2, 2015, and came into effect on the same day, Administrative Measures for Finance Registration of Enterprises with Foreign Investment had been abolished in 2015. Therefore, a foreign-invested enterprise is no longer required to obtain such a certificate.

As for the current supervision over foreign-invested enterprises, such enterprises shall submit an initial or change report to the competent commerce authorities through the Enterprise Registration System, and Samfine SZ has already completed such submission.

Regulations Relating to the Printing Industry

Licenses for printing operations

The operations of printing publications, printed matters of package and decoration, and other printed matters are generally regulated by the Regulations on the Administration of Printing Industry (“Printing Regulations”), promulgated by the State Council on March 8, 1997, came into effect on May 1, 1997, and amended respectively on August 2, 2001, February 6, 2016, March 1, 2017 and November 29, 2020. Operations of printing referred to in these Regulations include operational activities of typesetting, plate making, printing, binding, copying, photographic reproducing, mimeographing, etc. The main regulatory authorities of the PRC government for the administration of printing products are the NPPA and its local departments. The PRC adopts the license system for printing operations. No unit or individual may undertake printing operations without obtaining the license for printing operations according to the Printing Regulations. Pursuant to the Printing Regulations, enterprises applying to engage in printing operations of publications shall file an application with the publication administrative department of the people’s government of the province, autonomous regional, or municipality directly under the PRC central government at the place where it is located on the basis of its business license. If the application is approved, a printing business license shall be issued to it. Enterprises applying to engage in the printing of printed matters for packaging and decoration and other printed matters shall file an application with the publication administrative department of the people’s government at the level of the districted city where it is located on the basis of its business license, and if the application is approved, a printing business permit shall be issued to it. The printing business license shall not be sold, rented, lent or transferred in any way.

Pursuant to the Printing Regulations and the relevant regulations, the printing enterprise commissioned to print overseas publications is subject to approval from the relevant publication administration authorities. All overseas publications must be transported outbound and could not be issued and distributed within the territory. According to the Interim Provisions on the Establishment of Foreign-funded Printing Enterprises (“Interim Provisions”), which was jointly promulgated by the General Administration of Press and Publication (nowadays reformed as NPPA) and the Ministry of Foreign Trade and Economic Cooperation (the “MFTEC”, nowadays consolidated as the MOFCOM) on January 29, 2002 and amended on November 12, 2008 and December 12, 2012 and its supplemental provisions, the following conditions shall be satisfied in the establishment of a foreign-funded printing enterprise:

(1)	the Chinese and foreign investors that apply for establishing a foreign-funded enterprise shall be legal persons that can independently assume civil liabilities and shall have been directly or indirectly engaged in printing or the management thereof;

(2)	a foreign investor shall meet any of the following requirements, including (i) it can provide internationally advanced ways of printing management and experiences; (ii) it can provide internationally advanced printing technologies and equipment; or (iii) it can provide fairly strong financial support;

(3)	the form of business of the foreign-funded printing enterprise that is applied to be established shall be a limited liability company;

(4)	the registered capital of a foreign-funded printing enterprise that is engaged in the printing of publications or printed matters for packaging decorations shall not be less than 10 million yuan; the registered capital of a foreign-funded printing enterprise that is engaged in the printing of other printed matters shall not be less than 5 million yuan;

(5)	the Chinese party to a sino-foreign joint printing enterprise that is engaged in the printing and management of publications or other printed matters shall occupy a controlling or leading position. In particular, the chairman of the board of a sino-foreign joint printing enterprise that is engaged in the printing of publications shall be Chinese, and there shall be more Chinese members than foreign ones on the board of directors; and

(6)	the term of business operation shall, as a general principle, be longer than 30 years. In the examination and approval of the establishment of foreign-funded printing enterprises, the applicant shall, apart from satisfying the provisions mentioned in the preceding paragraph, shall conform with the State plans concerning the total quantity, structure, and distribution of printing enterprises.

The foreign-funded printing enterprise shall apply for the approvals of both the NPPA and the MOFCOM. It is permitted by the PRC government to establish sino-foreign joint printing enterprises that are engaged in the printing of publications, printed matters for packaging decorations and other printed matters, and to establish foreign-funded enterprises that are engaged in the printing and management of printed matters for packaging decorations. Pursuant to the Supplement to the Interim Provisions on the Establishment of Foreign Investment Printing Enterprise, which was promulgated by the General Administration of Press and Publication (“GAPP”) and MOFCOM on November 12, 2008 and became effective on January 1, 2009, the registered capital threshold for foreign invested enterprise engaging in decoration and packaging printing as stipulated in the Interim Provisions on the Establishment of Foreign Investment Printing Enterprise is no longer applicable to Hong Kong or Macao investors qualified as service providers. Qualified Hong Kong or Macau investors shall have the same registered capital requirement as domestic investors.

Pursuant to the Circular of the MOFCOM on Entrusting the Administrative Departments of Commerce at the Provincial Level to Examine and Administer the Foreign-funded Printing Enterprises promulgated by MOFCOM on January 22, 2006 and became effective on March 31, 2006, MOFCOM has delegated the authority in approving the establishment of foreign funded printing enterprises to its local commerce departments at the provincial level. The Interim Provisions on the Qualifications of Printing Operations promulgated by the GAPP on November 9, 2001 and amended on August 28, 2015 and December 11, 2017, specify the qualifications required for the enterprises engaged in printing operations. According to this regulation, enterprises undertaking decoration and packaging printing shall have, among others, fixed production and operation place(s) suitable for the operation of a printing business.

According to the Provisions on the Administration of Printing of Presswork promulgated by the GAAP and the Ministry of Public Security on July 18, 2003 and effective as of September 1, 2003, if a printing enterprise accepts the entrustment to print foreign publications, it shall verify and keep the approval of the publication administrative department of the people’s government of the province, autonomous region or municipality directly under the central government.

Pursuant to the Fourth Round Adjustment Catalogue of Administrative Examination and Approval Items by the People’s Government of Guangdong Province effective from November 17, 2009 by the People’s Government of Guangdong Province, the Administration of Press and Publication of Guangdong Province has delegated the authority to its local printing departments at the municipal level for approving a printing enterprise to accept an entrustment to print general types of overseas publications.

Pursuant to the Administrative Regulations on Publication (Revised in 2020) promulgated by the State Council on November 29, 2020 and came into effect on the same day, publications printed or reproduced by a printing/reproducing entity shall not contain content that objects to the fundamental principles established by the Constitution of the PRC, propagates evil cults or superstition, obscenity, gambling, violence or instigates crimes, insults or slander others, or infringes upon the lawful rights and interests of others, nor shall they include such content endangering the unity of the state and disturbing public order in any form. Also, publications catering to minors shall not include any content enticing minors to imitate acts in violation of public ethics or illegal or criminal acts, nor shall they contain such contents harming the physical and mental health of minors such as terror, cruelty, etc. A printing/reproducing entity printing/reproducing publications containing the aforementioned information in any form is strictly prohibited and shall not print or reproduce publications under circumstances where publications are illegally imported or the name of the publishing entity is not mentioned, the name of a publishing entity, a newspaper or a periodical is forged or counterfeited, and if the printing or reproducing textbooks for secondary and primary schools have not been examined and determined in accordance with the law.

In view of the foregoing, if an enterprise wants to engage in the printing of publications, it shall obtain a printing operation license and, on this basis, obtain a corresponding printing permit for each printing project of publications. Usually, the printing permit will state the name of the publication, quantity, printing entity, etc. During the years ended December 31, 2025 and 2024, Samfine SZ has been engaged in the business of printing publications on the premise of holding the printing operation license and obtained the relevant printing permits as wholly foreign-owned enterprise. However, Samfine SZ cannot ensure that a printing permit will be obtained for each subsequent printing project of publications. If so, Samfine SZ will not be permitted to carry out the corresponding printing project of publications. See “Risk Factors — Risks Related to Our Operating Subsidiaries’ Business and Industry — Our operating subsidiaries may fail to obtain or renew the licenses, permissions and approvals that required for conducting their operation, or otherwise fail to satisfy their requirements from time to time, which will affect our operating subsidiaries’ ability to obtain new business and its financial position and prospects.”

Furthermore, although the Practice of using WFOEs to obtain a printing permit and engage in the printing of publications still exists in Shenzhen, the Practice is being abolished one after another throughout Guangdong Province by the Administration of Press and Publication in relevant cities. If the Practice is determined to contravene the applicable regulation, and, meanwhile, NPPA officially order local departments in charge of administration of press and publication to abolish the Practice, Administration of Press and Publication of Shenzhen Municipality may have to follow the order of NPPA and cease issuing printing permit to WFOEs. However, it has no plan or schedule to abolish the Practice in the foreseeable future considering that NPPA has not yet given clear and affirmative direct to do so. Therefore, although the relevant policies are tightening, the existence and abolishment of the Practice shall be contingent upon regulatory enforcement. In the event that the Practice is officially abolished by the Administration of Press and Publication of Shenzhen Municipality and Samfine SZ is unable to obtain a printing permit as a WFOE, it may have to cease accepting entrustment to print foreign publications. In such case, Samfine SZ will need to apply for a printing operation license with the scope of business including “publication printing” as a domestic enterprise or a sino-foreign joint venture to continue engaging in the printing of domestic or foreign publications.

According to the Special Administrative Measure (Negative List) for the Access of Foreign Investment (2024 Version) (the “Negative List”), the printing of printed matters for packaging and decoration is neither restricted nor prohibited from foreign investment. According to the Agreement on Amending the CEPA Agreement between the Mainland and Hong Kong on Trade in Services (the “CEPA (2020 version)”), when engaging in the printing of publications and other presswork (excluding the presswork for package and decoration), the proportion of shares owned by the Hong Kong service providers may not exceed 70%. If such a regulation is strictly implemented, Samfine SZ may not be eligible to obtain a printing operation license containing the business scope of printing publications, considering its current ownership structure and following the offering. However, considering the Practice and enterprises’ needs of business operations, NPPA may not completely ban WFOEs from the publication printing business. Therefore, Samfine SZ’s eligibility to apply for a printing operation license containing the business scope of printing of publications still remains dependent on subsequent formal policies from the NPPA and enforcement of the Administration of Press and Publication of Shenzhen Municipality.

Assuming the Practice is abolished in Shenzhen and Samfine SZ is non-eligible to obtain a printing operation license containing the business scope of printing of publications, as a potential consequence, it may not be able to obtain a printing permit, resulting in the suspension of the further operation of accepting entrustment to print foreign publications. Nonetheless, Samfine SZ still has the option to establish a new subsidiary (the “New Subsidiary”) and then divest and merge its own publication printing business into the New Subsidiary. In other words, the New Subsidiary would operate the publication printing business. Meanwhile, Samfine SZ could introduce Chinese investors as shareholders of the New Subsidiary, making the New Subsidiary a sino-foreign joint venture and its shareholding structure meet the requirements for applying for a printing operation license with the scope of business including “publication printing.”

During the years ended December 31, 2025 and 2024, Samfine SZ has been engaged in the business of printing publications, and Samfine SZ has obtained the printing operation license and printing permits. As at the date of this prospectus, Samfine SZ is still able to obtain printing permits for printing projects and to engage in the business of printing foreign publications as usual, and is not subject to restrictions on printing despite being a WFOE. Such a circumstance is not anticipated to be affected by the offering in light of the existing Practice and available laws in Shenzhen, unless the NPPA clearly and officially ordered local departments to abolish the Practice and Administration of Press and Publication of Shenzhen Municipality ceases issuing printing permits to WFOE. See “Business — Licenses, Permissions, Approvals and Certifications.”

Regulations Relating to Importing and Exporting Goods

The Foreign Trade Law of the PRC was promulgated on May 12, 1994 and amended on 6 April 2004 and November 7, 2016 by the SCNPC to enact for the purpose of broadening the opening to the outside world, developing the foreign trade, maintaining the order of foreign trade, protecting the lawful rights and interests of the foreign trade business operators, and promoting the healthy development of the socialist market economy. According to this law, foreign trade operators engaged in import and export of goods or technologies shall apply for automatic licensing with the foreign trade department of the State Council or its authorized agencies, unless otherwise stipulated by the laws, administrative regulations or the foreign trade department of the State Council. Foreign trade operators that have not applied for automatic licensing in accordance with the provisions will be declined by the Customs to carry out the customs clearance and inspection procedures for import and export of goods.

The Customs Law of the PRC was promulgated on January 22, 1987 and last revised on April 29, 2021 by the SCNPC for the purpose of safeguarding state sovereignty and interests, strengthening supervision and control by the Customs, promoting exchanges with foreign countries in economic affairs, trade, science, technology and culture, and ensuring socialist modernization. This law governs the goods importation and exportation in the aspects of customs duty, customs clearance, customs inspection, anti-smuggling, etc., and also specifies the liabilities for violating such law. According to this law, unless otherwise stipulated, the declaration of import and export goods may be completed by consignees and consignors themselves, and such formalities may also be completed by their entrusted Customs brokers that have registered with the Customs. In addition, the consignor or consignee of the goods exported or imported and the Customs broker must register themselves for declaration activities with the Customs office.

The Law of the PRC on Import and Export Commodity Inspection was promulgated by the SCNPC on February 12, 1989 and last revised on April 29, 2021 and the Regulations for the Implementation of the Law of the PRC on Import and Export Commodity Inspection was promulgated by the State Council on October 23, 1992 and last revised on March 29, 2022. The main objectives of this law and its implementation regulations are to strengthen the inspection of, and ensure the quality of, import and export commodities, to protect the lawful rights and interests of the parties involved in foreign trade, and to promote the smooth development of China’s economic and trade relations with foreign countries. The General Administration of Quality Supervision, Inspection and Quarantine of the PRC oversees inspections of import and export commodities throughout the country, while local import and export commodity inspection authorities shall be in charge of the inspections of import and export commodities within areas under their jurisdiction. Pursuant to this law and its implementation regulations, the General Administration of Quality Supervision, Inspection and Quarantine of the PRC shall publish from time to time a catalogue of import and export commodities which shall be subject to the compulsory inspection by the commodity inspection authorities. Such inspections, among others, cover quality, specifications, quantity, weight and packaging and requirements for safety, hygiene, health, environmental protection and anti-fraud protection and are implemented in accordance with the compulsory standards under this law and other inspection standards. Any violation of the relevant provisions of this law may result in fines, confiscation of illegal income, and other penalties. Serious violations may subject the responsible individual or enterprise to criminal liabilities.

Samfine SZ has already completed the Record Filing and Registration of Foreign Trade Operators according to The Foreign Trade Law of the PRC, Recordation of Customs Declaration Entities of the PRC according to The Customs Law of the PRC, as well as Registration Certificate of Self-Inspection Organization according to The Law of the PRC on Import and Export Commodity Inspection.

Regulations Relating to Environmental Protection

Environmental Protection Law

According to the relevant provisions of the Environmental Protection Law of the People’s Republic of China (“Environmental Protection Law”) issued by the SCNPC on September 13, 1979, which was last amended on April 24, 2014 and came into effect on January 1, 2015, a discharge permit management system is implemented in the PRC, where enterprises, institutions and other production operators that are subject to discharge permit management shall discharge pollutants in accordance with the requirements of the discharge permit. For those without a discharge permit, no discharge of pollutants is allowed. Enterprises, institutions and other production operators that discharge pollutants shall take effective measures to prevent and control pollution and hazards caused to the environment. Facilities for the prevention and control of pollution in construction projects shall be designed, constructed and put into use at the same time as the main project. The competent environmental protection department shall record environmental violations in the social integrity file and publish the list of offenders to society in a timely manner. Enterprises and institutions that discharge pollutants shall establish a system of responsibility for environmental protection and clarify the responsibilities of those in charge of the entity and relevant personnel.

As for the discharge permit management system, according to the Notice of the Shenzhen Municipal Bureau of Ecology and Environment on Issuing the Catalogue of Classified Management of Pollutant Discharge Permits for Stationary Pollution Sources of Shenzhen, enterprises, institutions and other manufacturers and operators subject to discharge permit management system shall apply for and obtain a discharge permit in accordance with the Environmental Protection Law, and shall not discharge pollutants without a discharge permit. Enterprises, institutions and other producers and operators generate or discharge only small pollutants are not required to apply for a pollutant discharge permit.

Samfine SZ hands over the waste (liquid) generated in its business operations to legally qualified environmental technology companies for disposal, rather than discharging waste (liquid) directly, accordingly, Samfine SZ is not required to obtain a pollutant discharge permit. Samfine SZ continues to monitor changes in environmental regulations and compliance requirements.

Environmental Impact Assessment Law

According to the relevant provisions of the Environmental Impact Assessment Law of the People’s Republic of China, which was issued by the SCNPC on October 28, 2002 and was last amended and came into effect on December 29, 2018, the State implements classification management of the environmental impact assessment of construction projects according to the degree of impact of the construction projects on the environment. The construction entity shall organize the preparation of an environmental impact report, an environmental impact report form or the completion of an environmental impact registration form (hereinafter collectively referred to as environmental impact assessment documents) in accordance with the following provisions (1) for those that may cause significant environmental impact, an environmental impact report shall be prepared to conduct a comprehensive evaluation on the resulting environmental impact; (2) for those that may cause mild environmental impact, an environmental impact report form shall be prepared to conduct an analysis or special evaluation on the resulting environmental impact; (3) for those that may cause minimal environmental impact and no environmental impact assessment is required, an environmental impact registration form shall be completed. Those construction entities whose environmental impact assessment documents for a construction project have not been examined by the approval authority in accordance with the law or have not been approved after examination shall not commence construction. During the construction of a construction project, the construction entity shall simultaneously adopt the environmental impact report, the environmental impact report form and the environmental protection countermeasures proposed in the environmental impact assessment documents approval department’s approval opinion. In the event that there are significant changes to the nature, scale, location, production process used or measures adopted in the construction project to prevent and control the pollution or ecological damage after an approval for the environmental impact assessment documents of a construction project is obtained the construction entity shall resubmit the environmental impact assessment documents of the construction project for approval.

Samfine SZ completed the environmental impact report form for the facilities it is currently using in accordance with the Environmental Impact Assessment Law in 2011, which included an analysis on the environmental impact. Samfine SZ also obtained a Reply to the Environmental Impact Review of Construction Projects from Shenzhen Environmental Protection and Water Affairs Bureau of Bao’an District in the same year, confirming that Samfine SZ was allowed to build factory and carry out business activities.

Environmental Protection of Construction Project

According to relevant requirements of the Management Regulations of Environmental Protection of Construction Project, which was promulgated by the State Council on November 29, 1998 and last amended on July 16, 2017 with effect from October 1, 2017, where the preparation of the environmental impact report or environmental impact statement is required for a construction project under the law, prior to commencement of construction, the construction entity shall submit the environmental impact report and the environmental impact statement to the competent administrative department of environmental protection with approval authority for approval. Where the environmental impact assessment file of a construction project is not reviewed by the competent approval authority or, upon review, is not approved, the construction entity must not commence construction. Construction of ancillary environmental protection facilities required by construction projects shall be designed, constructed and commence production and operation at the same time as the main project. The construction entity shall, after the completion of the construction projects requiring the preparation of the environmental impact report or environmental impact statement, conduct inspection and acceptance of the environmental protection facilities and prepare inspection and acceptance report in accordance with the standards and procedures prescribed by the environmental protection administrative department under the State Council. A construction project requiring the preparation of the environmental impact report or the environmental impact statement shall not commence production or operation until the environmental protection facilities have passed the inspection and acceptance. Any project that has not received inspection or acceptance or failed to pass the inspection or acceptance shall not commence production or operation.

Pursuant to the relevant provisions under the Measures for the On-going and Ex-post Supervision and Administration of Construction Project Environmental Protection (Trial) which was promulgated by the Ministry of Ecology and Environment of the PRC (the “MEE”) and came into force on December 10, 2015, the construction entity is the competent body for implementing the construction project environmental protection responsibilities. The construction entity must legally obtain the approval file of environmental impact assessment for the construction project before commencement of construction and any major changes. During the construction period of the project, each environmental protection requirement prescribed in the environmental impact assessment file and its approval file shall be implemented to ensure normal operation of the environmental protection facilities.

Pursuant to the relevant requirements under the Provisional Measures on Completion Acceptance of Environmental Protection for Development Projects promulgated by MEP and implemented on November 20, 2017, the construction entity is the responsible body for the environmental protection inspection and acceptance of a completed construction project, and shall, in accordance with the procedures and standards prescribed by such Provisional Measures, arrange for the inspection and acceptance of the ancillary environmental protection facilities and the preparation of the inspection and acceptance report as well as publicize relevant information for public supervision. The main body of a construction project shall not commence production or operation until the ancillary environmental protection facilities have passed the inspection and acceptance. Any project that has not received inspection or acceptance or failed to pass the inspection or acceptance shall not commence production or operation.

Samfine SZ expanded and relocated its factory to Bao’an District, Shenzhen in 2012. Prior to starting construction and production operations, Samfine SZ completed the environmental impact report form for the facilities it is currently using in accordance with the law in 2011, which included an analysis on the environmental impact. Samfine SZ also obtained a Reply to the Environmental Impact Review of Construction Projects from Shenzhen Environmental Protection and Water Affairs Bureau of Bao’an District in the same year, confirming that Samfine SZ was allowed to build its factory and carry out business activities.

Pollutant Discharge License

According to the Environmental Protection Law, the competent department of environmental protection under the State Council formulates the national pollutant discharge standards according to the national environmental quality standards and national economic and technical conditions. The people’s governments of provinces, autonomous regions and municipalities directly under the Central Government may formulate local pollutant discharge standards for items not specified in the national pollutant discharge standards; with regard to items already specified in the national pollutant discharge standards, they may formulate local pollutant discharge standards that are more stringent than the national pollutant discharge standards. The local pollutant discharge standards shall be submitted to the competent department of environmental protection under the State Council for record. Enterprises and institutions and other producers and operators implementing pollutant discharge license management must discharge pollutants in accordance with the requirements of the pollutant discharge license, and shall not discharge pollutants without a pollutant discharge license.

Pursuant to the relevant provisions of the Administrative Measures of Pollutant Discharge issued by the State Council on January 24, 2021 and implemented on March 1, 2021, enterprises and institutions and other producers and operators implementing pollutant discharge license management in accordance with laws and regulations are required to apply for and obtain the pollutant discharge license as required by such provisions, and shall not discharge pollutants without a pollutant discharge license.

Pursuant to the relevant provisions of the Measures for the Administration of Pollutants Discharge Licenses (trial) promulgated by MEE on January 10, 2018 and last amended and implemented on August 22, 2019, MEP legally formulated and announced the Catalogue of Fixed Source Pollutant Discharge License for Administration, which specified and included the scope of administration of pollutant discharge license and timeframe for application and collection. Enterprises, institutions, and other producers and operators included in the Catalogue of Fixed Source Pollutant Discharge License for Administration must apply for and obtain the pollutant discharge license in accordance with the prescribed timeframe.

Samfine SZ has already obtained a Certificate of Sewage Connected to the Municipal Sewage Discharge Pipe in 2012. During the past three years, Samfine SZ and Samfine SZ Technology have not been imposed fines or penalties by competent authorities due to environmental pollution which may cause material adverse impact to Samfine SZ and Samfine SZ Technology or encountered other environmental issues which may affect the utilization of the facilities of Samfine SZ.

Regulations on Leasing

The Urban Real Estate Administration Law of the PRC, which took effect in January 1995 with the latest amendment on August 26, 2019, provides that lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, rental price, liability for repair, and other rights and obligations of both parties. Both lessor and lessee are also required to file for registration and record the lease contract with the real estate administration department. Pursuant to Administrative Measures for Commodity Housing Leasing, which took effect on February 1, 2011, if the lessor and lessee fail to go through the registration procedures timely provided that the competent administrative authority ordered to rectify within a time limit, both lessor and lessee may be subject to fines. According to the Civil Code, the validity of the lease contract shall not be affected due to the failure of registration and record of lease contract.

Pursuant to the Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Regulations Relating to Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including trademarks.

Trademark

Trademarks are protected by the Trademark Law of the PRC promulgated by the SCNPC on August 23, 1982, taking effect on March 1, 1983 and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, and the Implementation Regulation of the PRC trademark Law, which was promulgated by the State Council on August 3, 2002, amended on April 29, 2014, and went into effect on May 1, 2014. The trademark office under the SAMR handles trademark registration and grants registered trademarks for a validity period of 10 years. Trademarks may be renewable every ten years where a registered trademark needs to be used after the expiration of its validity period. Trademark registrants may license, authorize others to use their registered trademark by signing up a trademark license contract. For trademarks, trademark law adopts the principle of “prior application” with respect to trademark registration. Where a trademark under registration application is identical with or similar to another trademark that has, in respect of the same or similar commodities or services, been registered or, after preliminary examination and approval, this application for such trademark registration may be rejected. Anyone applying for trademark registration shall not prejudice the existing right first obtained by anyone else, or forestall others by improper means in registering a trademark which others have already begun to use and enjoyed certain degree of influence.

Patent

According to the Patent Law of the PRC, which was promulgated by the SCNPC on March 12, 1984, came into effect on April 1, 1985, and was amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, the State Intellectual Property Office is responsible for managing patent work of the whole nation. The patent management departments of the people’s governments of each province, autonomous region and municipality directly under the central government are responsible for the patent management in their respective administrative regions. Chinese patent system adopts the principle of “prior application”, i.e. where two or more applicants file applications for patent for the identical invention or creation respectively, the patent right shall be granted to the applicant whose application was filed first. If one wishes to file application for patent for invention or utility models, the following three standards must be met: novelty, creativity and practicability. The validity period of a patent for invention is 20 years, while the validity period of utility models and design is 10 years. Others may use the patent after obtaining the permit or proper authorization of the patent holder, otherwise such behavior will constitute an infringing act of the patent right.

Copyright

The Copyright Law of the PRC, which was issued by the SCNPC on September 7, 1990, came into effect on June 1, 1991 and last revised on November 11, 2020, provides that works of PRC citizens, legal persons or other organizations, which include, works of literature, art, natural sciences, social sciences, engineering technologies and computer software created in writing or oral or other forms, whether published or not, enjoy copyright in their works. Copyright holders may enjoy multiple rights, which include the right of publication, the right of authorship and the right of reproduction and so on.

The Measures for the Registration of Computer Software Copyright, which was promulgated by the National Copyright Administration on February 20, 2002, and came into effect on the same day, regulates the registration of software copyright, the exclusive licensing contract and transfer contracts of software copyright. The National Copyright Administration is mainly responsible for the registration and management of national software copyright and recognizes the China Copyright Protection Center as the software registration organization. The China Copyright Protection Center will grant certificates of registration to computer software copyright applicants in compliance with the regulations of the Measures for the Registration of Computer Software Copyright and the Regulations on Protection of Computers Software which was promulgated by the State Council on July 4, 1991, came into effect on October 1, 1991 and was amended on January 8, 2011, December 20, 2001 and January 30, 2013.

Domain Name

According to the Administrative Measures for Internet Domain Names, which was promulgated by the Ministry of Industry and Information Technology on August 24, 2017 and came into effect on November 1, 2017, the Ministry of Industry and Information Technology is responsible for managing Internet network domain names of China. The principle of “first to-file” is adopted for domain name services. The applicant of domain name registration shall provide the agency of domain name registration with the true, accurate and complete information about the domain name holder’s identity for the registration purpose, and sign the registration agreements. Upon the completion of the registration process, the applicant will become the holder of the relevant domain name.

Regulations Relating to Foreign Currency Exchange and Dividend Distribution

Foreign Exchange

According to the Administrative Regulation on Foreign Exchange of the PRC, which was promulgated by the State Council on January 29, 1996, became effective on April 1, 1996, and last amended on August 5, 2008, RMB is freely convertible for payments of current items such as trade and service-related foreign exchange transactions and dividend payments. However, RMB is not freely convertible for capital items, such as direct investment, loans, or investments in securities outside the PRC unless the approval of the State Administration of Foreign Exchange of the PRC (the “SAFE”) or its local counterparts, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities or banks is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of foreign currency denominated loans or foreign currency is to be remitted into the PRC under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Administration Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises (the “Circular 19”), which took into effect on June 1, 2015. The SAFE further promulgated the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (the “Circular 16”) on June 15, 2016, which amended certain provisions of the Circular 19. According to the Circular 19 and the Circular 16, the flow and usage of the RMB capital converted from foreign currency denominated registered capital of a foreign-invested enterprise is regulated. Such RMB capital of the domestic institution may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of the Circular 19 or the Circular 16 could result in administrative penalties.

In accordance with the Circular on Further Promoting Cross-border Trade and Investment Facilitation which was promulgated by the SAFE on October 25, 2019, and became effective on the same day, foreign-invested enterprises engaged in non-investment business are permitted to settle foreign exchange capital in RMB and make domestic equity investments with such RMB funds according to laws and regulations under the condition that the current Special Administrative Measures (Negative List) for Foreign Investment Access are not violated and the relevant domestic investment projects are authentic and compliant. On January 26, 2017, the SAFE promulgated the Circular on Improving the Examination of Authenticity and Compliance to Further Promote the Reform of Foreign Exchange (the “Circular 3”), which continues implementing and improving polices on the administration of the remittance of foreign exchange profit from direct investment, when profits of a domestic institution equivalent to more than USD50,000 (exclusive) remitted by banks, they shall examine board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements, and domestic entities shall cover losses in the previous years before remitting the profits. Moreover, according to the Circular 3, domestic entities shall make detailed explanations of the sources of capital and the usage of funds (use plan) to the banks, and provide board resolutions, contracts, and other proof when completing the registration procedures of outbound investment.

Dividend Distribution

The principal regulations governing distribution of dividends of foreign invested entities (FIEs) include the PRC Foreign Investment Law, the Implementation Rules of the PRC Foreign Investment Law, and the Company Law which was issued on December 29, 1993 and most recently amended on December 29, 2023, effective July 1, 2024.

Under these laws and regulations, WFOEs in China may pay dividends only out of their accumulated after-tax profits, if any. In addition, WFOEs in China are required to allocate at least 10% of their respective accumulated after-tax profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations on Tax

Enterprise Income Tax

According to the Enterprise Income Tax Law (the “EIT Law”), which was promulgated by the NPC on March 16, 2007, and became effective on January 1, 2008, and amended on February 24, 2017, and December 29, 2018, and the Implementing Regulation of the Enterprise Income Tax of the PRC, which was promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, and was amended on April 23, 2019, the enterprise income tax rate shall be 25% and such tax rate shall be applied to domestic enterprises and foreign-invested enterprises.

Moreover, under the EIT Law, enterprises organized under the laws of jurisdictions outside the PRC with their “de facto management bodies” located within the PRC may be considered PRC resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Though the implementation rules of the EIT Law define “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise”, the only detailed guidance currently available for the definition of “de facto management body” as well as the determination of offshore incorporated PRC tax resident status and its administration are set forth in the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or Circular 82, and the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, both issued by SAT, which provide guidance on the administration as well as determination of the tax residency status of a Chinese-controlled offshore-incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder.

According to Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income if all of the following conditions set forth in Circular 82 are met: (i) the primary location of the day-to-day operational management and the places where they perform their duties are in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval of organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in China; and (iv) 50% or more of voting board members or senior executives habitually reside in China. In addition, SAT Bulletin 45 provides clarification on the resident status determination, post-determination administration, and competent tax authorities. It also specifies that when provided with a copy of a PRC resident determination certificate from a resident Chinese-controlled offshore-incorporated enterprise, the payer should not withhold 10% income tax when paying certain PRC-sourced income such as dividends, interest and royalties to the Chinese-controlled offshore-incorporated enterprise.

Dividend Withholding Tax

According to the EIT Law and its Implementation Regulation, dividends paid by foreign-invested enterprises to their foreign investors that are non-resident enterprises as defined under the law are subject to withholding tax at a rate of 10%, unless otherwise provided in the relevant tax agreements entered into with the central government of the PRC. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income and Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Double Tax Avoidance Arrangement”) promulgated on August 21, 2006, and applicable in Hong Kong to income derived in any year of assessment commencing on or after April 1, 2007, and in mainland China to any year commencing on or after January 1, 2007, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement, the withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% or less. However, based on the Notice of the State Administration of Taxation on Certain Issues Concerning the Enforcement of Dividend Provisions in Tax Treaties, which was promulgated and took into effect on February 20, 2009, by SAT, if the relevant PRC tax authorities determine, in their discretion, that an enterprise benefits from such reduced income tax rate due to an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

According to the Announcement on Issues Concerning “Beneficial Owners” in Tax Treaties, or SAT Circular 9, which was promulgated by the SAT on February 3, 2018, and came into effect on April 1, 2018, a comprehensive analysis will be used to determine a beneficial owner based on the actual situation of a specific case combined with certain principles, and such as if an applicant was obliged to pay more than 50% of its income to a third country (region) resident within 12 months of the receipt of the income, or the business activities undertaken by an applicant did not constitute substantive business activities including substantive manufacturing, distribution, management, and other activities, the applicant was unlikely to be recognized as a beneficial owner to enjoy tax treaty benefits. On October 14, 2019, SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Treaties, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that non-PRC resident enterprises are not required to obtain pre-approval from the relevant tax authorities in order to enjoy the reduced withholding tax. Instead, non-PRC resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and include necessary forms and supporting documents in the tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

Indirect Transfer of Properties

On February 3, 2015, SAT issued a Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Assets by Non-PRC Resident Enterprises, or SAT Public Notice 7. In December 2017, Article 13 and Paragraph 2 of Article 8 of SAT Public Notice 7 were abolished by Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents effective on December 29, 2017 and the Circular on Issues concerning Withholding of Enterprise Income Tax for Non-PRC Resident Enterprises, or the SAT Circular 37, effective on December 1, 2017, which was amended on June 15, 2018, respectively. By promulgating and implementing these notices, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise. Pursuant to the SAT Public Notice 7, as amended, in the event that a non-PRC resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise to evade its obligation of paying EIT by implementing arrangements that are not for reasonable commercial purpose, such indirect transfer shall be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise. The SAT Public Notice 7, as amended, provides clear criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both offshore transferor and transferee (or another person who is obligated to pay for the transfer) of taxable assets. Where a non-PRC resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an offshore holding company, which is an Indirect Transfer, the non-PRC resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the offshore holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to EIT, and the transferee or another person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

Issues concerning the withholding of EIT of the PRC-sourced income, which refers to income obtained from sources within the PRC by non-PRC resident enterprises that (a) do not have an establishment or place of business in China or (b) have an establishment or place of business in China, but the relevant income is not effectively connected with the establishment or place of business in China, shall be subject to the SAT Circular 37. PRC-sourced income includes income from equity investment such as dividend and bonus, income from interest, rental and royalties, income from the property transfer, and other income. Pursuant to the SAT Circular 37, non-PRC resident enterprises shall pay EIT in relation to their PRC -sourced income, and the entities which have the direct obligation to make certain payments to a non-PRC resident enterprise shall be the relevant tax withholders for such non-PRC resident enterprise. The tax withholders shall, within seven days of the day on which the withholding obligation occurs, which is the day when the payment is made in fact or becomes due, declare and remit the withholding tax to the competent tax authority. When declaring and remitting the withholding tax payable, the tax withholders shall complete the Withholding Statement of the PRC for Enterprise Income Tax. In the event that the tax withholder fails to withhold and remit the taxable EIT for a non-PRC resident enterprise, or is unable to perform its obligation mentioned above, the non-PRC resident enterprise shall declare and pay the EIT to the competent tax authority, and complete the Withholding Statement of the PRC for Enterprise Income Tax.

Value-Added Tax

According to the Provisional Regulation on Value-added Tax of the PRC, which was promulgated by the State Council on December 13, 1993, and came into effect on January 1, 1994, and was amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementing Rules for the Provisional Regulation of the PRC on Value-added Tax, which was promulgated by Ministry of Finance on December 25, 1993, and amended on December 15, 2008 and October 28, 2011, all entities or individuals in the PRC engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the sale of services, intangible assets, real property and importing goods are required to pay value-added tax.

On March 23, 2016, the Ministry of Finance, or MOF and SAT jointly issued the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-Added Taxes in Lieu of Business Taxes, or the SAT Circular 36. Effective from May 1, 2016, the PRC tax authorities will collect Value-Added Tax, or the VAT, in lieu of business tax on a trial basis within the PRC territory, and in industries such as construction industries, real estate industries, financial industries, and living service industries. On November 19, 2017, the State Council issued the Decision on Abolishing the Provisional Regulation of China on Business Taxes and Amending the Provisional Regulation of China on Value-Added Taxes, pursuant to which, PRC tax authorities will collect VAT in lieu of business taxes for all industries where business taxes should have been collected within the PRC territory. Pursuant to the Provisional Regulation of China on Value-Added Taxes, as amended in 2017, entities and individuals that sell goods, provide labor services of processing, repairs or maintenance, or sell services, intangible assets or real property in China, or import goods to the PRC, are subject to VAT at a rate ranging from 6% to 17%.

On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or Circular 32, which took effect on May 1, 2018. According to Circular 32: (i) for VAT taxable sales or importation of goods originally subject to VAT rates of 17% and 11% respectively, tax rates are adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to deduction rate of 11%, the deduction rate is adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to the tax rate of 16%, the taxes are calculated at the deduction rate of 12%; (iv) for exported goods originally subject to the tax rate of 17% and export tax refund rate of 17%, the export tax refund rate is adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to the tax rate of 11% and export tax refund rate of 11%, the export tax refund rate is adjusted to 10%. To further reduce VAT, on March 20, 2019, MOF, SAT, and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which took effect on April 1, 2019. According to the announcement: (i) for VAT taxable sales or importation of goods originally subject to VAT rates of 16% and 10%, tax rates are adjusted to 13% and 9%, respectively; (ii) for purchase of agricultural products originally subject to deduction rate of 10%, the deduction rate is adjusted to 9%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to the tax rate of 13%, the taxes are calculated at the deduction rate of 10%; (iv) for exported goods originally subject to the tax rate of 16% and export tax refund rate of 16%, the export tax refund rate is adjusted to 13%; and (v) for exported goods and cross-border taxable acts originally subject to the tax rate of 10% and export tax refund rate of 10%, the export tax refund rate is adjusted to 9%. Announcement 39 came into effect on April 1, 2019 and shall be prevail in case of any conflict with existing provisions.

Samfine SZ and Samfine SZ Technology have already completed Tax Registration according to the relevant PRC laws and regulations.

Regulations Relating to Employment Laws

The Labor Contract Law

According to Labor Law of the PRC, which was promulgated by the SCNPC on July 5, 1994, came into effect on January 1, 1995 and was amended on August 27, 2009 and December 29, 2018, employers shall develop and improve their rules and regulations in accordance with the law to ensure that workers enjoy their labor rights and perform their labor obligations. Employers shall develop and improve the system of labor safety and sanitation, strictly implement the national protocols and procedures on labor safety, guard against labor safety accidents and reduce occupational hazards. Labor safety and sanitation facilities shall meet the relevant national standards. Employers must provide workers with the necessary labor protection equipment that meets the safety and hygiene conditions stipulated under national regulations by the State, and conduct regular health checks for workers who engage in operations with occupational hazards. Laborers engaged in special operations must have received specialized training and obtained the pertinent qualifications.

According to Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012, and the Implementation Regulations on Labor Contract Law of the PRC, which was promulgated and became effective on September 18, 2008, employers and employees shall enter into written labor contracts to establish their employment relationship. The labor contracts shall set forth the terms, duties, remunerations, disciplinary rules of the employment and conditions to terminate the labor contracts. With respect to a circumstance where a labor relationship has already been established but no formal contract has been made, a written labor contracts shall be entered into within one month from the date when the employee begins to work. Meanwhile, it is stipulated that labor contracts must be concluded in written forms, upon reaching an agreement after due negotiation, an employer and an employee may enter into a fixed-term labor contract, a non-fixed-term labor contract or a labor contract that concludes upon the completion of certain work assignments. After reaching an agreement upon due negotiation with employees or by fulfilling other circumstances in line with legal conditions, an employer may legally terminate a labor contract and dismiss its employees.

Social Insurance and Housing Fund

According to Social Security Law of the PRC, which was promulgated by the SCNPC on October 28, 2010, came into effect since July 1, 2011, and was amended on December 29, 2018, and other relevant PRC laws and regulations such as the Interim Regulations on the Collection and Payment of Social Insurance Premiums, Regulations on Work Injury Insurance, Regulations on Unemployment Insurance and Trial Measures on Employee Maternity Insurance of Enterprises, the employer shall register with the social insurance authorities and contribute to social insurance plans covering basic pensions insurance, basic medical insurance, maternity insurance, work injury insurance and unemployment insurance. Basic pension, medical and unemployment insurance contributions shall be paid by both employers and employees, while work injury insurance and maternity insurance contributions shall be paid only by employers, and employers who fail to promptly contribute social security premiums in full amount shall be ordered by the social security premium collection agency to make or supplement contributions within a stipulated period, and shall be subject to a late payment fine computed from the due date at the rate of 0.05% per day; where payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the amount of the amount in arrears.

According to Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Council on April 3, 1999, and became effective on the same day, and was amended on March 24, 2002 and March 24, 2019, employers shall undertake registration at the competent administrative center of housing fund and then, upon the verification by such administrative center of housing fund, go to a commissioned bank to go through the formalities of opening housing provident fund accounts on behalf of its employees. The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. With respect to companies who fail to process housing provident fund registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a prescribed time limit; where failing to do so by the expiration of the time limit, a fine of not less than RMB10,000 nor more than RMB50,000 shall be imposed. When an employer fails to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order it to pay up within a prescribed time limit; where the payment and deposit has not been made after the expiration of the time limit, an application may be made to a people’s court for compulsory enforcement.

According to the Reform Program of the National Taxation and Local Taxation System promulgated by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council on July 20, 2018, all social insurance premiums, including basic pension insurance premiums, unemployment insurance premiums, maternity insurance premiums, work injury insurance premiums and basic medical insurance premiums, will be handed over to the taxation authorities for unified collection starting from January 1, 2019. In addition, according to the Notice of the General Office of the State Administration of Taxation on the Work Relating to the Collection and Administration of Social Insurance Premiums in a Steady and Orderly Manner promulgated on September 13, 2018 and according to the Urgent Notice of the Ministry of Human Resources and Social Security on Implementing the Spirit of the Executive Meeting of the State Council to Effectively Do a Better Job of Stabilizing Social Security Fee Collection promulgated on September 21, 2018, regions that still assume responsibility for social security fee collection and arrears clearance functions are strictly prohibited from organizing their own centralized settlement of historical social security arrears of enterprises., regions that still bear the responsibility of social security fee collection and arrears clearance functions are strictly prohibited from organizing their own centralized settlement of historical social security arrears of enterprises. The Notice of the State Administration of Taxation on Implementing Certain Measures to Further Support and Serve the Development of the Private Economy promulgated on November 16, 2018, reiterates that taxation authorities at all levels shall not organize on their own to carry out centralized clearing of arrears of previous years’ fees for contributors, including private enterprises.

Regulations Relating to Cybersecurity and Data Security

According to the Cybersecurity Law of the PRC promulgated by the SCNPC on November 7, 2016, which became effective on June 1, 2017, and the Regulations on Security Protection of Critical Information Infrastructure (promulgated by the State Council on July 30, 2021, which became effective on September 1, 2021, personal information and important data collected and generated by operators of critical information infrastructure in the operations within the territory of the People’s Republic of China shall be stored in the RPC. Where it is necessary to provide such information outside of China for business purposes, a security assessment shall be conducted in accordance with the measures formulated by the state cyberspace department in conjunction with relevant departments of the State Council. Critical information infrastructure refers to any important network facilities and information systems of an important industry and field such as public communication and information service, energy, transport, water conservation, finance, public services, e-government affairs, national defense related science and technology industry, as well as other industries and fields that may seriously endanger state security, people’s livelihood, and public interest in case of damage, function loss or data leakage.

According to the Data Security Law of the PRC, which was promulgated by the SCNPC on June 10, 2021 and became effective on September 1, 2021, the state shall implement export control over data that is a controlled item in respect of safeguarding state security and interests and fulfilling international obligations in accordance with the law. The provisions of the Cybersecurity Law of the PRC shall apply to the outbound security management of important data collected and generated by operators of critical information infrastructures in their operations within the territory of the People’s Republic of China; the measures for outbound security management of important data collected and generated by other data processors in their operations within the territory of the People’s Republic of China shall be formulated by the state cyberspace department in conjunction with relevant departments of the State Council.

According to the Measures for Cybersecurity Review, which was promulgated by the Cyberspace Administration of China, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance of the PRC, the MOFCOM, the People’s Bank of China, the SAMR, the National Radio and Television Administration, the China Securities Regulatory Commission, the National Administration of State Secrets Protection and the State Cryptography Administration on December 28, 2021 and became effective on February 15, 2022, network platform operators possessing personal information of more than one million users are required to report to the Office of Cybersecurity Review for cybersecurity review when they go public overseas. The Office of Cybersecurity Review is set under the Cyberspace Administration of China and is responsible for formulating relevant systems and regulations for cybersecurity review and organizing cybersecurity review. See “Summary — Recent Regulatory Development in the PRC.”

Regulations on Overseas Securities Offering and Listing

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. Under the Trial Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50%or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in the Mainland China, or its main places of business are located in the Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis. If a domestic company fails to fulfil the filing obligation as stipulated, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine of between RMB1,000,000 yuan and RMB10,000,000 yuan. Directly liable persons-in-charge and other directly liable persons shall be warned and each imposed a fine of between RMB500,000 yuan and RMB5,000,000 yuan. See “Summary — Permission Required from the PRC Authorities.” Our offering will be identified as an indirect overseas issuance and listing of our PRC subsidiaries by CSRC, and our subsidiaries shall fulfill the filing procedure with the CSRC as per the requirement of the Trial Measures.

Legal Proceedings

We are not involved in any material legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

MANAGEMENT

Executive officers and directors

Below are the names of and certain information regarding the Company’s current executive officers and directors:

Name	Age	Position(s)
Mr. Wing Wah Cheng, Wayne	58	Chief Executive Officer, Director and chairman of the board of directors
Ms. Kwan Hung Cheng	59	Director
Ms. Meifang Chen	45	Chief Financial Officer
Mr. Sum Chin Cheung	40	Independent Director
Mr. Chi Kit Lau	47	Independent Director
Mr. Chung Ho Chan	35	Independent Director

Biographies

Mr. Wing Wah Cheng, Wayne is our Chief Executive Officer, director, chairman of the board of directors, controlling shareholder and the founder of our operating subsidiaries. Mr. Cheng was appointed as a director of our Company on January 20, 2022. Since founding Samfine SZ back in 1993, Mr. Cheng has accumulated more than 25 years of experience in the printing industry. Mr. Cheng is responsible for the day-to-day administrative and operational management of the Group and overseeing the management team of our Company and its subsidiaries. Throughout his years in the printing industry, Mr. Cheng has amassed in-depth knowledge in printed products and printing technologies and various aspects of the printing business operations, from business management, sourcing, production and to sales and marketing. He graduated from Chu Hai College of Higher Education in 1986.

Ms. Kwan Hung Cheng is the director of the Company and has served as the general manager of Samfine SZ since 2009. Ms. Cheng has over 13 years of experience in the printing industry since joining Samfine SZ as a general manager in 2009. Prior to joining Samfine SZ, Ms. Cheng founded New Concept Advertising Co., Ltd. in 1992 which principally engaged in advertising business and has accumulated over 25 years of experience in the advertising industry. Her extensive experience in marketing and advertising has been instrumental in the corporate and business development of our operating subsidiaries, particularly in the formulation of corporate strategies as well as market positioning of our operating subsidiaries’ printed products. Ms. Cheng completed the Advanced Business Administration Quality Course Seminar organized by Shenzhen Research Institute of Tsinghua University in 2008.

Ms. Meifang Chen is the Chief Financial Officer of our Company. Ms. Chen has been serving as the financial director of Samfine SZ since 2018. Ms. Chen has over 14 years of experience in field of accounting. Prior to joining Samfine SZ, Ms. Chen worked in Dongguan Bailing Weaving Company Limited as an accountant of the financial department from 2007 to 2011 and subsequently, worked in Ronghua Printing and Packaging (Heyuan) Company Limited as the deputy head of accounting of finance department from 2012 to 2018. Ms. Chen obtained a bachelor’s degree in accounting from Donguan University of Technology in 2012 and subsequently obtained a primary qualification in accountancy in June, 2012.

Mr. Sum Chin Cheung was appointed as our independent director on October 16, 2024 and has been serving as the chairman of the compensation committee and a member of the audit committee and nominating and corporate governance committee. Mr. Cheung has over 10 years of experience in the fields of accounting and auditing. Mr. Cheung worked in Faith Joy CPA Limited, an accounting firm, from September 2011 to December 2013, where his last position was audit semi-senior, and as an accountant in RSM Nelson Wheeler, an accounting firm, from January 2014 to January 2015. During the period from January 2015 to July 2017, he worked at BDO Limited, an accounting firm, where his last position was assistant manager. Mr. Cheung currently served as a financial controller and company secretary of Smart Globe Holdings Limited (SEHK: 1481). Mr. Cheung obtained a Bachelor of Commerce in accounting from the Hong Kong Shue Yan College in July 2011. He has been a member of the Hong Kong Institute of Certified Public Accountants since July 2017.

Mr. Chi Kit Lau was appointed as our independent director on October 16, 2024 and has been serving as the chairman of the nominating and corporate governance committee, a member of the audit committee and compensation committee. Mr. Lau has over 20 years of experience in the banking and finance industry. Mr. Lau served as a marketing officer at IBA Credit Limited (currently known as Fubon Credit (Hong Kong) Limited) from 2001 to 2003. He then served as a marketing manager in the equipment finance department of Wing Hang Finance Company Limited from 2003 to 2006. From 2006 to 2009, Mr. Lau served in the Asset Based Finance Department of The Bank of East Asia Limited (“BEA”) as marketing manager. Since 2016, he served as a team head and senior vice president in Enterprise Banking or Commercial Lending Department of BEA. Mr. Lau obtained his bachelor’s degree in business administration from Hong Kong Baptist University in 2000.

Mr. Chung Ho Chan was appointed as our independent director on February 7, 2025 and has been serving as the chairman of the audit committee, a member of the nominating and corporate governance committee and compensation. Mr. Chan has over 10 years of experience in the auditing and accounting profession. He has been the assistant finance manager of Eagle Nice (EAG) Limited, a wholly-owned subsidiary of Eagle Nice (International) Holdings Limited, the shares of which are listed on The Stock Exchange of Hong Kong Limited (SEHK: 2368), between February 2021 and April 2024. He worked at Deloitte Touche Tohmatsu with his last position being a senior in audit and assurance department between March 2016 and January 2021. He worked at Fok Chan Leung Wan CPA Limited with his last position being an audit semi-senior between March 2013 and December 2015. Mr. Chan graduated with a bachelor of business administration (honours) in accounting from the Hong Kong Metropolitan University (formerly the Open University of Hong Kong) in June 2013. He is a practicing member of The Hong Kong Institute of Certified Public Accountants and an associate of the Institute of Chartered Accountants in England and Wales.

Board of Directors

Our board of directors consists of five directors, comprising two executive directors and three independent directors. A director is not required to hold any shares in our Company to qualify to serve as a director. The directors may exercise the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them as directors or other officers of such company) and any director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or is about to be, appointed a director or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in the manner aforesaid. The board of directors may from time to time at its discretion exercise all the powers of the Company to raise or borrow or to secure the payment of any sum or sums of money for the purposes of the Company and to mortgage or charge its undertaking, property and uncalled capital or any part thereof.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board of directors, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity, and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board of directors.

Our directors have a balanced mix of knowledge and skills. We will have three independent directors with different industry backgrounds, representing a majority of the members of our board of directors. Our board of directors is well balanced and diversified in alignment with the business development and strategy of our Company and its subsidiaries.

Committees of the Board of Directors

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee under the board of directors. We have adopted a charter for each of the three committees upon the establishment of the committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Mr. Chung Ho Chan, Mr. Sum Chin Cheung, and Mr. Chi Kit Lau and is chaired by Mr. Chung Ho Chan. We have determined that each of these three director nominees satisfies the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Chung Ho Chan qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board of directors.

Compensation Committee

Our compensation committee consists of Mr. Chung Ho Chan, Mr. Sum Chin Cheung, and Mr. Chi Kit Lau and is chaired by Mr. Sum Chin Cheung. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq listing rules. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board of directors for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board of directors for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Chung Ho Chan, Mr. Sum Chin Cheung and Mr. Chi Kit Lau and is chaired by Mr. Chi Kit Lau. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board of directors and advising the board of directors with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board of directors as a whole.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of Class A Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board of directors’ approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our Company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Terms of Directors and Executive Officers

Subject to our Memorandum and Articles and the Companies Act, the Company may from time to time in general meeting by ordinary resolution elect any person to be a director either to fill a casual vacancy or as an additional director. The board shall have power from time to time and at any time to appoint any person as a director either to fill a casual vacancy or as an additional director but so that the number of directors so appointed shall not exceed the maximum number determined from time to time by the shareholders in general meeting. The board may from time to time elect or otherwise appoint one of them to the office of chairman of the Company and another to be the vice chairman of the Company (or two or more vice chairmen) and determine the period for which each of them is to hold office. The chairman of the Company or, in his absence, the vice chairman of the Company shall preside as chairman at meetings of the board, but if no such chairman or vice chairman be elected or appointed, or if at any meeting the chairman or vice chairman is not present within five (5) minutes after the time appointed for holding the same and willing to act, the directors present shall choose one of their number to be chairman of such meeting.

Qualification

A director or an alternate director shall not be required to hold any qualification shares but shall nevertheless be entitled to attend and speak at all general meetings of the Company and all meetings of any class of shareholders of the Company.

Family Relationships

Mr. Wing Wah Cheng, Wayne and Ms. Kwan Hung Cheng are husband and wife. There is no other family relationship, as defined in Item 401 of Regulation S-K, among any of our executive officers or directors.

Involvement in legal proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Controlled Company

Mr. Wing Wah Cheng, Wayne beneficially owns approximately 96.81% of the aggregate voting power of our total issued and outstanding Class A Ordinary Shares and therefore have the ability to determine all matters requiring approval by shareholders. As a result, we may be deemed a “controlled company” within the meaning of the Nasdaq listing rules. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

EXECUTIVE COMPENSATION

For the year ended December 31, 2025, we paid an aggregate of HK$4,495,135 (approximately US$352,074) in cash (including salaries and retirement benefits scheme contribution) to our directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have not made any agreements with our directors or executive officers to provide benefits upon termination of employment. Our Hong Kong subsidiary is required by law to make contributions equal to certain percentages of each employee’s salary for his or her mandatory provident fund. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified period — typically for one year. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon thirty days’ advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a thirty days’ advance written notice.

Each executive officer has agreed to hold, at all times during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information, or the confidential or proprietary information disclosed to the executive officer by or obtained by the executive officer from us either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into agreements with all directors whose service will begin upon the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to the agreements, each director has agreed to attend and participate in such number of meetings of the board of directors and of the committees of which he or she may become a member as regularly or specially called, and will agree to serve as a director for a year and be up for re-election each year at our annual shareholder meeting. The directors’ services will be compensated by cash under the agreement in an amount determined by the board of director.

We have entered into indemnification agreements with each of our executive directors and executive officers. Under these agreements, we agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable The table below sets forth certain information about the compensation awarded to, earned by or paid to our Chief Executive Officer and our other two most highly compensated executive officers whose total compensation exceeded $100,000 during the years ended December 31, 2023 and 2022 (each, a “Named Executive Officer”).

Outstanding Equity Awards

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2025 and December 31, 2024, we had no outstanding equity awards.

Clawback Policy

On December 1, 2023, our board of directors adopted a clawback policy (the “Clawback Policy”) permitting the Company to seek the recoupment of incentive compensation received by any of the Company’s current and former executive officers (as determined by the board in accordance with Section 10D of the Exchange Act and the Nasdaq rules) and such other senior executives/employees who may from time to time be deemed subject to the Clawback Policy by the board (collectively, the “Covered Executives”). The amount to be recovered will be the excess of the incentive compensation paid to the Covered Executive based on the erroneous data over the incentive compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the board. If the board cannot determine the amount of excess incentive compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our ordinary shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our ordinary shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him or her, subject to applicable community property laws.

Percentage of beneficial ownership of each listed person is based on 4,060,000 ordinary shares, consisting of 2,260,000 Class A Ordinary Shares and 1,800,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

	Ordinary Shares beneficially owned
Directors and Executive Officers(1):	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Total Number of Ordinary Shares	Approximate percentage of issued and outstanding Ordinary Shares	Approximate percentage of aggregate Voting Power*
Mr. Wing Wah Cheng, Wayne(2)	1,040,720	1,800,000	14,203,600	69.97%	96.81%
Ms. Kwan Hung Cheng(2)	—	—	—	—	—
Ms. Meifang Chen	—	—	—	—	—
Mr. Sum Chin Cheung	—	—	—	—	—
Mr. Chi Kit Lau	—	—	—	—	—
Mr. Chung Ho Chan	—	—	—	—	—
All directors and executive officers as a group	1,040,720	1,800,000	14,203,600	69.97%	96.81%

5% Shareholder:
Mr. Wing Wah Cheng, Wayne	1,040,720	1,800,000	14,203,600	69.97%	96.81%

	Ordinary Shares beneficially owned
Directors and Executive Officers(1):	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Total Number of Ordinary Shares	Approximate percentage of issued and outstanding Ordinary Shares	Approximate percentage of aggregate Voting Power*
Mr. Wing Wah Cheng, Wayne(2)	1,040,720	1,800,000	14,203,600	69.97%	96.81%
Ms. Kwan Hung Cheng(2)	—	—	—	—	—
Ms. Meifang Chen	—	—	—	—	—
Mr. Sum Chin Cheung	—	—	—	—	—
Mr. Chi Kit Lau	—	—	—	—	—
Mr. Chung Ho Chan	—	—	—	—	—
All directors and executive officers as a group	1,040,720	1,800,000	14,203,600	69.97%	96.81%

5% Shareholder:
Mr. Wing Wah Cheng, Wayne	1,040,720	1,800,000	14,203,600	69.97%	96.81%

Notes:

(*)	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A Ordinary Shares and Class B Ordinary Shares as a single class. Subject to any special rights, privileges or restrictions as to voting for the time being attached to any class or classes of shares, at any general meeting on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly authorised representative) or by proxy, shall have one (1) vote for every Class A Ordinary Share of which he is the holder which is fully paid or credited as fully paid and twenty (20) vote for every Class B Ordinary Share of which he is the holder which is fully paid or credited as fully paid.

(1)	Unless otherwise indicated, the correspondence address of each of the individuals is Flat B, 8/F, Block 4, Kwun Tong Industrial Centre, 436-446 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong.

(2)	Ms. Kwan Hung Cheng is the spouse of Mr. Wing Wah Cheng, Wayne.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Our board of directors has established audit committee which is tasked with review and approval of all related party transactions.

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our operating subsidiaries’ experience in the business sectors in which they operate and the terms of their transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description1 of material transactions, or series of related material transactions, to which we were or will be a party and in which the other parties included or will include our directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons.

The following is a description of transactions for related parties for the years ended December 31, 2025 and 2024.

List of Related Parties

Name of related parties	Relationship with the Company
Mr. Wing Wah Cheng, Wayne	Chairman of the Board, Director, the controlling shareholder
Ms. Kwan Hung Cheng	Director and spouse of the controlling shareholder
Mr. Zheng Hongrong	Director of Samfine SZ, a subsidiary of the Company
Jiamei Cultural and Creative (Shenzhen) Co., Ltd. (“Jiamei”)	A company wholly-owned by Ms. Kwan Hung Cheng

Balances with related parties

As of December 31, 2023, 2024 and 2025, amounts due from related parties consisted of the following:

		As of December 31,
	Nature	2023	2024	2025	2025
		HK$	HK$	HK$	US$

Due from Jiamei	Accounts receivable	—	570,149	516,920	66,414
Due from Jiamei	Fund Transfer	2,086,415	—	—	—
Total		2,086,415	570,149	516,920	66,414

Amounts due from related parties are unsecured, interest-free with no specific repayment terms. The accounts receivable represented the sales of printing materials to Jiamei during the year. As of the date of this prospectus, the accounts receivable from Jiamei was HK$486,883. These amounts are expected to be settled in September 2026.

As of December 31, 2023, 2024 and 2025, amounts due to related parties consisted of the following:

	As of December 31,
Amounts due to related parties	Nature	2023	2024	2025	2025
		HK$	HK$	HK$	US$
Due to Mr. Wing Wah Cheng, Wayne(1)	Commissions payable	40,000	80,000	60,000	7,709
Due to Mr. Wing Wah Cheng, Wayne(1)	Fund Transfer	72,102	79,834	—	—
Due to Ms. Kwan Hung Cheng(2)	Commissions payable	—	50,577	40,000	5,139
Due to Ms. Kwan Hung Cheng(2)	Fund Transfer	1,920,091	35,774	—	—
Total		2,032,193	246,185	100,000	12,848

1

Amounts due to the related parties represented both fund transfer and commission payable regarding the referral of customers by Mr. Wing Wah Cheng, Wayne and Ms. Kwan Hung Cheng to the Company. The balances are unsecured, interest-free with no specific repayment terms.

(1)	As of the date of this prospectus, the commissions payable to Mr. Wing Wah Cheng, Wayne was HK$60,000. These amounts are expected to be settled in May 2026.

(2)	As of the date of this prospectus, the commissions payable to Ms. Kwan Hung Cheng was HK$60,000. These amounts are expected to be settled in May 2026.

During the year ended December 31, 2024, the largest accounts receivable amount outstanding with the related parties was HK$570,149 due from Jiamei. During the year ended December 31, 2025, the largest accounts receivable amount outstanding with the related parties was HK$516,920 (US$66,414) due from Jiamei.

During the year ended December 31, 2024, the largest amount outstanding commission payable to the related parties were HK$80,000 due to Mr. Wing Wah Cheng, Wayne, and HK$50,577 due to Ms. Kwan Hung Cheng, respectively. During the year ended December 31, 2025, the largest amount outstanding commission payable to the related parties were HK$60,000 (US$7,709) due to Mr. Wing Wah Cheng, Wayne, and HK$40,000 (US$5,139) due to Ms. Kwan Hung Cheng, respectively.

During the year ended December 31, 2023, the largest amount outstanding with the related parties were HK$848,687 due from Ms. Kwan Hung Cheng, HK$2,086,637 due from Jiamei, HK$72,102 due to Mr. Wing Wah Cheng, Wayne and HK$5,000,000 due to Ms. Kwan Hung Cheng, respectively. During the year ended December 31, 2024, the largest amount outstanding with the related parties were HK$2,086,415 due from Jiamei, HK$374,499 due to Mr. Wing Wah Cheng, Wayne and HK$1,920,091 due to Ms. Kwan Hung Cheng, respectively. During the year ended December 31, 2025, the largest amount outstanding with the related parties were HK$159,834 (US$20,536) due to Mr. Wing Wah Cheng, Wayne and HK$86,351 (US$11,094) due to Ms. Kwan Hung Cheng, respectively.

The amounts due from related parties were non-trade nature advances from these related parties other than the accounts receivable. The balances were unsecured and interest free with no specific repayment terms. During the year ended December 31, 2025, we made accounts receivable of HK$516,920 (US$66,414). During the year ended December 31, 2024, we made accounts receivable of HK$570,149 and received repayment of HK$2,086,415 from Jiamei.

The amounts due to related parties were non-trade nature advances to these related parties other than commissions payable. The balances were unsecured and interest free with no specific repayment terms. During the year ended December 31, 2025, we had made repayment to Mr. Wing Wah Cheng, Wayne of HK$79,834 (US$10,257) and settled commissions payable of HK$20,000 (US$2,570) to Mr. Wing Wah Cheng, Wayne. We had settled of HK$35,774 (US$4,596) to Ms. Kwan Hung Cheng and settled commissions payable of $10,577 (US$1,359) to Ms. Kwan Hung Cheng. During the year ended December 31, 2024, we had advances from Mr. Wing Wah Cheng, Wayne of HK$7,732 (US$995) and commissions payable of HK$40,000 (US$5,150) to Mr. Wing Wah Cheng, Wayne. We had settled of HK$1,884,317 (US$242,584) to Ms. Kwan Hung Cheng and there was increase in commissions payable of $50,577 (US$6,511) to Ms. Kwan Hung Cheng.

During the years ended December 31, 2023, 2024 and 2025, the Company incurred the following significant related party transactions:

	Years ended December 31,
	2023	2024	2025	2025
Jiamei	HK$	HK$	HK$	US$
Revenue(1)	—	638,635	1,051,069	135,042

Ms. Kwan Hung Cheng
Rental paid(2)	3,320,100	3,313,247	3,470,080	445,837
Sales commission	578,095	1,160,231	1,038,745	133,458

Mr. Wing Wah Cheng, Wayne
Sales commission	191,591	286,005	255,377	32,811

(1)	As of the date of this prospectus, the revenue from Jiamei, an entity controlled by Ms. Kwan Hung Cheng of the Company was approximately HK$105,389 (approximately US$13,540).

(2)	The leased property is jointly-owned by Ms. Kwan Hung Cheng and Mr. Zheng Hongrong. As of the date of this prospectus, the lease transaction with Ms. Kwan Hung Cheng and Mr. Zheng Hongrong was approximately HK$917,813 (approximately US$117,921).

(3)	As of the date of this prospectus, the sales commission with Ms. Kwan Hung Cheng and Mr. Wing Wah Cheng, Wayne was approximately HK$49,576 (approximately US$6,370) and HK$55,068 (approximately US$7,075), respectively.

Revenue with related parties

Amount represented revenue from Jiamei, an entity controlled by Ms. Kwan Hung Cheng of the Company.

Lease transaction with related parties

Samfine SZ entered into lease agreement with Ms. Kwan Hung Cheng, our director, and Mr. Zheng Hongrong, director of Samfine SZ, a subsidiary of the Company, for the lease of one of our PRC operating subsidiaries’ production facilities in Shenzhen, the PRC. The lease term for such production facility was from January 12, 2014 to May 1, 2015, with a monthly rental fee of RMB213,100, which was subsequently increased to RMB250,000 since January 1, 2022. The lease is then renewed from May 2, 2022 to May 1, 2025, with a monthly rental fee of RMB250,000. The lease was then renewed from May 2, 2025 to May 1, 2031, with an initial monthly rental fee of RMB275,000. The rental rate shall increase by 5% biennially.

Sales commission with related parties

Sales commission represented the commission fee for the referral of customers by Mr. Cheng and Mrs. Cheng to the Company.

Bank facilities and other borrowing

On October 15, 2020, Samfine HK obtained a banking facility from The Bank of East Asia, Limited (“BEA”) pursuant to which BEA agreed to grant to Samfine HK a facility with a maximum loan amount of HK$12.0 million bearing interest at the higher of (a) HIBOR as quoted by BEA on the first day of each interest period (the “Quotation Day”) for 1 month plus a margin of 2.5% per annum and (b) BEA Hong Kong Dollar Prime Rate as quoted by BEA on the Quotation Day minus a margin of 1.25 per annum commencing from the loan effective date and ending on November 4, 2027. The facility is guaranteed by Mr. Wing Wah Cheng, Wayne and the HKMC Insurance Limited under a SME Financing Guarantee Scheme in Hong Kong.

On August 31, 2024, Samfine SZ obtained a banking facility from The Bank of China (“BOC”) pursuant to which BOC agreed to grant to Samfine SZ a facility with a maximum loan amount of RMB8,300,000 for working capital purpose bearing an interest at 3.35% per annum commencing from August 31, 2024 and ending on August 13, 2025. The facility is guaranteed by Mr. Wing Wah Cheng, Wayne.

On May 5, 2025, Samfine SZ entered into a 2-year other borrowing of RMB8.46 million (approximately US$1.08 million) with a financial institution for operating purposes. The loan is guaranteed by Mr. and Mrs. Cheng, and pledged by the Company’s machineries. The loan is repayable in monthly installments over the 2-year tenor, and is carrying at variable interest rate.

On July 24, 2025, Samfine HK obtained a banking facility from Livi Bank Limited (“LIVI”) pursuant to which LIVI agreed to grant to Samfine HK a facility with a maximum loan amount of HK$10.0 million bearing interest at 0.3% monthly flat rate commencing from the loan effective date and ending on August 20, 2029. The facility is guaranteed by Mr. Wing Wah Cheng, Wayne and the HKMC Insurance Limited under a SME Financing Guarantee Scheme in Hong Kong.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act, and the common laws of Cayman Islands.

Authorized Share Capital

As of the date of this prospectus, our authorized share capital is US$50,000 consisting of 160,000,000 shares of a par value of $0.0003125 each which are comprised of (i) 158,200,000 class A ordinary shares of a par value of $0.0003125 each; and (ii) 1,800,000 class B ordinary shares of a par value of $0.0003125 each.

On May 13, 2025, the Company held the extraordinary general meeting to approve: (i) the re-designation and re-classification of all 800,000,000 shares of a par value US$0.0000625 each in the share capital of the Company, whether issued or unissued, into 791,000,000 class A ordinary shares of a par value US$0.0000625 each and 9,000,000 class B ordinary shares of a par value US$0.0000625 each, such that the authorized share capital of the Company shall be re-classified and re-designated into USD50,000.00 divided into 791,000,000 class A ordinary shares, each entitled to one (1) vote, and 9,000,000 class B ordinary shares, each entitled to twenty (20) votes (the “Share Re-Designation”); (ii) upon the Share Re-Designation becoming effective, the currently issued 20,300,000 shares of a par value US$0.0000625 each in the Company be and are hereby re-designated and re-classified into 11,300,000 class A ordinary shares with 1 vote per class A ordinary share and 9,000,000 class B ordinary shares with 20 votes per class B ordinary share on a one for one basis as set out in the notice of extraordinary general meeting of shareholders of the Company dated April 25 2025; and (iii) any director, company secretary, and/or the registered office provider of the Company be and is/are hereby authorized to do all such acts and things and execute all such documents, deeds and make all such arrangements that he/she shall, in his/her absolute discretion, deem necessary or expedient to give effect to the Share Re-Designation, including without limitation, updating the register of members of the Company, attending to the necessary filings with the Registrar of Companies in the Cayman Islands. Upon the Share Re-Designation becoming effective, the Company adopted the second amended and restated memorandum and articles of association of the Company to reflect the dual-class share structure and set out the rights and privileges of class A ordinary shares and class B ordinary shares. The share re-designation was effective on May 15, 2025.

On December 30, 2025, the Company held its annual general meeting to approve every five issued and unissued shares (namely, both class A ordinary shares of a par value of US$0.0000625 each and class B ordinary shares of a par value of US$0.0000625 each) in the share capital of the Company be consolidated into one (1) share of a par value of US$0.0003125 each (the “Share Consolidation”) so that the authorised share capital of the Company shall be changed from US$50,000 consisting of 800,000,000 shares of a par value of US$0.0000625 each comprised of 791,000,000 class A ordinary shares of a par value of US$0.0000625 each and 9,000,000 class B ordinary shares of a par value of US$0.0000625 each to US$50,000 consisting of 160,000,000 shares of a par value of US$0.0003125 each comprised of 158,200,000 class A ordinary shares of a par value of US$0.0003125 each and 1,800,000 class B ordinary shares of a par value of US$0.0003125 each. The share consolidation was effective on February 27, 2026.

Ordinary Shares

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares to bearer.

Dividends

Subject to the Companies Act and our Memorandum and Articles, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividends shall exceed the amount recommended by the board of directors.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid. No amount paid on a share in advance of calls shall be treated as paid on the share. Our board of directors may deduct from any dividend or other money payable to any member all sums of money (if any) presently payable by him to our Company on account of calls, instalments or otherwise.

Where our board of directors or our Company in general meeting has resolved that a dividend should be paid or declared, our board of directors may resolve:

(i)	that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid on the basis that the shares so allotted shall be of the same class or classes as the class or classes already held by the allottee, provided that the members entitled thereto will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment; or

(ii)	that the members entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit on the basis that the shares so allotted shall be of the same class or classes as the class or classes of shares already held by the allottee.

Upon the recommendation of our board of directors, our Company may by ordinary resolution in respect of any one particular dividend of our Company determine that it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to members to elect to receive such dividend in cash in lieu of such allotment.

Unless otherwise directed by our board of directors, any dividend or other moneys payable or bonuses, rights or other distributions in respect of any share may be paid or satisfied by cheque or warrant or certificate or other documents or evidence of title sent through the post to the registered address of the member entitled, or, in the case of joint holders, to the registered address of that one whose name stands first in the register of members in respect of the joint holding or to such person and to such address as the holder or joint holders may in writing direct. Every cheque, warrant, certificate or other document or evidence of title so sent shall be made payable to the order of the person to whom it is sent or, in the case of certificates or other documents or evidence of title as aforesaid, in favour of the member(s) entitled thereto, and the payment on any such cheque or warrant by the banker upon whom it is drawn shall operate as a good discharge to the Company in respect of the dividend and/or other moneys represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Every such cheque, warrant, certificate or other document or evidence of title as aforesaid shall be sent at the risk of the person entitled to the dividend, money, bonus, rights and other distributions represented thereby.

All dividends, bonuses or other distributions or the proceeds of the realisation of any of the foregoing unclaimed for one (1) year after having been declared by the Company until claimed and, notwithstanding any entry in any books of the Company may be invested or otherwise made use of by our board of directors for the benefit of the Company or otherwise howsoever, and the Company shall not be constituted a trustee in respect thereof. All dividends, bonuses or other distributions or the proceeds of the realisation of any of the foregoing unclaimed for six (6) years after having been declared may be forfeited by our board of directors and, upon such forfeiture, shall revert to the Company and, in the case where any of the same are securities of the Company, may be re-allotted or re-issued for such consideration as our board of directors thinks fit and the proceeds thereof shall accrue to the benefit of the Company absolutely.

Whenever our board of directors or our Company in general meeting has resolved that a dividend be paid or declared, our board of directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

Our board of directors may, if it thinks fit, receive from any member willing to advance the same, and either in money or money’s worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced may pay interest at such rate (if any) not exceeding 20% per annum, as our board of directors may decide, but a payment in advance of a call shall not entitle the member to receive any dividend or to exercise any other rights or privileges as a member in respect of the share or the due portion of the shares upon which payment has been advanced by such member before it is called up.

No dividend or other moneys payable on or in respect of any share shall bear interest as against our Company.

Our Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants remain uncashed on two (2) consecutive occasions or after the first occasion on which such a cheque or warrant is returned undelivered .

Voting Rights

Subject to any special rights, restrictions or privileges as to voting for the time being attached to any class or classes of shares at any general meeting on a poll every member present in person (or, in the case of a member being a corporation, by its duly authorised representative) or by proxy, shall have one (1) vote for every Class A Ordinary Share of which he is the holder which is fully paid or credited as fully paid and twenty (20) vote for every Class B Ordinary Share of which he is the holder which is fully paid or credited as fully paid (but so that no amount paid or credited as paid on a share in advance of calls or instalments shall be treated as paid on the share), and on a show of hands every member who is present in person (or, in the case of a member being a corporation, by its duly authorised representative) or by proxy shall (save as provided otherwise in our Memorandum and Articles) have one (1) vote for every Class A Ordinary Share of which he is the holder which is fully paid or credited as fully paid and twenty (20) vote for every Class B Ordinary Share of which he is the holder which is fully paid or credited as fully paid. On a poll a member entitled to more than one (1) vote need not use all his votes or cast all his votes in the same way. Notwithstanding anything contained in our Memorandum and Articles, where more than one (1) proxy is appointed by a holder of Class A Ordinary Share which is a clearing house (or its nominee(s)) or a central depository house (or its nominee(s)), each such proxy shall have one (1) vote on a show of hands and on a poll, each such proxy is under no obligation to cast all his votes in the same way.

Transfer of Shares

Subject to the Companies Act and our Memorandum and Articles, all transfers of shares shall be effected by an instrument of transfer in the usual or common form or in such other form as our board of directors may approve and may be under hand or, if the transferor or transferee is a Clearing House (as defined in the Memorandum and Articles) (or its nominee(s)) or a central depository house (or its nominee(s)), under hand or by machine imprinted signature, or by such other manner of execution as our board of directors may approve from time to time.

The instrument of transfer of any share shall be executed by or on behalf of the transferor and by or on behalf of the transferee provided that the board of directors may dispense with the execution of the instrument of transfer by the transferor or the transferee or accept mechanically executed transfers in any case in which it in its absolute discretion thinks fit to do so. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect thereof. Nothing in the Memorandum and Articles shall preclude the board of directors from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

Our board of directors may, in our absolute discretion, at any time and from time to time remove any share on the principal register to any branch register or any share on any branch register to the principal register or any other branch register. Unless our board of directors otherwise agrees, no shares on the principal register shall be removed to any branch register nor shall shares on any branch register be removed to the principal register or any other branch register and all removals and other documents of title relating to or affecting the title to any share or other securities of our Company shall be lodged for registration, and be registered, in the case of any shares on a branch register, at the registered office, and, in the case of any shares on the principal register, at the transfer office. Notwithstanding anything contained in the Memorandum and Articles, the Company shall as soon as practicable and on a regular basis record in the principal register all removals of shares effected on any branch register and shall at all times maintain the principal register and all branch registers in all respects in accordance with the Companies Act.

Our board of directors may, in our absolute discretion, refuse to register a transfer of any share which is not fully paid to a person of whom it does not approve or any share issued under any share option scheme upon which a restriction on transfer imposed thereby still subsists, and it may also refuse to register a transfer of any share (whether fully paid up or not) to more than four (4) joint holders or a transfer of any shares (not being a fully paid up share) on which the Company has a lien.

Our board of directors may decline to recognize any instrument of transfer unless: (i) a fee of such maximum as the designated stock exchange may from time to time determine to be payable (or such lesser sum as the board of directors may from time to time require) has been paid to the Company; (ii) the instrument of transfer is lodged at the registered office or, as the case may be, the transfer office accompanied by the certificate of the shares to which it relates, and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); (iii) the instrument of transfer is in respect of only one class of share; (iv) the shares concerned are free of any lien in favour of the Company; and (v) if applicable, the instrument of transfer is properly stamped.

The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of Nasdaq, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our board of directors may determine.

Fully paid shares shall be free from any restriction with respect to the right of the holder thereof to transfer such Shares including transfer (except when permitted by Nasdaq) and shall also be free from all liens.

Procedures on liquidation

Subject to the Companies Act, a resolution that the Company be wound up by the court or be wound up voluntarily shall be passed by way of a special resolution.

If the Company shall be wound up, the surplus assets remaining after payment to all creditors shall be divided among the members in proportion to the capital paid up on the shares held by them respectively, and if such surplus assets shall be insufficient to repay the whole of the paid up capital, they shall be distributed, subject to the rights of any shares which may be issued on special terms and conditions, so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid on the shares held by them respectively. The Memorandum and Articles are without prejudice to the rights of the holders of shares issued upon special terms and conditions.

If our Company is wound up (whether the liquidation is voluntary or compelled by the court), the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide among the members in specie or kind the whole or any part of the assets of our Company, whether the assets consist of property of one kind or different kinds, and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be so divided and may determine how such division shall be carried out as between the members or different classes of members and the members within each class. The liquidator may, with the like sanction, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator thinks fit, but so that no member shall be compelled to accept any shares or other property upon which there is a liability.

Calls on Shares and Forfeiture of Shares

Subject to the Memorandum and Articles and to the terms of allotment, our board of directors may, from time to time, make such calls as it thinks fit upon the members in respect of any monies unpaid on the shares held by them respectively (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment of such shares made payable at fixed times. A call may be made payable either in one sum or by instalments. If the sum payable in respect of any call or instalment is not paid on or before the day appointed for payment thereof, the person or persons from whom the sum is due shall pay interest on the same at such rate not exceeding 20% per annum as our board of directors shall fix from the day appointed for payment to the time of actual payment, but our board of directors may waive payment of such interest wholly or in part. Our board of directors may, if it thinks fit, receive from any member willing to advance the same, either in money or money’s worth, all or any part of the money uncalled and unpaid or instalments payable upon any shares held by him, and in respect of all or any of the monies so advanced our Company may pay interest at such rate (if any) not exceeding 20% per annum as our board of directors may decide.

If a member fails to pay any call or instalment of a call on the day appointed for payment, our board of directors may, for so long as any part of the call or instalment remains unpaid, serve not less than 14 days’ notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment. The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall also name the place where payment is to be made. The notice shall also state that, in the event of non-payment at or before the appointed time, the shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of our board of directors to that effect. Such forfeiture will include all dividends and bonuses declared in respect of the forfeited share and not actually paid before the forfeiture.

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall, nevertheless, remain liable to pay to our Company all monies which, at the date of forfeiture, were payable by him to our Company in respect of the shares together with (if our board of directors shall in our discretion so require) interest thereon from the date of forfeiture until payment at such rate not exceeding 20% per annum as our board of directors may prescribe.

Redemption of Shares

Subject to the Companies Act, our Memorandum and Articles, and, where applicable, the Nasdaq listing rules or any other law or so far as not prohibited by any law and subject to any rights conferred on the holders of any class of shares, any power of our Company to purchase or otherwise acquire all or any of its own shares (which expression as used in our Memorandum and Articles includes redeemable shares) be exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it thinks fit.

Subject to the Companies Act, our Memorandum and Articles, and to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that they may, at the option of our Company or the holders thereof, be liable to be redeemed on such terms and in such manner, including out of capital, as our board of directors may deem fit.

Variations of Rights of Shares

Subject to the Companies Act and without prejudice to our Memorandum and Articles, if at any time the share capital of our Company is divided into different classes of shares, all or any of the special rights attached to any class of shares may (unless otherwise provided for by the terms of issue of the shares of that class) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting the provisions of the Memorandum and Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be not less than a person or persons together holding (or, in the case of a shareholder being a corporation, by its duly authorised representative) or representing by proxy not less than one-third (1/3) in nominal value of the issued shares of that class, that the quorum for any meeting adjourned for want of quorum shall be two (2) shareholders present in person (or in the case of the shareholder being a corporation, by its duly authorised representative) or by proxy (whatever the number of shares held by them) , that every holder of Class A Ordinary Shares shall be entitled on a poll to one (1) vote for every such share held by him and every holder of Class B Ordinary Shares shall be entitled on a poll to twenty (20) votes for every such share held by him, and that any holder of Shares of the class present in person (or in the case of the Shareholder being a corporation, by its duly authorised representative) or by proxy may demand a poll.

Any special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Extraordinary general meetings may be convened on the requisition of one or more members holding, at the date of deposit of the requisition, not less than one tenth of the paid up capital of our Company having the right of voting at general meetings. Such requisition shall be made in writing to our board of directors or the secretary of our Company for the purpose of requiring an extraordinary general meeting to be called by our board of directors for the transaction of any business specified in such requisition. Such meeting shall be held within two months after the deposit of such requisition. If within 21 days of such deposit, our board of directors fails to proceed to convene such meeting, the requisitionist(s) himself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of our board of directors shall be reimbursed to the requisitionist(s) by our Company.

Every general meeting of our Company shall be called by at least 10 clear days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and must specify the time, place and agenda of the meeting and particulars of the resolution(s) to be considered at that meeting and the general nature of that business.

Although a meeting of our Company may be called by shorter notice than as specified above, such meeting may be deemed to have been duly called if it is so agreed:

(i)	in the case of an annual general meeting, by all members of our Company entitled to attend and vote thereat; and

(ii)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting holding not less than 95% of the total voting rights at the meetings of all our shareholders.

All business transacted at an extraordinary general meeting shall be deemed special business. All business shall also be deemed special business where it is transacted at an annual general meeting, with the exception of the election of directors which shall be deemed ordinary business.

No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a requisite quorum is present when the meeting proceeds to business, and continues to be present until the conclusion of the meeting.

The quorum for a general meeting shall be two members entitled to vote and present in person (or in the case of a member being a corporation, by our duly authorized representative) or by proxy representing not less than one-third (1/3) in nominal value of the total issued voting shares in our Company throughout the meeting.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (save for the memorandum and articles of association, register of mortgages and charges, and the special resolutions passed by shareholders) or to obtain copies of the register of members of these companies. Under Cayman Islands law, the names of current directors of our Company can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. They will, however, have such rights as may be set out in our Memorandum and Articles.

Changes in Capital

Subject to the Companies Act and the Memorandum and Articles, our shareholders may, by ordinary resolution:

(a)	increase our share capital by the creation of new shares, such new capital to be of such amount and to be divided into shares of such class or classes and of such amounts in any currency as the shareholders may think fit and as the resolution may prescribe;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	sub-divide our shares or any of them into our shares of smaller amount than is fixed by our Company’s Memorandum and Articles, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced our shares shall be the same as it was in case of the share from which the reduced our shares is derived;

(d)	cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled; and

(e)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination.

The Company may by special resolution reduce its share capital or any capital redemption reserve in any manner authorised, and subject to any conditions prescribed, by law.

Certain Cayman Islands Company Considerations

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a statement setting out the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Reconstructions and amalgamations may be approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting member has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that (i) the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with, (ii) the members have been fairly represented at the meeting in question, (iii) the transaction is such as a businessman would reasonably approve and (iv) the transaction is not one that would more properly be sanctioned under some other provisions of the Companies Act or that would amount to a “fraud on the minority”. If the transaction is approved, no dissenting member would have any rights comparable to the appraisal rights (namely the right to receive payment in cash for the judicially determined value of his shares), which may be available to dissenting members of corporations in other jurisdictions.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than ninety percent (90%) in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but it is unlikely to succeed in the case of an offer which has been so accepted unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority”.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own dishonesty, wilful default or fraud.

Our Memorandum and Articles provide that the directors, alternate directors, secretary and other officers for the time being of the Company and the trustees (if any) for the time being acting in relation to any of the affairs of the Company, and their respective executors or administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their executors or administrators, shall or may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own dishonesty, wilful default or fraud, and none of them shall be answerable for the acts, receipts, neglects or defaults of any other of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects of the Company shall be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys of the Company shall be placed out or invested, or for any other loss, misfortune or damage which may arise in the execution of their respective offices or trusts, or in relation thereto, except as the same shall happen by or through their own dishonesty, wilful default or fraud. The Company may take out and pay the premium and other moneys for the maintenance of insurance, bonds and other instruments for the benefit either of the Company or the directors (and/or other officers) or any of them to indemnify the Company and/or directors (and/or other officers) named therein for this purpose against any loss, damage, liability and claim which they may suffer or sustain in connection with any breach by the directors (and/or other officers) or any of them of their duties to the Company.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Memorandum and Articles provide that a resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company shall be treated as an ordinary resolution duly passed at a general meeting of the Company duly convened and held and, where relevant as a special resolution so passed. Any such resolution shall be deemed to have been passed at a meeting held on the date on which it was signed by the last shareholder to sign, and where the resolution states a date as being the date of his signature thereof by any shareholder the statement shall be prima facie evidence that it was signed by him on that date. Such a resolution may consist of several documents in the like form, and signed by one or more relevant shareholders.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow any one or more of our shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-tenth (1/10) of the paid up capital of our Company having the right of voting at general meetings to requisition an extraordinary general meeting of our shareholders, in which case such requisition shall be made in writing to our board of directors or the secretary of our Company for the purpose of requiring an extraordinary general meeting to be called by our board of directors for the transaction of any business specified in such requisition. As a Cayman Islands exempted company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled to a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Memorandum and Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protection or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, subject to any provision to the contrary in our Memorandum and Articles, the shareholders may by ordinary resolution remove any director before the expiration of his term of office notwithstanding anything in our Memorandum and Articles or in any agreement between the Company and such director (but without prejudice to any claim which such director may have for damages for any breach of any contract between him and the Company) and may by ordinary resolution elect another person in his stead.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, if at any time the share capital of the company is divided into different classes of shares, all or any of the special rights attached to any class (unless otherwise provided for by the terms of issue of the shares of that class) may, subject to the provisions of the Companies Act, be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Shares Eligible For Future Sale

Upon completion of this Offering, we will have [ ] Class A Ordinary Shares issued and outstanding. All of the Class A Ordinary Shares sold in this Offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the Offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of our Class A Ordinary Shares issued and outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

●	1% of the then issued and outstanding Class A Ordinary Shares, which will equal approximately Class A Ordinary Shares immediately after this Offering; or

●	the average weekly trading volume of our Class A Ordinary Shares on the Nasdaq Capital Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Class A Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our Class A Ordinary Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our Class A Ordinary Shares pursuant to this offering and hold such Class A Ordinary Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, grantor trusts, brokers, dealers or traders in securities, commodities, currencies or notional principal contracts, certain former citizens or long-term residents of the United States, persons who hold our Class A Ordinary Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our Class A Ordinary Shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Class A Ordinary Shares who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A Ordinary Shares, the U.S. federal income tax consequences relating to an investment in such Class A Ordinary Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our Class A Ordinary Shares.

Persons considering an investment in our Class A Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Class A Ordinary Shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income”, or the PFIC income test, or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, or the PFIC asset test. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of a taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we do not presently expect to be a PFIC for our current taxable year or the foreseeable future. However, there can be no assurance given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our Class A Ordinary Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Class A Ordinary Shares, and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of our Class A Ordinary Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our Class A Ordinary Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our Class A Ordinary Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such Class A Ordinary Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our Class A Ordinary Shares. If the election is made, the U.S. Holder will be deemed to sell our Class A Ordinary Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Class A Ordinary Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares and one of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-United States subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and accordingly, cannot be classified as lower-tier PFICs. However, non-United States subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-United States subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our Class A Ordinary Shares if a valid “mark-to-market” election is made by the U.S. Holder for our Class A Ordinary Shares. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our Class A Ordinary Shares held at the end of such taxable year over the adjusted tax basis of such Class A Ordinary Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Class A Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our Class A Ordinary Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our Class A Ordinary Shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the Class A Ordinary Shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least fifteen (15) days during each calendar quarter.

Our Class A Ordinary Shares will be marketable stock as long as they remain listed on the Nasdaq Capital Market and are regularly traded. A mark-to-market election will not apply to the Class A Ordinary Shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the Class A Ordinary Shares.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought to or produced before a court of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our Class A Ordinary Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Class A Ordinary Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of Class A Ordinary Shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to our Class A Ordinary Shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Class A Ordinary Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Class A Ordinary Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our Class A Ordinary Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders may be eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than sixty (60) days of ownership, without protection from the risk of loss, during the 121-day period beginning sixty (60) days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder’s income on the date of the depositary’s receipt of the dividend. The amount of any dividend income paid in the Cayman Islands dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect to the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on Class A Ordinary Shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Class A Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our Class A Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the Class A Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Class A Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Class A Ordinary Shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our Class A Ordinary Shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Class A Ordinary Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our Class A Ordinary Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our Class A Ordinary Shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Class A Ordinary Shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands and Hong Kong income tax consequences of an investment in the Class A Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands and Hong Kong laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong Profits Taxation

Our subsidiaries incorporated in Hong Kong were subject to 16.5% Hong Kong profits tax on their taxable income assessable profits generated from operations arising in or derived from Hong Kong for the year of assessment of 2019/2020 and 2018/2019. As from year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. Under Hong Kong tax laws, our Hong Kong subsidiaries are exempted from Hong Kong income profits tax on its foreign-derived income profits. In addition, payments of dividends from our Hong Kong subsidiaries to us are not subject to any tax withholding in Hong Kong.

PRC Taxation

On March 16, 2007, the National People’s Congress of the PRC enacted an Enterprise Income Tax Law (“EIT Law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to EIT at a uniform rate of 25%.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The implementing Rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.”

The EIT Law and the Implementing Regulations of the EIT Law also impose a withholding income tax of 10% on dividends distributed by a FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if the immediate holding company in Hong Kong owns directly at least 25% of the shares of the FIE and could be recognized as a beneficial owner of the dividend from PRC tax perspective.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in Mainland China and Hong Kong. In addition, all of our directors and executive officers are PRC nationals and currently reside in Mainland China or Hong Kong; substantially all of their assets are located in Mainland China or Hong Kong. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See “Risk Factors — Risks Related to our Class A Ordinary Shares.”

Name	Position	Nationality	Residence
Mr. Wayne, Wing Wah Cheng	Chief Executive Officer, Director and chairman of the board of directors	Chinese	Hong Kong
Ms. Kwan Hung Cheng	Director	Chinese	Hong Kong
Ms. Meifang Chen	Chief Financial Officer	Chinese	China
Mr. Sum Chin Cheung	Independent Director	Chinese	Hong Kong
Mr. Chi Kit Lau	Independent Director	Chinese	Hong Kong
Mr. Chan Chung Ho	Independent Non-executive Director	Chinese	Hong Kong

We have appointed Cogency Global Inc., as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any State in the United States.

Enforceability of Civil Liabilities

Cayman Islands

Harney Westwood & Riegels, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

PRC

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Hong Kong

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

PLAN OF DISTRIBUTION

This is a best-efforts Offering. This prospectus is part of a Registration Statement that permits our officers and directors to sell the Class A Ordinary Shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any securities they may sell. At present, we expect officers and directors will personally contact friends, family members and business acquaintances and inform them about the Offering. In addition, we may market the Offering to institutional investors through our shareholders, officers and directors. We may also offer our Class A Ordinary Shares through FINRA licensed brokers, dealers or agents.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set forth in Rule 3a4- 1 under the Exchange Act. Our officers and directors will not register as a broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4- 1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. In that regard, we confirm that:

a.	None of our officers or directors are subject to a statutory disqualification, as that term is defined in Section 3(a) (39) of the Exchange Act;

b.	None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in our Class A Ordinary Shares;

c.	None of our officers or directors is or will be, at the time of his participation in the Offering, an associated person of a broker-dealer; and

d.	Our officers or directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4- 1 of the Exchange Act, in that each (A) primarily perform substantial duties for or on our behalf, other than in connection with transactions in securities, and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding 12 months, and (C) has not participated in selling and offering securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4- 1.

None of our officers or directors, control persons or affiliates intend to purchase any shares in this offering.

We will deliver to the investors the Class A Ordinary Shares included in the Class A Ordinary Shares electronically and will mail such investors physical warrant certificates for the Pre-Funded Warrants and Warrants included in the Class A Ordinary Shares, upon closing and receipt of investor funds for the purchase of the Class A Ordinary Shares offered pursuant to this prospectus. We may undertake one or more closings for the sale of the Class A Ordinary Shares to the investors. We expect to hold an initial closing on       , 2026, but the Offering will be terminated by       , provided that the closing(s) of the Offering for all of the Class A Ordinary Shares have not occurred by such date, but may be extended. Any extensions or material changes to the terms of the Offering will be contained in an amendment to this prospectus. We expect initial delivery of the Class A Ordinary Shares, Pre-Funded Warrants and Warrants comprising the Class A Ordinary Shares being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about       , 2026.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “SFHG”.

Determination of Offering Price and Warrant Exercise Price

The actual offering prices of the Class A Ordinary Shares that we are offering were determined by us based on the trading of the Class A Ordinary Shares prior to the Offering, among other things. Other factors considered in determining the public offering prices of the Class A Ordinary Shares that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

TRANSFER AGENT AND REGISTRAR

Transfer Agent

The transfer agent and registrar for our Class A Ordinary Shares is VStock Transfer, LLC, at 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On August 21, 2025, the Company dismissed WWC, P.C. (“WWC”) as its independent registered public accounting firm. The dismissal was approved by the Company’s board of directors and was not the result of any disagreement with WWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

WWC’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2023 and 2024 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, scope, or accounting principles. During the two most recent fiscal years and through August 21, 2025, there were no disagreements with WWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and no reportable events as defined in Item 16F(a)(1)(v) of Form 20-F.

Effective August 21, 2025, the Company appointed FundCertify CPA Professional Corporation (“FundCertify”) as its successor independent registered public accounting firm for the fiscal year ending December 31, 2025.

During the two most recent fiscal years and through the date of its engagement, the Company has not consulted with FundCertify regarding (i) the application of accounting principles to any specific transaction or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was the subject of a disagreement or reportable event, as defined in Item 16F of Form 20-F.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of Class A Ordinary Shares being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$759.55

Legal fees and expenses	35,000
Accounting fees and expenses	-
Transfer Agent fees	-
Financial printing and miscellaneous expenses	25,000
Total	$67,59.99

LEGAL MATTERS

We are being represented by The Crone Law Group P.C. with respect to certain legal matters of U.S. federal securities. The validity of our shares and certain other matters of Cayman Islands law will be passed upon for us by Harney Westwood & Riegels, our counsel as to Cayman Islands law.

EXPERTS

The financial statements as of December 31, 2025 and 2024 included in this prospectus have been so included in reliance on the report of FundCertify CPA Professional Corporation and WWC, P.C., respectively, each an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the Registration Statement on Form F-1 under the Securities Act with respect to the Shares being offered by this Prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to the Company and the Shares offered by this prospectus, you should refer to the Registration Statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including prospectus on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SAMFINE CREATION HOLDINGS GROUP LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders of

Samfine Creation Holdings Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Samfine Creation Holdings Group Limited and its subsidiaries (collectively the “Company”) as of December 31, 2025 and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of our management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FundCertify CPA Professional Corporation
FundCertify CPA Professional Corporation
Certified Public Accountants
PCAOB ID: 7189

We have served as auditor of the Company since 2025.
Cary, North Carolina
March 27, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders of

Samfine Creation Holdings Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Samfine Creation Holdings Group Limited and its subsidiaries (collectively the “Company”) as of December 31, 2024 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of our management. Our responsibility is to express an opinion on our financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as auditor of the Company from 2022 to 2025.
San Mateo, California
April 15, 2025

SAMFINE CREATION HOLDINGS GROUP LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2024 AND 2025

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	44,637,131	31,172,798	4,005,088
Restricted cash	14,545,723	15,023,582	1,930,233
Accounts receivable, net
- Third parties	23,167,061	28,739,851	3,692,502
- Related party	570,149	516,920	66,414
Prepayments and other current assets, net	21,274,088	13,517,496	1,736,731
Investment in life insurance contract, net	1,555,526	—	—
Inventories, net	11,757,137	12,849,149	1,650,861
Prepaid income tax	—	277,570	35,662
Total current assets	117,506,815	102,097,366	13,117,491

NON-CURRENT ASSETS
Plant and equipment, net	22,700,784	26,984,809	3,467,014
Intangible assets, net	674,777	650,700	83,602
Investment in life insurance contract, net	—	1,559,502	200,365
Prepayments	14,191,667	9,804,167	1,259,641
Prepayment for acquisition of plant and equipment	23,599	4,056,564	521,188
Operating lease right-of-use assets, net	6,960,066	25,679,797	3,299,346
Deferred tax assets	1,870,819	1,495,836	192,185
Total non-current assets	46,421,712	70,231,375	9,023,341
Total assets	163,928,527	172,328,741	22,140,832

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts and bills payables	54,392,905	53,960,626	6,932,872
Accruals and other payables	12,758,304	6,444,731	828,020
Banks and other borrowings	13,402,782	23,549,661	3,025,665
Due to related parties	246,185	100,000	12,848
Operating lease liabilities	2,270,289	5,113,112	656,934
Total current liabilities	83,070,465	89,168,130	11,456,339

NON-CURRENT LIABILITIES
Banks and other borrowings	3,776,763	10,783,889	1,385,516
Deferred tax liabilities	156,926	6,526	838
Operating lease liabilities	4,689,777	20,566,685	2,642,412
Total non-current liabilities	8,623,466	31,357,100	4,028,766
Total liabilities	91,693,931	120,525,230	15,485,105

COMMITMENTS AND CONTINGENCIES (Note 22)

SHAREHOLDERS’ EQUITY
Ordinary shares: US$0.0000625 par value, 800,000,000 shares authorized, 20,300,000 shares issued and outstanding as of December 31, 2024	9,889	—	—
Class A Ordinary shares: US$0.0000625 par value, 791,000,000 shares authorized, 11,300,000 shares issued and outstanding as of December 31, 2025	—	5,505	707
Class B Ordinary shares: US$0.0000625 par value, 9,000,000 shares authorized, 9,000,000 shares issued and outstanding as of December 31, 2025	—	4,384	563
Additional paid-in capital	68,647,780	68,647,780	8,819,881
Statutory reserve	278,740	278,740	35,813
Accumulated other comprehensive income	2,860,221	2,244,558	288,383
Retained earnings (accumulated losses)	437,966	(19,377,456)	(2,489,620)
Total shareholders’ equity	72,234,596	51,803,511	6,655,727
Total liabilities and shareholders’ equity	163,928,527	172,328,741	22,140,832

The accompanying notes are an integral part of these consolidated financial statements.

SAMFINE CREATION HOLDINGS GROUP LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 AND 2025

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
REVENUE
- Third parties	117,265,596	152,854,430	168,737,530	21,679,433
- Related parties	—	638,635	1,053,547	135,360

COST OF REVENUE	(85,905,732)	(118,166,134)	(134,741,409)	(17,311,604)
Gross profit	31,359,864	35,326,931	35,049,668	4,503,189

OPERATING EXPENSES
Selling and marketing	(7,817,266)	(13,937,275)	(17,799,754)	(2,286,916)
General and administrative	(25,490,535)	(23,700,001)	(38,847,212)	(4,991,098)
Total operating expenses	(33,307,801)	(37,637,276)	(56,646,966)	(7,278,014)
LOSS FROM OPERATION	(1,947,937)	(2,310,345)	(21,597,298)	(2,774,825)

OTHER INCOME (EXPENSES)
Interest income	123,894	135,474	83,512	10,730
Interest expense	(1,470,798)	(1,253,563)	(1,299,945)	(167,017)
Other income	630,546	876,653	581,517	74,713
Other gains (losses), net	(1,617,052)	817,876	2,685,141	344,987
Total other (expenses) income, net	(2,333,410)	576,440	2,050,225	263,413
LOSS BEFORE INCOME TAX EXPENSES	(4,281,347)	(1,733,905)	(19,547,073)	(2,511,412)
INCOME TAX BENEFITS (EXPENSES)	894,479	(926,503)	(268,349)	(34,478)

NET LOSS	(3,386,868)	(2,660,408)	(19,815,422)	(2,545,890)
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	1,185,094	(1,605,741)	(615,663)	(79,101)
TOTAL COMPREHENSIVE LOSS	(2,201,774)	(4,266,149)	(20,431,085)	(2,624,991)

Weighted average number of ordinary shares:
Basic and diluted	18,000,000	18,478,962	20,300,000	20,300,000
LOSS PER ORDINARY SHARE:
BASIC AND DILUTED	(0.19)	(0.14)	(0.98)	(0.13)

The accompanying notes are an integral part of these consolidated financial statements.

SAMFINE CREATION HOLDINGS GROUP LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 AND 2025

	Ordinary shares		Class A Ordinary Shares		Class B Ordinary Shares		Addition		Accumulated Other	Retained Earnings
	No. of Shares	Par Value	No. of Shares	Par Value	No. of Shares	Par Value	Paid-in Capital	Statutory Reserve	Comprehensive Income	(accumulated Losses)	Total Equity
		HK $		HK $		HK $	HK $	HK $	HK$	HK$	HK$
BALANCE, December 31, 2023	18,000,000	8,775	—	—	—	—	15,491,225	278,740	4,465,962	3,098,374	23,343,076
Issue of shares	2,300,000	1,114	—		—	—	53,156,555	—	—	—	53,157,669
Net loss	—	—	—	—	—	—	—	—	—	(2,660,408)	(2,660,408)
Foreign currency translation	—	—	—	—	—	—	—	—	(1,605,741)	—	(1,605,741)
BALANCE, December 31, 2024	20,300,000	9,889	—	—	—		68,647,780	278,740	2,860,221	437,966	72,234,596
Net loss	—	—	—	—	—	—	—	—	—	(19,815,422)	(19,815,422)
Re-designation of Ordinary shares into Class A and Class B Ordinary Shares	(20,300,000)	(9,889)	11,300,000	5,505	9,000,000	4,384
Foreign currency translation	—	—	—	—	—	—	—	—	(615,663)	—	(615,663)
BALANCE, December 31, 2025	—	—	11,300,000	5,505	9,000,000	4,384	68,647,780	278,740	2,244,558	(19,377,456)	51,803,511
BALANCE, December 31, 2025 (US$)		—		707		563	8,819,881	35,813	288,383	(2,489,620)	6,655,727

The accompanying notes are an integral part of these consolidated financial statements.

SAMFINE CREATION HOLDINGS GROUP LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 AND 2025

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Cash flows from operating activities
Net loss	(3,386,868)	(2,660,408)	(19,815,422)	(2,545,890)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation of plant and equipment	3,095,572	2,811,095	2,965,889	381,058
Amortization of intangible assets	82,181	124,202	148,099	19,028
Allowance for (reversal of allowance for) expected credit losses, net	4,917,798	(321,976)	105,834	13,598
Loss (gain) on disposal of plant and equipment	67,423	189,087	(1,858,934)	(238,836)
Impairment of obsolete inventories	267,847	20,716	—	—
Deferred tax assets	(908,713)	769,568	374,983	48,178
Deferred tax liabilities	—	156,926	(150,400)	(19,323)
Changes in operating assets and liabilities
Accounts receivable	(16,962,546)	8,255,499	(5,625,541)	(722,771)
Prepayments	(1,028,294)	(30,621,692)	12,144,092	1,560,275
Inventories	(2,855,446)	(3,484,566)	(1,092,012)	(140,302)
Prepaid income tax	(8,003)	8,003	(277,570)	(35,662)
Accounts and bills payables	6,346,612	7,275,998	(1,669,481)	(214,495)
Accruals and other payables	3,406,899	5,555,074	(6,313,573)	(811,169)
Income tax payable	10,095	(10,095)	—	—
Net cash used in operating activities	(6,955,443)	(11,932,569)	(21,064,036)	(2,706,311)

Cash flows from investing activities
Purchase of plant and equipment and intangible assets	(1,738,252)	(10,629,556)	(7,185,164)	(923,151)
Prepayment for acquisition of plant and equipment	(1,357,434)	(23,599)	(4,032,965)	(518,156)
Investment in life insurance contract	(1,564,333)	—	—	—
Proceeds from disposal of plant and equipment	1,310,901	208,862	2,499,476	321,133
Net cash used in investing activities	(3,349,118)	(10,444,293)	(8,718,653)	(1,120,174)

Cash flows from financing activities
Net proceeds from issue of ordinary shares	—	63,945,093	—	—
Proceeds from banks and other borrowings	8,989,445	16,087,571	36,267,853	4,659,701
Repayment of banks and other borrowings	(11,872,983)	(18,981,993)	(19,325,453)	(2,482,937)
Repayment of finance lease liabilities	(652,762)	(145,240)	—	—
Repayment to related party	—	(1,786,008)	(146,185)	(18,782)
Repayment from related party	848,687	2,086,415	—	—
Advances to related party	(60,561)	—	—	—
Advances from related parties	1,992,720	—	—	—
Deferred offering costs	(1,739,608)	(3,343,192)	—	—
Net cash (used in) generated from financing activities	(2,495,062)	57,862,646	16,796,215	2,157,980
Net (decrease) increase in cash and cash equivalents	(12,799,623)	35,485,784	(12,986,474)	(1,668,505)
Cash and cash equivalents at the beginning of the year	25,439,867	17,349,390	44,637,131	5,734,988
Restricted cash at the beginning of the year	11,056,826	6,347,680	14,545,723	1,868,838
Cash and cash equivalents and restricted cash at the beginning of the year	36,496,693	23,697,070	59,182,854	7,603,826
Cash and cash equivalents at the end of the year	17,349,390	44,637,131	31,172,798	4,005,088
Restricted cash at the end of the year	6,347,680	14,545,723	15,023,582	1,930,233
Cash and cash equivalents and restricted cash at the end of the year	23,697,070	59,182,854	49,196,380	5,935,321
Supplementary cash flow information
Interest received	123,894	135,474	83,512	10,730
Interest paid	(1,470,798)	(1,253,563)	(1,299,945)	(167,017)
Income tax paid	(8,003)	(2,101)	(277,570)	(35,662)
Initial recognition of lease obligations related to right-of-us assets	—	7,985,300	22,448,283	2,884,160
Prepaid offering costs net off with additional paid-in capital	—	7,444,232	—	—
Early termination of operating lease right-of-use assets	—	1,404,919	—	—

The accompanying notes are an integral part of these consolidated financial statements.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. organization and BUSINESS BACKGROUND

Samfine Creation Holdings Group Limited (the “Company,” or “SFHG”), through its wholly-owned subsidiaries (collectively, the “Group”), is engaged in commercial printing services in Hong Kong and the People’s Republic of China (the “PRC”).

SFHG is a holding company incorporated on January 20, 2022 under the Cayman Island law. We have no substantial operations other than holding all of the outstanding share capital of New Achiever Ventures Limited (“New Achiever”) which was incorporated in the British Virgin Islands (“BVI”) under the BVI law on January 13, 2022. New Achiever is also a holding company holding of all the equity interest of Samfine Creation Limited (“Samfine HK”), a Hong Kong Company incorporated on March 12, 1997, which is a commercial printing services provider. Samfine Printing (Shenzhen) Co., Limited (“Samfine SZ”) incorporated in the PRC on February 5, 1993, which is wholly owned by Samfine HK, is principally engaged in the provision of commercial printing services. Shenzhen Samfine Cloud Printing Technology Limited (“Samfine SZ Technology”) incorporated in the PRC on April 21, 2021, which is a wholly owned subsidiary of Samfine SZ, is principally engaged in printing and trading of personalized printing products.

The consolidated financial statements as of December 31, 2025 of the Company include the following entities:

Name	Background	% of Ownership
SFHG or the Company	— Incorporated in Cayman Island — Incorporated on January 20, 2022 — Holding company — Investment holding	Parent

New Achiever	— Incorporated in BVI — Incorporated on January 13, 2022 — Intermediate holding company — Investment holding	100% owned by SFHG

Samfine HK	— Incorporated in Hong Kong — Incorporated on March 12, 1997 — Provision of commercial printing services	100% owned by New Achiever

Samfine SZ	— Incorporated in PRC — Established on February 5, 1993 — Provision of commercial printing services	100% owned by Samfine HK

Samfine SZ Technology	— Incorporated in PRC — Incorporated on April 21, 2021 — Printing and trading of personalized printing products	100% owned by Samfine SZ

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities and Exchange Commission.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to impairment of long-lived assets, impairment of obsolete inventories, allowance for expected credit losses against financial assets, investment in life insurance contract and allowance for deferred tax assets. Actual results could vary from the estimates and assumptions that were used.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Functional currency and foreign currency translation

We uses Hong Kong dollars (“HK$”) as our reporting currency. The functional currency of the Company and its subsidiaries incorporated in the Cayman Islands and BVI is United States dollars (“US$”). The functional currency of its Hong Kong subsidiary is HK$, and the functional currency of its PRC subsidiaries is the Renminbi (the “RMB”). The determination of the respective functional currency is based on the criteria of Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters.

Transactions denominated in currencies other than functional currency are translated into functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded as other income (expenses), net in the consolidated statements of operations and comprehensive income (loss).

The financial statements of the Group are translated from the functional currency into HK$. Assets and liabilities are translated at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in the current period are translated into HK$ using the appropriate historical rates. Revenues and expenses, gains and losses are translated into HK$ using the periodic average exchange rate for the year. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income (loss) in the consolidated statements of comprehensive income (loss).

Convenience translation

Translations of amounts in the consolidated balance sheets, consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows from HK$ into US$ as of and for the year ended December 31, 2025 are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 = HK$7.7833, as published in H.10 statistical release of the United States Federal Reserve Board on December 31, 2025. No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate.

Cash and cash equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The management believes that we are not exposed to any significant credit risk on its cash and cash equivalents.

Restricted cash

Cash and time deposits that are restricted as to withdrawal for use or pledged as security is reported separately as restricted cash. Our restricted cash primarily represents deposits pledged to banks to secure our bills repayable which have a maximum length of six months.

Accounts receivable and allowance for expected credit losses

Accounts receivable represents amounts invoiced and revenue recognized prior to invoicing when we have satisfied its performance obligation and has the unconditional right to payment, which are recorded net of allowance for expected credit losses on such receivables. The credit term is negotiable with different customers which is generally within 90 days after delivery of products are completed.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The expected credit losses charged are classified as “General and administrative expenses” in the consolidated statements of operations and comprehensive income (loss). In determining the amount of expected credit losses, we consider historical collectability based on past due status, age of the accounts receivable balances, credit quality of the customers based on ongoing credit evaluations, as well as reasonable and supportable forecasts of future losses. Accounts receivable are written off after all collection efforts have ceased. As of December 31, 2024 and 2025, the allowance for expected credit losses for accounts receivable amounted to HK$491,148 and HK$597,128 (approximately US$76,719), respectively. For the years ended December 31, 2023, 2024 and 2025, the recognized allowance for (reversal of allowance for) expected credit losses on accounts receivable were HK$4,917,798, HK$(321,976) and HK$99,834 (approximately US$13,598), respectively.

Prepayments

Prepayments are cash deposited or advanced to suppliers or vendors for the purchase of goods or services. This amount is refundable and bears no interest. Deposits consist of cash prepaid to service providers for advertising, promotion and consultancy services which are non-refundable and bear no interest. For any advances to suppliers determined by management that such advances will not be in receipts of inventories or refundable, we will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary.

Investment in life insurance contract, net

We invest in corporate-owned life insurance policy. We account for the purchase of life insurance policy in accordance with ASC 325-30, Investment in Insurance Contracts, which requires us to use either the investment method or the fair value method. The election is made on an instrument-by-instrument basis and is irrevocable. We have elected to account for all of its life insurance contract using the investment method.

Under the investment method, we recognize the initial investment at the transaction price plus all initial direct external costs. Continuing costs (payments of policy premiums and direct external costs, if any) necessary to keep the policy in force are capitalized. Investment income is deferred until the death of the insured. At that time we recognize in net income (or other applicable performance indicator) the difference between the carrying amount of the investment and the policy proceeds. We are required to test the investment for impairment upon the availability of new or updated information that indicates that, upon the death of the insured, the expected proceeds from the insurance policy may not be sufficient for the investor to recover the carrying amount of the investment plus anticipated gross future premiums (undiscounted for the time value of money) and capitalizable external direct costs, if any. Indicators to be considered include, but are not limited to a change in the life expectancy of the insured and a change in the credit standing of the insurer. As a result of performing an impairment test, if the undiscounted expected cash inflows (the expected proceeds from the policy) are less than the carrying amount of the investment plus the undiscounted anticipated gross future premiums and capitalizable external direct costs, an impairment loss is recognized.

Inventories, net

Inventories, which are primarily comprised of raw materials, work-in-progress and finished goods for sale, are stated at the lower of cost or net realizable value, using the weighted average method. We evaluate the need for impairment associated with obsolete, slow-moving and non-saleable inventory by reviewing net realizable values on a periodic basis but at least annually. Only defective products are eligible for return to our materials suppliers. During the years ended December 31, 2023, 2024 and 2025, there are HK$267,847, HK$20,716 and Nil (Nil) of impairment for obsolete inventories.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Deferred offering costs

We follow the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal and other expenses incurred through the balance sheet date that are directly related to the IPO. Deferred offering costs will be charged to shareholders’ equity netted against the proceeds upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2024, all deferred offering costs were charged against the gross proceeds upon the completion of IPO on October 16, 2024.

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to the statements of operations and comprehensive income (loss). At the time plant and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to operations. We maintain a salvage value of 10% for all plant and equipment.

We depreciate plant and equipment using the straight-line method as follows:

Estimated Useful Life
Plant machineries	5 years to 10 years
Motor Vehicles	5 years
Office equipment	3 years to 5 years

Intangible assets, net

Intangible assets consist of a computer software acquired by us and a self-developed patent capitalized costs.

The computer software was acquired from a third party. Purchased intangible assets are initially recognized and measured at cost upon acquisition.

For the self-developed patent, we capitalize costs related to the development of new patent for use in our service offerings. These costs are capitalized from the point of time that technological feasibility has been established, as evidenced by a working model or detailed working program design to the point of time that the patent is available to use and we can generate economic benefits.

Intangible assets are stated at cost less accumulated amortization and impairment losses, if any. Intangible assets that have determinable lives are amortized over their estimated useful lives based upon the usage of the asset, which is approximated using a straight-line method as follows:

Estimated Useful Life
Computer software	3 years to 5 years
Patent	10 years

Impairment for long-lived assets

Long-lived assets, representing plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2024 and 2025, no impairment of long-lived assets was recognized.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Fair value of financial instruments

ASC 820 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs used in the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable.

Financial assets and liabilities of the Company primarily consist of cash and cash equivalents, restricted cash, accounts receivable, prepayments and other current assets, amounts due to related parties, accounts and bills payables, accruals and other payables. As of December 31, 2024 and 2025, the carrying values of these financial assets and liabilities approximate their fair values due to the short-term nature.

Banks and other borrowings are recorded and measured at amortized costs.

Accounts and bills payable

Accounts and bills payable represents trade payables to vendors. Accounts payables are generally settled within three months upon completion of delivery of products.

Accruals and other payables

Accruals and other payables primarily include payroll payable, accrued expense, contract liabilities, other taxes and other accruals and payables.

A contract liability is recognized when a payment is received or a payment is due (whichever is earlier) from a customer before we transfer the related goods or services. Contract liabilities are recognized as revenue when we perform under the contract (i.e., transfers control of the related goods or services to the customer).

Leases

We utilize ASC 842 to account for leases for all periods presented. ASC 842 supersedes the lease requirements in ASC 840 “Leases”, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (“ROU”) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

Operating lease

Operating lease ROU assets represent the rights to use underlying assets for the lease terms and lease liabilities represent the obligation to make lease payments arising from the leases. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus any initial direct costs, using the discount rate for the lease at the commencement date. If the implicit rate in lease is not readily determinable for our operating leases, we generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We elected not to separate non-lease components from lease components, and therefore, it will account for lease component and the non-lease components as a single lease component when there is, and only one vendor in the lease contract for the office leases. Lease payments are fixed.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

Significant judgment may be required when determining whether a contract contains a lease, the length of the lease term, the allocation of the consideration in a contract between lease and non-lease components, and the determination of the discount rate included in our warehouse and office leases. We review the underlying objective of each contract, the terms of the contract, and consider our current and future business conditions when making these judgments.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

We evaluate the impairment of our operating lease ROU assets consistent with the approach applied for its other long-lived assets. We review the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. We have elected to include the carrying amount of lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended December 31, 2023, 2024 and 2025, we did not have any impairment loss against its operating lease ROU assets.

Banks and other borrowings

Borrowings are initially recognized at fair value, net of upfront fees incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in statements of operations and comprehensive income (loss) over the period of the borrowings using the effective interest method.

Employee benefit plan

Full time employees of the PRC entities participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance and other welfare benefits are provided to employees.

Qualified employees of the Hong Kong entities participate in Mandatory Provident Fund and company’s medical insurance plan. Contributions are made by both the employer and the employee at the rate of 5% on the employee’s relevant salary income, subject to a cap of monthly relevant income of approximately HK$30,000.

Related parties

We adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Parties, which can be a corporation or individual, are considered to be related if we have the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

The details of related party transaction during the years ended December 31, 2023, 2024 and 2025 and balances as of December 31, 2024 and 2025 are set out in the note 14.

Revenue recognition

We adopted ASC Topic 606, Revenue from Contracts with Customers, and all subsequent ASUs that modified ASC 606 on April 1, 2017 using the full retrospective method which requires us to present the financial statements for all periods as if Topic 606 had been applied to all prior periods. We derive revenue principally from provision of commercial printing services. Revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

A contract contains a promise (or promises) to transfer goods or services to a customer. A performance obligation is a promise (or a group of promises) that is distinct. The transaction price is the amount of consideration a company expects to be entitled from a customer in exchange for providing the goods or services.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

The unit of account for revenue recognition is a performance obligation (a good or service). A contract may contain one or more performance obligations. Performance obligations are accounted for separately if they are distinct. A good or service is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and the good or service is distinct in the context of the contract. Otherwise, performance obligations are combined with other promised goods or services until we identify a bundle of goods or services that is distinct. Promises in contracts which do not result in the transfer of a good or service are not performance obligations, as well as those promises that are administrative in nature, or are immaterial in the context of the contract. We have addressed whether various goods and services promised to the customer represent distinct performance obligations. We applied the guidance of ASC Topic 606-10-25-16 through 18 in order to verify which promises should be assessed for classification as distinct performance obligations.

The transaction price is allocated to each performance obligation in the contract on the basis of the relative stand-alone selling prices of the promised goods or services. The individual standalone selling price of a good or service that has not previously been sold on a stand-alone basis, is determined based on the residual portion of the transaction price after allocating the transaction price to goods and/or services with observable stand-alone selling price.

Transaction price is the amount of consideration in the contract to which we expect to be entitled in exchange for transferring the promised goods or services. Consideration payable to a customer is deducted from the transaction price if we do not receive a separate identifiable benefit from the customer.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the performance obligation. If a performance obligation is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that performance obligation. Typically, for products where the process is described as below, the performance obligation is satisfied at point in time.

We currently generate our revenue from provision of commercial printing services.

We typically receive purchase orders from its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that we must fulfil in order to recognize revenue. The key performance obligation is the delivery of the finished product to the customer at customer’s truck at our inventory warehouse or their specified location at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product or the customers document for products with shipping term of FOB at shipping point. Typical payment terms set forth in the purchase order ranges from 30 to 90 days from invoice date.

The transaction price does not include variable consideration related to returns or refunds as our contracts do not include provisions that allow for sales refunds or returns of products.

Following the adoption of ASC 606, we considered the guidance set forth in ASC 340-40, and determined that an asset would be recognized from costs incurred to fulfill a contract under ASC 340-40-25-5 only if those costs meet all of the following criteria:

●	The costs relate directly to a contract or an anticipated contract that the entity can specifically identify (for example, costs relating to services to be provided under the renewal of an existing contract or costs of designing an asset to be transferred under a specific contract that has not yet been approved).

●	The costs generate or enhance resources of the entity that will be used in satisfying (or continuing to satisfy) performance obligations in the future.

●	The costs are expected to be recovered.

We elected to apply the practical expedient to recognize the incremental costs of obtaining a contract as an expense if the amortization period of the asset would have been one year or less.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Costs that relate directly to a contract include direct material, labor cost, subcontracting fee and allocated overhead including utilities, depreciation, and other overhead costs.

We elected to treat shipping and handling costs undertaken by the Company after the customer has obtained control of the related goods as a fulfilment activity and has been presented as transportation costs which is included in selling and marketing expenses.

Cost of revenue

Cost of revenue of printing products, which are directly related to revenue generating transactions, primarily consists of direct material cost such as paper cost, labor cost and subcontracting fee and allocated overhead including utilities, depreciation, and other overhead costs.

Selling and marketing expenses

Selling and marketing expenses primarily consist of staff cost, transportation costs, customs expense, commission, rental expense, advertising expense and other expenses related to our selling and marketing activities. During the years ended December 31, 2023, 2024 and 2025, we incurred shipping and handling costs which is characterized as transportation costs and customs expense totaling HK$3,898,116, HK$5,354,798 and HK$5,572,390 (approximately US$715,942), respectively.

General and administrative expenses

General and administrative expenses consist primarily of staff costs, including salaries and related social insurance costs for our operations and support personnel, office rental and property management fees, repair and maintenance expenses, depreciation, professional services fees, bank charge, utilities, entertainment expense, office expense, low value consumables, motor vehicle expense and expenses related to general operations as well as research and development costs in connection with the technology development for the commercial printing services. Research and development expenses are charged to expense as incurred and have no alternative future uses in accordance with ASC 730, “Research and Development”. During the years ended December 31, 2023, 2024 and 2025, we incurred research and development cost totaling HK$5,996,144, HK$4,537,422 and HK$6,449,820 (approximately US$828,674), respectively.

Government grants

Government grants are recognized as income in other income, net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the consolidated statements of operations and comprehensive income (loss) upon receipt and when all conditions attached to the grants are fulfilled.

Income taxes

We account for income taxes pursuant to ASC Topic 740, Income Taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. ASC Topic 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of December 31, 2024 and 2025. As of December 31, 2025, the tax years ended January 1, 2020 through December 31, 2025 for our PRC subsidiaries remain open for statutory examination by the PRC tax authorities.

Our policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Value added taxes

Revenue represents the invoiced value of service, net of value added taxes (“VAT”). The VAT is based on gross sales price and VAT rates range up to 17%, depending on the type of service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in input VAT. All of the VAT returns filed by our subsidiaries in the PRC have been and remain subject to examination by the tax authorities for five years from the date of filing.

Comprehensive income (loss)

We present comprehensive income (loss) in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive loss be reported in the consolidated financial statements. The components of comprehensive income (loss) were the net income (loss) for the years and the foreign currency translation adjustments.

Commitments and contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. We recognize a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. We may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter. There were no material commitments or contingencies as of December 31, 2024 and 2025.

Earnings (loss) per share

We compute earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as earnings (loss) divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2023, 2024 and 2025, there were no dilutive shares.

Recently adopted accounting pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The purpose of the update was to improve financial reporting by requiring disclosures of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all periods presented in the consolidated financial statements. The adoption of the standard did not have a material impact on our consolidated statements of operations and comprehensive income (loss), or consolidated statements of cash flows.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Effective January 1, 2025, we adopted ASU 2023-09. This update enhances the transparency of income tax disclosures by requiring (i) consistent categories and greater disaggregation in the rate reconciliation table and (ii) disaggregation of income taxes paid by jurisdiction. The adoption of the standard did not have a material impact on our consolidated statements of operations, or consolidated statements of cash flows.

Recently issued accounting pronouncement

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220-40): Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires, among other things, more detailed disclosure about types of expenses in commonly presented expense captions such as cost of sales and selling, general, and administrative expenses, and is intended to improve the disclosures about an entity’s expenses including purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. We are currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements. This ASU clarifies, among other things, the calculation of diluted earnings per share (EPS) when an entity has a loss from continuing operations. The amendments are effective for annual reporting periods beginning after December 15, 2026, including interim periods within those annual periods, and may be applied prospectively or retrospectively. Early adoption is permitted on an issue-by-issue basis. We are currently evaluating the impact of this standard on its consolidated financial statements.

Except as mentioned above, we do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our consolidated balance sheets, statements of operations and comprehensive income (loss) and statements of cash flows.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3. Segment information

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with our internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on our business segments. We use the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by our chief operating decision maker (“CODM”) for making operating decisions and assessing performance as the source for determining our reportable segments. Our CEO is the CODM. Management, including the CODM, reviews operation results by the revenue and gross profit of different products or services, operating expenses and income from operations of different products and services. Based on management’s assessment, we have determined that we have only one operating segment as defined by ASC 280, because we offers commercial printing products and services by only one operational team. Moreover, we have determined that the production line for commercial printing is situated in the PRC, while the major sales operations are located in Hong Kong. Since the majority (approximately 90% of total revenue) of revenue is generated from Hong Kong, we considered that no geographical location disclosure was required.

The following table shows disaggregated revenue by major merchandise categories for the years ended December 31, 2023, 2024 and 2025, respectively:

	Years ended December 31,
	2023		2024		2025
	HK$	%	HK$	%	HK$	US$	%
Book products	63,623,667	54.3%	87,370,909	56.9%	92,934,947	11,940,301	54.7%
Novelty and packaging products	53,641,929	45.7%	66,122,156	43.1%	76,856,130	9,874,492	45.3%
	117,265,596	100.0%	153,493,065	100.0%	169,791,077	21,814,793	100.0%

The following table shows the disaggregated cost of revenue by major merchandise categories for the years ended December 31, 2023, 2024 and 2025, respectively:

	Years ended December 31,
	2023		2024		2025
	HK$	%	HK$	%	HK$	US$	%
Book products	45,400,091	52.8%	66,529,934	56.3%	74,253,675	9,540,127	55.1%
Novelty and packaging products	40,505,641	47.2%	51,636,200	43.7%	60,487,734	7,771,477	44.9%
	85,905,732	100.0%	118,166,134	100.0%	134,741,409	17,311,604	100%

The following table shows the disaggregated gross profit by major merchandise categories for the years ended December 31, 2023, 2024 and 2025, respectively:

	Years ended December 31,
	2023		2024		2025
	HK$	Gross profit %	HK$	Gross profit %	HK$	US$	Gross profit %
Book products	18,223,576	28.6%	20,840,975	23.9%	18,681,272	2,400,174	20.1%
Novelty and packaging products	13,136,288	24.5%	14,485,956	21.9%	16,368,396	2,103,015	21.3%
	31,359,864	26.7%	35,326,931	23.0%	35,049,668	4,503,189	20.6%

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. RESTRICTED CASH

Restricted cash was HK$14,545,723 and HK$15,023,582 (approximately US$1,930,233) as of December 31, 2024 and 2025, respectively. The restricted cash represented deposits pledged to Bank of Ningbo Co., Ltd and Bank of China to principally secure our bills payable which has a maximum length of six months.

5. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net is comprised of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Accounts receivable
- Third parties	23,658,209	29,853,899	3,835,635
- Related parties	570,149	—	—
Total	24,228,358	29,853,899	3,835,635
Allowance for expected credit losses	(491,148)	(597,128)	(76,719)
Accounts receivable, net	23,737,210	29,256,771	3,758,916

Allowance for expected credit losses, net consists of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Beginning balance	7,698,280	491,148	63,103
Addition	491,301	597,128	76,719
Reversal	(813,277)	(491,294)	(63,121)
Written-off	(6,874,065)	—	—
Exchange alignment	(11,091)	146	18
Ending balance	491,148	597,128	76,719

6. PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net consist of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Deposits	421,157	471,078	60,524
Prepayments to suppliers	3,549,283	1,371,095	176,159
Prepaid expenses (Note 1)	28,391,667	17,279,167	2,220,031
Input VAT	2,475,923	4,100,393	526,819
Others	627,725	99,930	12,839
Total	35,465,755	23,321,663	2,996,372
Less: non-current portion	(14,191,667)	(9,804,167)	(1,259,641)
Current portion	21,274,088	13,517,496	1,736,731

Note 1: The prepaid expenses mainly represented the amount prepaid to service providers for advertising, marketing and consultancy services for promotion and business strategy of the Company for a period ranging from one to three years. The amounts paid were non-refundable and non-cancellable and will be charged to statements of operations over the service period in which the services are expected to be evenly received during the service periods.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. INVESTMENT IN LIFE INSURANCE CONTRACT, NET

Investment in life insurance contract, net consists of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Investment in life insurance contract	1,555,526	1,559,502	200,365
Allowance for expect credit loss	—	—	—
Investment in life insurance contract, net	1,555,526	1,559,502	200,365

We entered into a life insurance contract with an insurance company to insure Mr. Wing Wah Cheng, Wayne (“Mr. Cheng”), the Chief Executive Director of the Company. The Company is the owner and beneficiary of the life insurance contract. We could terminate the policy at any time and receive cash back on the cash value of the policy at the date of withdrawal, which was determined by the premium payment plus accumulated interest earned and minus the accumulated insurance policy charges and surrender charges. As of December 31, 2025, the directors of the Company considered the Group will not terminate the life insurance contract within twelve months from the end of the reporting period and the balance is therefore classified as non-current assets.

8. INVENTORIES, NET

Inventories, net is comprised of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Raw materials	2,017,541	3,772,944	484,749
Work-in-progress	7,071,984	3,749,895	481,787
Finished goods	2,667,612	5,326,310	684,325
Total	11,757,137	12,849,149	1,650,861

During the years ended December 31, 2023, 2024 and 2025, our obsolete and slow-moving inventories amounted to HK$267,847, HK$20,716 and Nil (Nil), respectively.

9. PLANT AND EQUIPMENT, NET

Plant and equipment, net consist of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Plant machineries	56,914,817	62,353,538	8,011,196
Motor vehicles	2,045,015	2,038,622	261,923
Office equipment	1,821,681	2,050,214	263,412
Totals	60,781,513	66,442,374	8,536,531
Less: accumulated depreciation	(38,080,729)	(39,457,565)	(5,069,517)
Plant and equipment, net	22,700,784	26,984,809	3,467,014

Depreciation expenses recognized for the years ended December 31, 2023, 2024 and 2025 were HK$3,095,572, HK$2,811,095 and HK$2,965,889 (approximately US$381,058), respectively.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Software	1,016,908	1,156,390	148,573
Patent	790,401	826,120	106,140
	1,807,309	1,982,510	254,713
Less: accumulated amortization	(1,132,532)	(1,331,810)	(171,111)
Intangible assets, net	674,777	650,700	83,602

Amortization expenses recognized for the years ended December 31, 2022, 2023 and 2024 were HK$821,181, HK$124,202 and HK$148,099 (approximately US$19,028), respectively.

11. ACCRUALS AND OTHER PAYABLES

Accruals and other payables consist of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Payroll payable	2,958,302	2,634,049	338,423
Accrued expenses	630,462	1,003,369	128,913
Customer deposits	1,544,620	1,557,500	200,108
Contract liabilities	7,530,159	908,389	116,710
Other taxes payables	64,091	341,424	43,866
Others	30,670	—	—
Total	12,758,304	6,444,731	828,020

Changes in the Group’s contract liabilities as presented as follows:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Beginning balance	—	7,530,159	967,476
Exchange alignment	—	19,505	2,506
Addition	7,584,619	—	—
Recognized as revenue	(54,460)	(6,641,275)	(853,272)
Ending balance	7,530,159	908,389	116,710

During the years ended December 31, 2023, 2024 and 2025, revenue of HK$1,120,595, nil and $6,641,275 (approximately US$853,272), respectively, was recognized that was included in the contract liabilities balance at the beginning of the year.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. BANKS AND OTHER BORROWINGS

Outstanding balances of banks and other borrowings as of December 31, 2024 and 2025 consisted of the following:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$
Bank borrowings:
Guaranteed (i)	6,661,341	26,824,847	3,446,461
Collateralized and guaranteed (ii)	10,518,204	1,105,646	142,054
	17,179,545	27,930,493	3,588,515
Other borrowing:
Collateralized and guaranteed (iii)	—	6,403,057	822,666
	17,179,545	34,333,550	4,411,181
Less: current liabilities	(13,402,782)	(23,549,661)	(3,025,665)
Non-current liabilities	3,776,763	10,783,889	1,385,516

Banks and other borrowings as at December 31, 2024 and 2025 are as follows:

		Maturity		Effective Interest	Balance as at December 31,
Lender	Type	date	Currency	rate	2024	2025	2025
					HK$	HK$	US$
Bank of Ningbo Co., Ltd(i)	Bank borrowing	11 /2025	RMB	4.04%	9,453,804	—	—
Bank of China(ii)	Bank borrowing	10 /2025	RMB	3.10%	532,200	—	—
Bank of China(iii)	Bank borrowing	10 /2025	RMB	3.35%	532,200	—	—
Bank of China(iv)	Bank borrowing	03 /2026	RMB	3.00%	—	1,112,500	142,934
Bank of China(v)	Bank borrowing	12 /2026	RMB	2.60%	—	10,568,750	1,357,875
Shenzhen Rural Commercial Bank(vi)	Bank borrowing	03 /2026	RMB	1.76%	—	2,113,750	271,575
Livi Bank Limited(vii)	Bank borrowing	08 /2029	HK$	3.66%	—	9,274,422	1,191,579
The Bank of East Asia Limited(viii)	Bank borrowing	11 /2027	HK$	6.55%	5,559,137	3,755,425	482,498
The Bank of East Asia Limited(ix)	Bank borrowing	02 /2026	US$	6.72%	1,102,204	1,105,646	142,054
Ping An International Financial Leasing Co., Ltd.(x)	Other borrowing	05 /2027	RMB	5.90%	—	6,403,057	822,666
					17,179,545	34,333,550	4,411,181

(i)	In 2024, Samfine SZ entered into seven term loans totaling of RMB5,465,477 (approximately US$0.75 million) for operating purposes. In 2025, Samfine SZ entered into two term loans totaling of RMB4,755,226 (approximately US$0.68 million) for operating purposes. These loans were guaranteed by Mr. and Mrs. Cheng, and pledged by the Mrs. Cheng Kwan Hung (“Mrs. Cheng”)’s property in the PRC. These loans were carrying at variable interest rate, and fully repaid prior to May 2025.

(ii)	On October 16, 2024, Samfine SZ entered into a 1-year term loan of RMB500,000 (approximately US$70,000) for operating purposes. The loan is repayable in one lump-sum payment within 1 year and is guaranteed by Mr. Cheng. The loan is carrying at variable interest rate.

(iii)	On October 30, 2024, Samfine SZ entered into a 1-year term loan of RMB500,000 (approximately US$70,000) for operating purposes. The loan is repayable in one lump-sum payment within 1 year and is guaranteed by Mr. Cheng. The loan is carrying at variable interest rate.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. BANKS AND OTHER BORROWINGS (cont.)

(iv)	On February 28, 2025, Samfine SZ entered into a 1-year term loan of RMB1 million (approximately US$0.14 million) for operating purposes. The loan is repayable in one lump-sum payment within 1 year and is guaranteed by Mr. Cheng. The loan is carrying at variable interest rate.

(v)	On December 5, 2025, Samfine SZ entered into a 1-year term loan of RMB9.5 million (approximately US$1.3 million) for operating purposes. The loan is repayable in one lump-sum payment within 1 year and is guaranteed by Mr. Cheng. The loan is carrying at variable interest rate.

(vi)	On September 2, 2025, Samfine SZ entered into a half-year term loan of RMB1.9 million (approximately US$0.27 million) for operating purposes. The loan is repayable in one lump-sum payment within half year and is guaranteed by Mr. Cheng and Mrs. Cheng, the director of the Company. The loan is carrying at variable interest rate.

(vii)	On August 20, 2025, Samfine HK entered into a 4-year term loan of HK$10 million (approximately US$1.19 million) for working capital purposes carrying at variable interest rate. The loan is repayable in monthly installments over the 4-year tenor and is guaranteed by Mr. Cheng, the director of the Company. The loan is carrying at variable interest rate.

(viii)	On October 15, 2020, Samfine HK entered into a 7-year term loan of HK$12 million (approximately US$1.53 million) for working capital purposes carrying at variable interest rate. The loan is repayable in monthly installments over the 7-year tenor and is guaranteed by Mr. Cheng, the director of the Company and HKMC Insurance Limited (“HKMCI”) under SME Financing Guarantee Scheme. The loan is carrying at variable interest rate.

(ix)	On February 24, 2024, Samfine HK entered into a 1-year recurring term loan of US$142,000 (approximately HK$1.11 million) for insurance premium payment purpose. The loan is repayable in monthly installments over the 12-month tenor and is pledged by the deed of insurance assignment relating to the life insurance contract issued by FWD Life Insurance Company (Bermuda) Limited. On February 24, 2025, Samfine HK fully settled and re-entered the loan. The loan is carrying at variable interest rate.

(x)	On May 5, 2025, Samfine SZ entered into a 2-year other borrowing of RMB8.46 million (approximately US$1.08 million) with a financial institution for operating purposes. The loan is guaranteed by Mr. Cheng and Mrs. Cheng, and pledged by the Company’s machineries. The loan is repayable in monthly installments over the 2-year tenor, and is carrying at variable interest rate.

Loan type in terms of currency (Presented in HK$)	Carrying value	Within 1 year	2026	2027

in HK$	5,559,137	1,782,374	1,907,868	1,868,895
In US$	1,102,204	1,102,204	—	—
in RMB	10,518,204	10,518,204	—	—
December 31, 2024	17,179,545	13,402,782	1,907,868	1,868,895

Loan type in terms of currency (Presented in HK$)	Carrying value	Within 1 year	2027	2028	2029

in HK$	13,029,847	4,180,530	4,339,793	2,646,939	1,862,585
In US$	1,105,646	1,105,646	—	—	—
in RMB	20,198,057	18,263,485	1,934,572	—	—
December 31, 2025	34,333,550	23,549,661	6,274,365	2,646,939	1,862,585

Loan type in terms of currency (Presented in HK$)	Carrying value	Within 1 year	2027	2028	2029

in HK$	1,674,077	537,115	557,578	340,079	239,305
In US$	142,054	142,054	—	—	—
in RMB	2,595,050	2,346,496	248,554	—	—
December 31, 2025	4,411,181	3,025,665	806,132	340,079	239,305

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. OPERATING LEASE RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES

Operating lease:

Our operating leases primarily consist of leases of plants and staff dormitory for lease terms range from three to six years. The recognition of whether a contract arrangement contains a lease is made by evaluating whether the arrangement conveys the right to use an identified asset and whether we obtain substantially all the economic benefits from and has the ability to direct the use of the asset.

Operating lease assets and liabilities are included in the items of operating lease ROU assets, net, operating lease liabilities, current portion, and operating lease liabilities, non-current portion on the consolidated balance sheets.

Supplemental balance sheet information related to operating leases was as follows:

	As of December 31,
	2024	2025	2025
	HK$	HK$	US$

Operating lease right-of-use assets, net	6,960,066	25,679,797	3,299,346

Current operating lease liabilities	2,270,289	5,113,112	656,934
Non-current operating lease liabilities	4,689,777	20,566,685	2,642,412
Total operating lease liabilities	6,960,066	25,679,797	3,299,346

Operating lease expenses for the years ended December 31, 2023, 2024 and 2025 were HK$4,506,615, HK$4,677,773 and HK$5,145,080 (approximately US$661,041), respectively.

Maturities of operating lease liabilities as of December 31, 2024 and 2025 were as follows:

For the years ending December 31,	HK$	US$
2026	6,135,527	788,294
2027	5,954,189	764,995
2028	5,113,884	657,033
2029	5,266,904	676,693
2030	4,796,315	616,232
Thereafter	1,349,182	173,343
Total	28,616,001	3,676,590
Less: imputed interest	(2,936,204)	(377,244)
Present value of operating lease liabilities	25,679,797	3,299,346
Less: current portion of lease obligation	(5,113,112)	(656,934)
	20,566,685	2,642,412

Other supplemental information about our operating lease as of December 31, 2024 and 2025:

	As of December 31,
	2024	2025
Weighted average discount rate	4.4%	4.5%
Weighted average remaining lease term (years)	4.17	4.7

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. Related party balances and transactions

(a) Relationships with related parties

Name of principal related parties	Relationship with the Group
Jiamei Cultural and Creative (Shenzhen) Co., Ltd (“Jiamei”)	Entity controlled by Mrs. Cheng
Mr. Cheng	A director and the controlling shareholder of the Company
Mrs. Cheng	A director of the Company
Mr. Zheng Hongrong	A director of Samfine SZ, a subsidiary of the Company

(b) Amount due from a related party consists of the following:

		As of December 31,
		2024	2025	2025
Name of the related party	Nature	HK$	HK$	US$
Jiamei	Accounts receivable	570,149	516,920	66,414
Total		570,149	516,920	66,414

Amount due from a related party is unsecured, interest-free with no specific repayment terms. The accounts receivable represented the sales of printing materials to Jiamei during the year and the balance of HK$188,169 (US$24,176) was subsequently settled as of February 28, 2026.

(c) Amounts due to related parties consists of the following:

		As of December 31,
		2024	2025	2025
Name of related parties	Nature	HK$	HK$	US$
Mr. Cheng	Commissions payable	80,000	60,000	7,709
Mr. Cheng	Fund Transfer	79,834	—	—
Mrs. Cheng	Commissions payable	50,577	40,000	5,139
Mrs. Cheng	Fund Transfer	35,774	—	—
Total		246,185	100,000	12,848

Amounts due to the related parties represented both fund transfer and commissions payable regarding the referral of customers by Mr. Cheng and Mrs. Cheng to the Company. The balances are unsecured, interest-free with no specific repayment terms.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

In addition to the related party balances above and the guarantees and pledge of properties as disclosed in Notes 12 above, we have the following significant related party transactions incurred during the years ended December 31, 2023, 2024 and 2025.

	Years ended December 31,
Name of related parties	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Jiamei
Sales	—	638,635	1,051,069	135,042

Mrs. Cheng
Rental expenses*	3,320,100	3,313,247	3,470,080	445,837
Commission paid	578,095	1,160,231	1,038,745	133,458

Mr. Cheng
Sales commission	191,591	286,005	255,377	32,811

*	The leased property was jointly-owned by Mrs. Cheng and Mr. Zheng Hongrong.

(a) Remuneration to senior management for the years ended December 31, 2022, 2023 and 2024 were as follows:

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Salaries and other short term employee benefits	2,742,146	2,976,465	4,569,035	587,031
Payments to defined contribution pension schemes	36,000	36,000	36,000	4,625
Total	2,778,146	3,012,465	4,605,035	591,656

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. Shareholders’ equity

Ordinary shares

For the sake of undertaking a public offering of our ordinary shares, we have performed a series of re-organizing transactions including a share split of 1-to-1.6 performed on September 5, 2023, As a result of the share split, we now have 800,000,000 authorized ordinary shares with a par value of US$0.0000625 per ordinary share and 18,000,000 ordinary shares issued and outstanding which have been retroactively restated to the beginning of the first period presented. We only have one single class of ordinary shares that are accounted for as permanent equity.

On October 16, 2024, we announced the closing of its IPO of 2,000,000 ordinary shares, US$0.0000625 par value per share (“Ordinary Shares”) at an offering price of US$4.00 per share for a total of US$8,000,000 in gross proceeds.

On October 22, 2024, the underwriters of the Company completed exercising the over-allotment of 300,000 ordinary shares of the Company with gross proceeds of US$1,200,000. Accordingly, we raised total net proceeds of approximately HK$63.9 million (US$8.2 million), which was reflected in the statement of cash flows, after deducting underwriting discounts and commissions and outstanding offering expenses upon the completion of listing and exercise of over-allotment.

During the process of IPO and over-allotment, we incurred an aggregate of approximately HK$18.6 million (US$2.4 million) for underwriting discounts and commissions and total offering expenses, among which approximately HK$10.8 million (US$1.4 million) offering expenses were paid just before successful listing and over-allotment and recognized as deferred offering costs. At the date of closing of IPO and over-allotment (i.e. October 22, 2024), the underwriting discounts and commissions and total offering expenses of approximately HK$7.8 million (US$1.0 million) were offset against the gross offering proceeds of HK$71.7 million (US$9.2 million) resulted in net amount of approximately HK$53.1 million (US$9.2 million) which was recognized in additional paid-in capital.

On May 13, 2025, we held the extraordinary general meeting to approve: (a) the issued 20,300,000 ordinary shares of par value of US$0.0000625 be re-designated and re-classified into 11,300,000 Class A ordinary shares of par value US$0.0000625 each with 1 vote per share on a one for one basis and 9,000,000 Class B ordinary shares of par value US$0.0000625 each with 20 votes per share on a one for one basis, and the remaining authorized but unissued 779,700,000 ordinary shares be re-designated and re-classified into Class A ordinary shares of par value US$0.0000625 each with 1 vote per share on a one for one basis; (b) adopt new memorandum and articles of association of the Company to reflect the adoption of a dual-class share structure, and the provision of the rights and privileges of Class A ordinary shares and Class B ordinary shares. The share re-designation is effective on May 15, 2025.

Statutory reserve

We are required to make appropriations to statutory reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. As of December 31, 2024 and 2025, the balances for statutory reserves were HK$278,740 and HK$278,740 (US$35,885), respectively.

Restricted net assets

Our ability to pay dividends is primarily dependent on receiving distributions of funds from our subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Samfine SZ Technology only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Samfine SZ Technology.

Samfine SZ and Samfine SZ Technology are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Samfine SZ and Samfine SZ Technology may allocate a portion of their after- tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, Samfine SZ and Samfine SZ Technology are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Samfine SZ and Samfine SZ Technology from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2024 and 2025, amounts restricted are the paid-in capital and statutory reserve of Samfine SZ and Samfine SZ Technology, which amounted to HK$15,769,965 and HK$15,629,898 (approximately US$2,008,133) in aggregate, respectively.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16. SELLING AND MARKETING EXPENSES

Selling and marketing expenses consist of the followings:

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Staff costs	3,616,336	4,134,865	4,110,994	528,181
Transportation costs	3,462,227	4,664,304	4,973,428	638,987
Custom expense	435,889	690,494	637,671	81,928
Marketing and promotion expenses	116,829	3,857,233	6,802,764	874,020
Others	185,985	590,379	1,274,897	163,800
	7,817,266	13,937,275	17,799,754	2,286,916

17. GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consist of the followings:

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Staff costs	4,898,951	6,275,125	7,460,118	958,478
Rental and office expense	3,817,672	4,185,355	4,534,649	582,613
Allowance for (reversal of allowance for) expected credit loss	4,917,798	(105,737)	105,834	13,598
Impairment of obsolete inventories	267,847	20,716	—	—
Depreciation	410,039	260,753	431,142	55,393
Legal and professional fee	2,936,471	3,485,208	1,304,642	167,621
Repair and maintenance expenses	1,430,288	2,454,826	3,016,999	387,625
Research and development	5,996,144	4,537,422	6,449,820	828,674
Others	815,325	2,586,333	15,544,008	1,997,096
	25,490,535	23,700,001	38,847,212	4,991,098

18. OTHER INCOME AND OTHER GAINS (LOSSES), NET

Other income consists of the followings:

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Government subsidies	317,575	491,956	498,591	64,059
Sale of scrap materials	—	206,215	—	—
Others	312,971	178,482	82,926	10,654
	630,546	876,653	581,517	74,713

Other gains (losses), net consist of the followings:

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Exchange (losses) gains, net	(1,317,168)	1,121,688	970,032	124,630
(Loss) gain on disposal of plant and equipment	(67,423)	(189,087)	1,858,934	238,836
Donation	(142,791)	(18,425)	(20,493)	(2,633)
Others	(89,670)	(96,300)	(123,332)	(15,846)
	(1,617,052)	817,876	2,685,141	344,987

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. INCOME TAX BENEFITS (EXPENSE)

Income tax

Cayman Islands

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

BVI

New Achiever is incorporated in the BVI and is not subject to tax on income or capital gains under current BVI law. In addition, upon payments of dividends by these entities to their shareholders, no BVI withholding tax will be imposed.

Hong Kong

Samfine HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. From year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. Under Hong Kong tax law, Samfine HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Samfine SZ and Samfine SZ Technology are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis.

Samfine SZ applied and officially obtained a preferential tax concession for being a high technology enterprise whereby Samfine SZ was entitled to have a tax concession at 15% under the PRC EIT for the coming three years since 2024.

Since 2022, according to a notice jointly released by the Ministry of Finance and two other government departments, high and new technology enterprise entitled to the pre-tax deduction of 75% for research and development expenses.

Significant components of the provision for income taxes are as follows:

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Current:
Hong Kong	—	—	—	—
PRC	14,234	9	43,766	5,623
	14,234	9	43,766	5,623
Deferred:
Hong Kong	(908,713)	907,664	(9,712)	(1,248)
PRC	—	18,830	234,295	30,103
	(908,713)	926,494	224,583	28,855
Income tax (benefits) expense	(894,479)	926,503	268,349	34,478

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. INCOME TAX BENEFITS (EXPENSES) (cont.)

The following table reconciles HK statutory rates to our effective tax rate:

	Years ended December 31,
	2023	2024	2025
Income tax rate in the Cayman Islands	0.0%	0.0%	0.0%
Income tax rate in the BVI	0.0%	0.0%	0.0%
Hong Kong statutory income tax rate	16.5%	16.5%	16.5%
Tax effect of different tax rate for operation in the PRC	(0.5)%	(0.7)%	0.1%
Effect of super deduction for research and development in the PRC	5.5%	0.0%	0.0%
Temporary difference not recognized	(0.7)%	0.0%	0.0%
Income not taxable	0.3%	0.6%	0.0%
Non-deductible expenses	(0.2)%	(2.1)%	(0.2)%
Tax effect of tax losses*	0.0	(49.5)%	(17.3)%
Effect of changes in valuation allowance	0.0	(18.2)%	(0.5)%
Effective tax rate	20.9%	(53.4)%	1.4%

*	The tax losses not recognized represented by the tax loss position under Samfine Creation Holdings Group which is incorporated in Cayman Islands which is not subject to any income tax.

Deferred tax

Significant components of deferred tax liabilities were as follows:

Accelerated depreciation	HK$
As of December 31, 2024	156,926
Charged to consolidated statements of operations and comprehensive income (loss) during the year	(150,400)
As of December 31, 2025	6,526
As of December 31, 2025 (US$)	838

Significant components of deferred tax assets were as follows:

	Net operating losses	Allowance for expected credit losses	Total
	HK$	HK$	HK$
As of December 31, 2023	2,413,898	226,489	2,640,387
Recognized	315,355	—	315,355
Utilized during the year	(624,001)	(145,567)	(769,568)
Less: valuation allowance	(315,355)	—	(315,355)
As of December 31, 2024	1,789,897	80,922	1,870,819
Recognized	107,292	17,604	124,896
Utilized during the year	(392,587)	—	(392,587)
Less: valuation allowance	(107,292)	—	(107,292)
As of December 31, 2025	1,397,310	98,526	1,495,836
As of December 31, 2025 (US$)	179,527	12,658	192,185

We have provided full valuation allowance on deferred tax assets of Samfine SZ and Samfine SZ Technology because management considers there will not be sufficient taxable income for Samfine SZ and Samfine SZ Technology to utilize their deferred tax assets in the foreseeable future. While the remaining deferred tax assets are expected to be used by Samfine HK since the management considers there will be sufficient taxable income to utilize their deferred tax assets in the foreseeable future.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. riskS AND UNCERTAINTIES

Credit risk

Our assets that potentially subject to a significant concentration of credit risk primarily consist of cash and accounts receivable.

We believe that there is no significant credit risk associated with cash in Hong Kong, which the cash were held by reputable financial institutions in the jurisdiction where Samfine HK and SFHG are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$800,000 (approximately US$102,991) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2025, cash balance of HK$25,095,025 (approximately US$3,224,214) was maintained at financial institutions in Hong Kong and HK$3,299,480 (approximately US$423,918) was insured by the Hong Kong Deposit Protection Board.

As of December 31, 2025, HK$20,512,840 (approximately US$2,635,494) was deposited with financial institutions located in the PRC, which were not federally insured. Accordingly, we have a concentration of credit risk related to the uninsured part of bank deposits. We have not experienced any losses in such accounts and believe it is not exposed to significant credit risk.

We have designed credit policies with an objective to minimize their exposure to credit risk. Our accounts receivable is short term in nature and the associated risk is minimal. We maintain allowance for expected credit losses as contra accounts. We conduct credit evaluations on our clients and generally do not require collateral or other security from such clients. We periodically evaluate the creditworthiness of the existing clients in determining an allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

We are also exposed to risk from prepayments and other current assets. These assets are subjected to credit evaluations. An allowance, where applicable, would make for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Customer concentration risk

For the year ended December 31, 2023, three customers accounted for approximately 32.4%, 29.1% and 24.0% of our total revenue. For the year ended December 31, 2024, three customers accounted for approximately 27.9%, 25.8% and 23.6% of our total revenue. For the year ended December 31, 2025, three customers accounted for approximately 27.2%, 27.1% and 22.1% of our total revenue.

As of December 31, 2024, three customers accounted for approximately 42.2%, 27.6% and 11.9% of the total balance of accounts receivable. As of December 31, 2025, three customers accounted for approximately 47.5%, 19.4% and 16.2% of the total balance of accounts receivable.

As of December 31, 2024, one customer accounted for approximately 98.2% of the total balance of contract liabilities. As of December 31, 2025, one customer accounted for 100.0% of the total balance of contract liabilities.

Vendor concentration risk

For the year ended December 31, 2023, one vendor accounted for approximately 12.7% of our total purchases. For the year ended December 31, 2024, one vendor accounted for approximately 18.7% of our total purchases. For the year ended December 31, 2025, no vendor accounted for over 10% of our total purchases.

As of December 31, 2024, two vendors accounted for approximately 27.3% and 11.0% of the total balance of accounts payable. As of December 31, 2025, one vendor accounted for approximately 22.1% of the total balance of accounts payable.

Interest rate risk

Our exposure on fair value interest rate risk mainly arises from our fixed deposits with bank. We also have exposure on cash flow interest rate risk which is mainly arising from our deposits with banks and banks and other borrowings.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. riskS AND UNCERTAINTIES (cont.)

In respect of the exposure to cash flow interest rate risk arising from floating rate non-derivative financial instruments held by us, such as cash deposits and banks and other borrowings, at the end of the reporting period, we are not exposed to significant interest rate risk as the interest rates are not expected to change significantly.

Foreign currency risk

We are exposed to foreign currency risk primarily through sales that are denominated in a currency other than the functional currency of the operations to which they relate. The currencies giving rise to this risk are primarily US$. As HK$ is currently pegged to US$, our exposure to foreign exchange fluctuations is minimal.

While our reporting currency is HK$, certain of our revenue and costs of revenues and expenses are denominated in RMB. Certain of our assets and liabilities are denominated in RMB. As a result, we are exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between HK$ and RMB. If RMB depreciates against HK$, the value of our RMB revenues, net income and assets as expressed in its HK$ financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates while revenues and expenses are translated at the average exchange rates and equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive loss, a component of equity. We have not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

21. COMMITMENTS AND CONTINGENCIES

Lease Commitments

We entered into certain operating leases for staff dormitory and plants in Shenzhen, Guangdong, China for the period ranging from three to six years. Our commitments for minimum lease payment under these operating leases obligations as of December 31, 2025 are listed in section “Note 13 — OPERATING LEASE RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES.”

Litigation

From time to time, we are involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, we do not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on our financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and our view of these matters may change in the future. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review the need for any such liabilities on a regular basis.

22. SUBSEQUENT EVENTS

We evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, we did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Samfine Creation Holdings Group Limited (the “Company”) announces the proposed 1-for-5 share consolidation of the Class A ordinary shares (the “Class A Ordinary Share(s)”) and Class B ordinary shares (the “Class B Ordinary Share(s)”, together with the Class A Ordinary Shares, the “Ordinary Share(s)”) currently of US0.0000625 par value each (the “Share Consolidation”).

Upon the effectiveness of the Share Consolidation, every 5 issued and outstanding Ordinary Shares of a par value of US$0.0000625 each will automatically be consolidated into one issued and outstanding Ordinary Share of par value US$0.0003125 each. The number of issued and outstanding Ordinary Shares immediately before and upon effectiveness of the Share Consolidation are 20,300,000 (comprising of 11,300,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares) and 4,060,000 (comprising of 2,260,000 Class A Ordinary Shares and 1,800,000 Class B Ordinary Shares), respectively. Any fractional shares will be aggregated and dealt with for the benefit of the Company. The Share Consolidation affects all shareholders uniformly and will not alter any shareholder’s percentage interest in our outstanding Ordinary Shares, except for adjustments that may result from the treatment of fractional shares. The Share Consolidation were approved by our board of directors on December 17, 2025 and January 16, 2026 respectively and its shareholders on December 30, 2025. Beginning with the opening of trading on February 27, 2026, being the market effective date, the Class A Ordinary Shares will being trading on a post-Share Consolidation basis on the Nasdaq Capital Market under the same symbol “SFHG” but under a new CUSIP number of G7785M126.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

SCHEDULE I — PARENT COMPANY ONLY FINANCIAL INFORMATION

The following presents condensed financial information of Samfine Creation Holdings Group Limited.

Condensed Balance Sheet

	As at December 31,
	2024	2025	2025
	HK$	HK$	US$

Current Assets
Cash and cash equivalents	18,940,834	14,243,714	1,830,035
Prepayments	28,391,667	14,288,478	1,835,787
Amount due from shareholder	8,775	8,775	1,127
Amount due from a subsidiary	811,032	3,962,718	509,130
	48,152,308	32,503,685	4,176,079
Non-Current Assets
Interests in a subsidiary	8	8	1
Total Assets	48,152,316	32,503,693	4,176,080

Liabilities and Shareholders’ Equity
Current Liabilities
Accruals	155,240	—	—
Amount due to a subsidiary	8	—	—
Amount due to a director	79,834	—	—
Total Liabilities	235,082	—	—

COMMITMENTS AND CONTINGENCIES (Note 21)

Shareholders’ Equity
Ordinary shares: US$0.0000625 par value, 800,000,000 shares authorized as of December 31, 2023 and 2024, 18,000,000 and 20,300,000 shares issued and outstanding as of December 31, 2023 and 2024, respectively	9,889	—	—
Class A Ordinary shares: US$0.0000625 par value, 791,000,000 shares authorized, 11,300,000 shares issued and outstanding as of December 31, 2025	—	5,505	707
Class B Ordinary shares: US$0.0000625 par value, 9,000,000 shares authorized, 9,000,000 shares issued and outstanding as of December 31, 2025	—	4,384	563
Additional paid-in capital	53,156,555	53,156,555	6,829,565
Accumulated losses	(5,249,210)	(20,662,751)	(2,654,755)
Total Shareholders’ Equity	47,917,234	32,503,693	4,176,080
Total Liabilities and Shareholders’ Equity	48,152,316	32,503,693	4,176,080

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

SCHEDULE I — PARENT COMPANY ONLY FINANCIAL INFORMATION (cont.)

Condensed Statement of Operations and Comprehensive Loss

	Years Ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$

REVENUE	—	—	3,600,000	462,529
OPERATING EXPENSES
Selling and marketing	—	(3,651,333)	(6,500,000)	(835,121)
General and administrative	(42,105)	(1,212,760)	(12,519,177)	(1,608,466)

LOSS FROM OPERATION	(42,105)	(4,864,093)	(15,419,177)	(1,981,058)

OTHER EXPENSES, NET
Interest income	—	22,990	30,110	3,869
Other losses, net	—	(336,005)	(24,474)	(3,146)
Total other (expenses) income, net	—	(313,015)	5,636	723
LOSS BEFORE INCOME TAX	(42,105)	(5,177,108)	(15,413,541)	(1,980,335)
INCOME TAX EXPENSE	—	—	—	—
NET LOSS	(42,105)	(5,177,108)	(15,413,541)	(1,980,335)

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

SCHEDULE I — PARENT ONLY FINANCIAL INFORMATION (cont.)

Condensed Statement of Cash Flows

	Years ended December 31,
	2023	2024	2025	2025
	HK$	HK$	HK$	US$
Cash flows from operating activities
Net Loss	(42,105)	(5,177,108)	(15,413,541)	(1,980,335)
Changes in operating assets and liabilities
Prepayments	—	(28,391,667)	14,103,189	1,811,981
Accruals	—	155,240	(155,240)	(19,945)
Net cash used in operating activities	(42,105)	(33,413,535)	(1,465,592)	(188,299)
Cash flows from investing activities
Advance to a subsidiary	—	(811,032)	(3,151,686)	(404,929)
Net cash used in investing activities		(811,032)	(3,151,686)	(404,929)
Cash flows from financing activities
Net proceeds from issue of ordinary shares	—	53,157,669	—	—
Repayment from a subsidiary	—	—	(8)	(1)
Advances from / (repayment to) a director	42,105	7,732	(79,834)	(10,258)
Net cash generated from financing activities	42,105	53,165,401	(79,842)	(10,259)
Net increase / (decrease) in cash and cash equivalents	—	18,940,834	(4,697,120)	(603,487)
Cash and cash equivalents at the beginning of the year	—	—	18,940,834	2,433,522
Cash and cash equivalents at the end of the year	—	18,940,834	14,243,714	1,830,035

Supplementary cash flow information
Interest received	—	22,990	30,110	3,869

(i)	Basis of presentation

The Company was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on January 20, 2022 and as a holding company.

On January 13, 2022, New Achiever Ventures Limited was incorporated in the British Virgin Islands as a limited liability company. On January 20, 2022, one share was allotted and issued to the Company, following which New Achiever Ventures Limited is wholly-owned by the Company.

In the condensed parent company only financial statements, the Company’s investment in New Achiever Ventures Limited is stated at cost plus equity in undistributed earnings of New Achiever Ventures Limited since the date of acquisition. The Company’s share of net loss of New Achiever Ventures Limited is included in condensed statements of comprehensive loss using the equity method. These condensed parent company only financial statements should be read in connection with the consolidated financial statements and notes thereto.

The condensed parent company only financial statements are presented as if the incorporation of the Company and its acquisition of New Achiever Ventures Limited had taken place at January 1, 2022 and throughout the period as at the date before the Group Reorganization.

SAMFINE CREATION HOLDINGS GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

SCHEDULE I — PARENT COMPANY ONLY FINANCIAL INFORMATION (cont.)

(ii)	Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company only financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiaries of Samfine Creation Holdings Group Limited exceed 25% of the consolidated net assets of Samfine Creation Holdings Group Limited. The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because a significant portion of our operations and revenue are conducted and generated in China, a significant portion of the revenue being earned and currency received are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars. Whilst the restricted net assets of the subsidiaries of Samfine Creation Holdings Group Limited does not exceed 25% of the consolidated net assets of Samfine Creation Holdings Group Limited, the above condensed parent company only financial information of Samfine Creation Holdings Group Limited is presented for the supplementary reference.

As of December 31, 2024 and 2025, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the Consolidated Financial Statements, if any.

SAMFINE CREATION HOLDINGS GROUP LIMITED

4,647,233 Class A Ordinary Shares

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own dishonesty, wilful default or fraud.

Our Memorandum and Articles provide that the directors, alternate directors, secretary and other officers for the time being of the Company and the trustees (if any) for the time being acting in relation to any of the affairs of the Company, and their respective executors or administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their executors or administrators, shall or may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own dishonesty, wilful default or fraud, and none of them shall be answerable for the acts, receipts, neglects or defaults of any other of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects of the Company shall be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys of the Company shall be placed out or invested, or for any other loss, misfortune or damage which may arise in the execution of their respective offices or trusts, or in relation thereto, except as the same shall happen by or through their own dishonesty, wilful default or fraud. The Company may take out and pay the premium and other moneys for the maintenance of insurance, bonds and other instruments for the benefit either of the Company or the directors (and/or other officers) or any of them to indemnify the Company and/or directors (and/or other officers) named therein for this purpose against any loss, damage, liability and claim which they may suffer or sustain in connection with any breach by the directors (and/or other officers) or any of them of their duties to the Company.

These provisions are generally comparable to those permitted under the Delaware General Corporation Law.

Item 7. Recent Sales of Unregistered Securities.

None.

Item 8. Exhibits

Exhibit No.	Description
1.1	Third amended and restated memorandum of association adopted by a special resolution passed on 30 December 2025 and effective on 27 February 2026 of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form 6-k filed with the SEC on February 25, 2026)
2.1	Specimen certificate evidencing Class A Ordinary Shares (incorporated herein by reference to the Registrant’s registration statement on Form F-1 originally filed with the Securities and Exchange Commission on November 13, 2023, as amended)
2.2	Description of securities (incorporated herein by reference to the Registrant’s annual report on Form 20-F originally filed with the Securities and Exchange Commission on March 27, 2026)
4.1	Loan agreement dated October 15, 2020 between Samfine HK and The Bank of East Asia, Limited (incorporated herein by reference to the Registrant’s registration statement on Form F-1 originally filed with the Securities and Exchange Commission on November 13, 2023, as amended)
4.2	English Translation of Office Lease Contract, by and between Samfine SZ and Ms. Kwan Hung Cheng and Mr. Zheng Hongrong, dated as of April 20, 2025 incorporated herein by reference to the Registrant’s annual report on Form 20-F originally filed with the Securities and Exchange Commission on March 27, 2026)
4.3	English translation of sales and leaseback agreement dated May 5, 2025 between Samfine SZ and International Far Eastern Co., Ltd incorporated herein by reference to the Registrant’s annual report on Form 20-F originally filed with the Securities and Exchange Commission on March 27, 2026)
4.4	Form of Employment Agreement, by and between executive officers and the Registrant (incorporated herein by reference to the Registrant’s registration statement on Form F-1 originally filed with the Securities and Exchange Commission on November 13, 2023, as amended)
4.5	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated herein by reference to the Registrant’s registration statement on Form F-1 originally filed with the Securities and Exchange Commission on November 13, 2023, as amended)
4.6	Form of Director Offer Letter between the Registrant and its directors (incorporated herein by reference to the Registrant’s registration statement on Form F-1 originally filed with the Securities and Exchange Commission on November 13, 2023, as amended)
5.1*	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares
8.1	List of subsidiaries (incorporated herein by reference to the Registrant’s registration statement on Form F-1 originally filed with the Securities and Exchange Commission on November 13, 2023, as amended)
11.1

Code of Business Conduct and Ethics (incorporated herein by reference to the Registrant’s registration statement on Form F-1 originally filed with the Securities and Exchange Commission on November 13, 2023, as amended)

23.1*	Consent of FundCertify CPA Professional Corporation as independent registered accounting firm
23.2*	Consent of WWC as independent registered accounting firm
97.1	Clawback Policy (incorporated herein by reference to the Registrant’s annual report for the year ended December 31, 2024 filed with the Securities and Exchange Commission on April 16, 2025)
107*	Filing Fee Table

*	previously filed

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, PRC, on June 30, 2026.

Samfine Creation Holdings Group Limited

By:	/s/ Wing Wah Cheng, Wayne
Wing Wah Cheng, Wayne Chief Executive Officer and Executive Chairman (Principal Executive Officer)

By:	/s/ Meifang Chen
Meifang Chen Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

June 30, 2026	By:	/s/ Wing Wah Cheng, Wayne
Wing Wah Cheng,
Wayne Chief Executive Officer and Executive Chairman and director
(Principal Executive Officer)

June 30, 2026	By:	/s/ Meifang Chen
Meifang Chen Chief Financial Officer (Principal Financial and Accounting Officer)

June 30, 2026	By:	/s/ Kwan Hung Cheng
Kwan Hung Cheng Director

June 30, 2026	By:	/s/ Sum Chin Cheung
Sum Chin Cheung Director

June 30, 2026	By:	/s/ Chi Kit Lau
Chi Kit Lau
Director

June 30, 2026	By:	/s/ Chung Ho Chan
Chung Ho Chan
Director

II-4